     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 5, 1999
                                                   REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------

                               ZAPME! CORPORATION
             (Exact name of Registrant as specified in its charter)

          DELAWARE                        7370                       91-1836242
(State or other jurisdiction  (Primary Standard Industrial        (I.R.S. Employer
             of               Classification Code Number)      Identification Number)
      incorporation or
       organization)

                               ZAPME! CORPORATION
                       3000 EXECUTIVE PARKWAY, SUITE 150
                              SAN RAMON, CA 94583
                                 (925) 543-0300
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                LANCE MORTENSEN
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                               ZAPME! CORPORATION
                             3000 EXECUTIVE PARKWAY
                              SAN RAMON, CA 94583
                                 (925) 543-0300
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

       MARK A. BERTELSEN, ESQ.                     NORA L. GIBSON, ESQ.
        DON S. WILLIAMS, ESQ.                    PETER S. BUCKLAND, ESQ.
        MICHAEL S. ELLIS, ESQ.                   TAYLOR L. STEVENS, ESQ.
        JEFFREY A. EVANS, ESQ.                    BRIAN E. COVOTTA, ESQ.
   WILSON SONSINI GOODRICH & ROSATI          BROBECK, PHLEGER & HARRISON LLP
       Professional Corporation                     Spear Street Tower
          650 Page Mill Road                            One Market
         Palo Alto, CA 94304                     San Francisco, CA 94105
            (650) 493-9300                            (415) 442-0900

                         ------------------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                         ------------------------------
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                          PROPOSED MAXIMUM               AMOUNT OF
                      TITLE OF EACH CLASS OF                             AGGREGATE OFFERING             REGISTRATION
                    SECURITIES TO BE REGISTERED                             PRICE(1)(2)                     FEE
Common Stock, $0.01 par value......................................         $100,000,000                  $27,800

(1) Includes shares that the Underwriters have the option to purchase to cover over-allotments, if any.
(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) promulgated under the Securities Act of 1933, as amended.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

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                             SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED            , 1999
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

P_R_O_S_P_E_C_T_U_S

                                          SHARES

                                     [LOGO]

                                  COMMON STOCK

                                 --------------

    This is ZapMe! Corporation's initial public offering of common stock and consequently no public market currently exists for our stock.

    We expect that the public offering price to be between $      and $      per
share. After pricing the offering, we expect that the common stock will trade on the Nasdaq National Market under the symbol "IZAP."

    INVESTING IN OUR COMMON STOCK INVOLVES RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

                               -----------------

                                                                PER SHARE       TOTAL
                                                               -----------  --------------
Public offering price........................................       $             $
Underwriting discount........................................       $             $
Proceeds, before expenses, to ZapMe! Corporation.............       $             $

    The underwriters may also purchase up to an additional          shares from
us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The shares of common stock will be ready for delivery in New York, New York
on or about             , 1999.

                               ------------------

MERRILL LYNCH & CO.
           DEUTSCHE BANC ALEX. BROWN
                       THOMAS WEISEL PARTNERS LLC
                                   WIT CAPITAL CORPORATION

                               ------------------

               The date of this prospectus is            , 1999.

                            INSIDE FRONT COVER PAGE
                      DIAGRAMS, DESCRIPTIONS AND CAPTIONS

1.  Top caption: ZapMe! Network.

2. Center: Diagram of the ZapMe! network showing a map of the U.S. highlighting ZapMe!'s network operating centers in Georgia and Virginia. This illustrates the flow of information from the network operations centers via satellite to PC labs in schools throughout the U.S.. Caption: ZapMe! is building a broadband interactive network which brings the latest technology tools and educational resources to schools for free. For each school participating in the ZapMe! network, we provide free PCs, software, installation and support as well as free "always on," bi-directional satellite-delivered connectivity to the Internet. The ZapMe! network, which is designed primarily for students aged 13-19, makes education more engaging and entertaining by providing a rich media computer experience that is free and easy to use. We plan to extend the ZapMe! network into the home in order to enhance a student's educational experience and promote better communication among students, teachers and parents.

    As of July 31, 1999, there were more than 250 school districts, representing over 6,000 K-12 schools, including over 2,000 middle and high schools, that have approved and signed a three-year contract with us. As of July 31, 1999, we had installed ZapMe! labs in over 220 schools, which had an average of over 1,000 students, providing a total addressable user base of over 220,000 students, each of whom is provided a free ZapMe! account upon request. In the Fall of the 1999-2000 school year, ZapMe! will expand current programs and incentives to encourage network usage.

                      INTERIOR FOLDOUT OF FRONT COVER PAGE
                     PHOTOGRAPHS, DESCRIPTIONS AND CAPTIONS

1.  Top caption: ZapMe! Netspace.

2.  Center: Color photo of ZapMe! Netspace.

    Captions describing three key features of ZapMe! Netspace:

    - ZapMail - Student email accessible through the Internet for home study.

    - MyTools - An entire toolbox full of useful Microsoft Office Suite software including Word, PowerPoint, and Excel.

    - Dynamic Billboards - Rotating sponsor messages and public service announcements. All content is age appropriate.

3. Bottom caption: The ZapMe! Netspace is our proprietary, easy-to-use interface that provides access to over 10,000 pre-selected, indexed educational sites and other aggregated content, applications, and services, including Microsoft Word, Excel and PowerPoint. In addition, we provide a range of educational and communication tools, including ZapMail, our network email program, and ZapPoints, a membership program that rewards students for using the ZapMe! network.

4. Far right side: Two color photos of students using the ZapMe! network in school.

                             INSIDE BACK COVER PAGE
                            PHOTOGRAPHS AND CAPTIONS

1.  Top caption: ZapMe! Network.

2.  Center: Color photo of students using the ZapMe! network in school.

3.  Bottom: Color photo of six students.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                -----
Prospectus Summary.........................................................................................           1
Risk Factors...............................................................................................           5
Special Note Regarding Forward-Looking Statements..........................................................          23
Use of Proceeds............................................................................................          24
Dividend Policy............................................................................................          24
Capitalization.............................................................................................          25
Dilution...................................................................................................          27
Selected Financial Data....................................................................................          29
Management's Discussion and Analysis of Financial Condition and Results of Operations......................          30
Business...................................................................................................          38
Management.................................................................................................          52
Certain Transactions.......................................................................................          62
Principal Stockholders.....................................................................................          65
Description of Capital Stock...............................................................................          67
Shares Eligible for Future Sale............................................................................          72
Underwriting...............................................................................................          74
Legal Matters..............................................................................................          76
Experts....................................................................................................          76
Where You Can Find More Information........................................................................          76
Index to Financial Statements..............................................................................         F-1

                            ------------------------

    Except as otherwise noted, all information in this prospectus assumes:

    - our reincorporation from California to Delaware, which will be effective prior to consummation of this offering, has already taken place;

    - the conversion of all outstanding shares of our preferred stock into common stock upon the completion of this offering; and

    - no exercise of the underwriters' over-allotment option.

                            ------------------------

    You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you different information. If anyone provides you different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                            ------------------------

    ZapMe! and the ZapMe! logo, ZapMail, ZapPoints, ZapSearch, ZapMe! Home, and I Need To Know are unregistered trademarks of ZapMe!. All other brand names or trademarks appearing in this prospectus are the property of their respective holders.

                               PROSPECTUS SUMMARY

    THIS SUMMARY MAY NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS, INCLUDING THE FINANCIAL DATA AND RELATED NOTES, BEFORE MAKING AN INVESTMENT DECISION. YOU SHOULD CAREFULLY CONSIDER, AMONG OTHER THINGS, THE MATTERS SET FORTH IN "RISK FACTORS."

OUR COMPANY

    ZapMe! is building a broadband interactive network that brings the latest technology tools and educational resources to schools for free. For each school participating in the ZapMe! network, we provide free PCs, software, installation and support, as well as free "always on," bi-directional satellite-delivered connectivity to the Internet. The ZapMe! network, which is designed primarily for students aged 13-19, makes education more engaging and entertaining by providing a rich media computer experience that is free and easy to use. We plan to extend the ZapMe! network into the home in order to enhance a student's educational experience and promote better communication among students, teachers and parents.

    Each school participating in the ZapMe! network typically receives 15 high-end, multimedia PCs with 17-inch monitors, satellite communications hardware, and a laser printer, as well as broadband access to the ZapMe! Netspace and the Internet. The ZapMe! Netspace is our proprietary, easy-to-use interface that provides access to over 10,000 pre-selected, indexed educational sites and other aggregated content, applications, and services, including Microsoft Word, Excel and PowerPoint. In addition, we provide a range of educational and communication tools, including ZapMail, our network email program, and ZapPoints, a membership program that rewards students for using the ZapMe! network. Because ZapMe!'s network employs a bi-directional satellite system, a ZapMe! lab does not require extensive rewiring or phone access to connect to the Internet.

    We believe that by providing schools with free PCs and broadband connectivity to the Internet, we will help to alleviate the significant technology funding gap in schools, and provide greater educational and economic opportunity to students of all demographic backgrounds by giving them access to the digital tools and electronic information that are critical in today's knowledge-based economy. Moreover, the ZapMe! network will provide a platform for the school community to engage in many important activities, including providing teachers and administrators with access to Internet-based educational content, cost-effective school e-commerce solutions, and school fundraising opportunities. In connection with many of these core activities, the ZapMe! network has established strategic alliances with a wide range of companies, including Dell Computer Corporation, Gilat Satellite Networks and its subsidiary, Spacenet, Microsoft, New Sub Services, School Specialty, Sylvan Learning Systems and Xerox to further enhance the educational experience. In addition, we plan to enter into additional strategic alliances to enhance our technology, gain access to compelling educational content, add new features and functionality, or generate sponsorship and e-commerce revenues.

    In particular, in the Fall of the 1999-2000 school year, the ZapMe! network will:

    - Enable schools and students to obtain equipment from leading technology and document management companies, including Dell and Xerox, two of our core OEM partners;

    - Offer access to educational testing and training programs, through an exclusive strategic relationship with Sylvan, a leading provider of educational services to students in grades K-12;

    - Create convenient, low-cost purchasing options for teachers and administrators interested in purchasing school supplies, software and supplementary materials from School Specialty, Inc., the largest supplier of non-textbook education products to educators in the U.S.; and

    - Facilitate safe and effective implementation of school fundraising activities, such as online magazine drives with New Sub Services, the world's largest provider of magazine subscriptions.

    Funding for the development, installation and maintenance of the ZapMe! network is provided by a combination of corporate sponsorships and e-commerce relationships. We expect to derive additional revenue from partners and other sources from after-school use of ZapMe! labs and participation in fundraising activities. In particular, we will receive additional revenue from Sylvan, which has committed to sharing a percentage of its profits resulting from joint activities on the ZapMe! network. Participating sponsors have the opportunity to underwrite public service messages, as well as corporate sponsorships appropriate for ZapMe! network users, including students aged 13-19, teachers and administrators. The U.S. Army, for example, plans to use the ZapMe! network to communicate recruiting opportunities to graduating high school seniors. Other corporate sponsors scheduled for the Fall of the 1999-2000 school year include Dell, General Electric, Johnson & Johnson, Labtech, Mercury Records, Microsoft, New Sub Services, Proctor & Gamble, Sylvan, Toshiba, the U.S. Navy and Xerox.

    We intend to aggressively grow our installed base of schools and increase our number of users by installing ZapMe! labs in schools throughout the country. As our installed base of schools and number of users grow, we intend to stimulate demand for, and use of, our educational network at home. Students and parents will be able to log on to the ZapMe! network from home in order to communicate with other ZapMe! users, as well as access ZapMe! applications and features unique to the home version. We believe that ZapMe! will increase parental involvement in schools by facilitating communication with teachers.

    As of July 31, 1999, there were more than 250 school districts, representing over 6,000 K-12 schools, including more than 2,000 middle and high schools, that have approved and signed a three-year contract with us. As of July 31, 1999, we had installed ZapMe! labs in over 220 schools, which had an average of more than 1,000 students, providing a total addressable user base of over 220,000 students, each of whom has access to a free ZapMe! account upon request. In the Fall of the 1999-2000 school year, ZapMe! will expand current programs and incentives to encourage network usage.

CORPORATE INFORMATION

    We incorporated in California in June 1997 under the name Satellite Online Solutions, Inc. In October 1998 we changed our name to ZapMe! Corporation. Our principal executive offices are located at 3000 Executive Parkway, San Ramon, CA, 94583, and our telephone number at that location is (925) 543-0300. Our main web site address is WWW.ZAPME.COM. The reference to our Internet address does not constitute incorporation by reference of the information contained at this web site.

THE OFFERING

Common stock offered by ZapMe!...............           shares

Common stock to be outstanding after this
  offering...................................           shares

Use of proceeds..............................  For general corporate purposes, including expansion of operations, working capital,
                                               product development and other corporate
                                               expenses.

Proposed Nasdaq National Market symbol.......  IZAP

    The above table is based on shares outstanding as of June 30, 1999. This table excludes, as of June 30, 1999:

    - 2,512,857 shares of common stock issuable upon exercise of options outstanding under our 1997 Stock Option Plan and 1998 Stock Option Plan at a weighted average exercise price of $1.87 per share and 386,493 shares reserved for future issuance under the plans;

    - 895,890 shares of common stock issuable upon exercise of outstanding warrants, of which 655,890 shares at a weighted average exercise price of $3.67 per share were outstanding at June 30, 1999;

    - additional shares issuable to holders of the Series C preferred stock on closing of this offering assuming an initial public offering
      price of $      per share and that the closing of the offering occurs on
                  , 1999;

    - additional shares issuable to holders of the Series D preferred stock on closing of this offering assuming an initial public offering
      price of $      per share and that the closing of the offering occurs on
                  , 1999; and

    - additional shares issuable to holders of the Series E preferred stock on closing of this offering assuming an initial public offering
      price of $      per share and that the closing of the offering occurs on
                  , 1999.

    See "Management--Incentive Stock Plans," "Description of Capital Stock" and
note 3 of notes to financial statements.

                             SUMMARY FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                   JUNE 25,
                                                                     1997
                                                                 (INCEPTION)                   SIX MONTHS ENDED
                                                                   THROUGH      YEAR ENDED         JUNE 30,
                                                                 DECEMBER 31,  DECEMBER 31,  --------------------
                                                                     1997          1998        1998       1999
                                                                 ------------  ------------  ---------  ---------
                                                                                                 (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Revenue......................................................   $       --    $       --   $      --  $     147
  Loss from operations.........................................         (570)       (4,009)     (1,028)    (7,125)
  Net loss.....................................................         (581)       (4,045)     (1,063)    (7,096)
  Net loss applicable to common stockholders...................         (581)       (4,651)     (1,063)    (8,032)
  Net loss per share, basic and diluted........................   $    (0.05)   $    (0.40)  $   (0.09) $   (0.59)
  Shares used in calculation of net loss per share, basic and
    diluted....................................................       11,183        11,685      11,859     13,517
  Pro forma net loss per share, basic and diluted
    (unaudited)................................................                 $    (0.26)             $   (0.28)
  Shares used in computing pro forma net loss per share, basic
    and diluted (unaudited)....................................                     15,993                 25,462

    See note 1 of notes to financial statements for an explanation of the determination of the number of shares used in computing per share data.

                                                                                          JUNE 30, 1999
                                                                               -----------------------------------
                                                                                                        PRO FORMA
                                                                                ACTUAL     PRO FORMA   AS ADJUSTED
                                                                               ---------  -----------  -----------
                                                                                           (UNAUDITED)
BALANCE SHEET DATA:
  Cash and cash equivalents..................................................  $  19,855   $            $
  Working capital............................................................     15,597
  Total assets...............................................................     32,146
  Capital lease obligations..................................................      6,705
  Stockholders' equity.......................................................     16,752

    The balance sheet data table set forth above summarizes:

    - actual balance sheet data;

    - pro forma balance sheet data giving effect to the sale of 2,030,000 shares of Series E preferred stock in August 1999 with net proceeds of approximately $9.5 million and the conversion of all outstanding shares of preferred stock, including the shares of Series E preferred stock, into shares of common stock; and

    - pro forma as adjusted balance sheet data, adjusted to give effect to the
      sale by ZapMe! of       shares of common stock offered through this
      prospectus, assuming an initial public offering price of $      per share,
      and after deducting the estimated underwriting discount and estimated offering expenses.

                                  RISK FACTORS

    THIS OFFERING AND AN INVESTMENT IN OUR COMMON STOCK INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE INVESTING IN OUR COMMON STOCK. OUR BUSINESS AND RESULTS OF OPERATIONS COULD BE SERIOUSLY HARMED BY ANY OF THE FOLLOWING RISKS. THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE DUE TO ANY OF THESE RISKS, AND YOU MAY LOSE PART OR ALL OF YOUR INVESTMENT.

WE CANNOT PREDICT OUR SUCCESS BECAUSE OUR BUSINESS MODEL IS UNPROVEN AND WE HAVE OPERATED OUR BUSINESS FOR ONLY A SHORT PERIOD OF TIME

    Because we were incorporated in June 1997 and only launched our network in June 1998, we have a limited operating history on which investors can base an evaluation of our business and prospects. Our revenue and income potential are unproven and our business model is unique, constantly evolves and will continue to evolve. We only recently began generating revenue from sponsorships and to date we have not generated any revenue from e-commerce or network services. We have limited insight into trends that may emerge and affect our business.

    An investor in our common stock must carefully consider the risks and difficulties frequently encountered by companies in an early stage of development, as well as the risks we face due to our participation in a new and rapidly evolving market. To address the risks we face, we must, among other things:

    - expand our network through deployment into additional schools and other steps to attract additional users to the ZapMe! network;

    - ensure that our users use our network frequently;

    - attract a large number of sponsors from a variety of industries;

    - rapidly deploy our two-way broadband satellite technology;

    - translate our installed base of schools and associated users into demand for ZapMe! at home;

    - adapt to changing government regulations and political processes;

    - anticipate changes in and adapt to a new and developing market;

    - maintain our current strategic alliances and develop new ones;

    - maintain our relationships with key third parties, such as Gilat and Spacenet, and Inacom, which are instrumental in the expansion of our network;

    - build and strengthen user loyalty;

    - offer compelling content;

    - gain acceptance of interactive online sponsorship by users and sponsors;

    - increase awareness of the ZapMe! brand;

    - respond effectively to competitive pressures;

    - continue to develop and upgrade our communication and collaboration services and our technology; and

    - attract, retain and motivate qualified personnel.

    Our business strategy may not be successful and we may not successfully overcome these risks. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" for more detailed information on our limited operating history.

WE HAVE A HISTORY OF LOSSES, AND WE EXPECT LOSSES AND SIGNIFICANT INCREASES IN OUR OPERATING EXPENSES FOR THE FORESEEABLE FUTURE

    We incurred net losses of approximately $11.7 million for the period of inception through June 30, 1999. These losses resulted primarily from costs related to developing the ZapMe! network, deploying the ZapMe! network to schools and developing content and features for the ZapMe! network. We have not achieved profitability. We expect to have increasing net losses and negative cash flows for the foreseeable future. The size of these net losses will depend, in part, on the rate of growth in our revenues from our sponsors, e-commerce offerings and network services and on the level of our expenses. We intend to increase our operating expenses substantially as we:

    - increase the number of users of our network through the deployment of our network to additional schools;

    - increase our network usage through marketing activities and the addition of new features; and

    - increase our general and administrative functions to support our growing operations.

    As a result, we expect that our operating expenses will increase significantly for the foreseeable future. With increased expenses, we will need to generate significant additional revenues to achieve profitability. Consequently, it is possible that we will never achieve profitability, and even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis in the future. If we do not achieve or sustain profitability in the future, then we may be unable to continue our operations.

WE EXPECT OUR QUARTERLY FINANCIAL RESULTS TO FLUCTUATE AND OUR EARLY STAGE OF DEVELOPMENT LIMITS OUR ABILITY TO PREDICT REVENUES AND EXPENSES PRECISELY

    Our quarterly and annual operating results have varied in the past and are likely to fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. Some of the factors that may affect our quarterly or annual operating results include:

    - the rate of expansion of our network through deployment into additional schools;

    - the rate of usage of our network in schools and at home;

    - our ability to generate and sustain significant levels of sponsorship revenue;

    - fluctuations in the use of our network and in demand for our products and services related to the school calendar, including vacations and holidays;

    - the burden of lease payment obligations;

    - government action to regulate or otherwise restrict our access to schools;

    - our ability to manage costs, including personnel costs; and

    - costs relating to possible acquisitions and integration of technologies or businesses.

    In addition, see "--We could be required to record a significant accounting expense upon the vesting of a warrant" for a description of an accounting expense that could impact our quarterly operating results. To respond to these and other factors, we may need to make business decisions that could impact our quarterly operating results. Due to the above factors, we believe that period-to-period comparisons of our operating results are not necessarily meaningful, and should not be viewed as indicators of our future performance. In addition, during future periods our quarterly or annual operating results may fail to meet the expectations of securities analysts or investors. In this case the trading price of our common stock would likely decrease.

OUR METHODS OF GENERATING REVENUES ARE NEW AND LARGELY UNTESTED AND WE MUST ESTABLISH AND CONTINUE TO GENERATE MULTIPLE REVENUE STREAMS

    The success of our business will depend on our ability to generate multiple revenue streams through the ZapMe! network. We initially expect to receive the majority of our revenue from:

    - sponsorships;

    - e-commerce; and

    - network services, including marketing and profit sharing fees.

    From inception through June 30, 1999, we generated approximately 90% of our revenue from sponsorships. Over the longer term, we expect most of our revenue to come from sponsorships, e-commerce and network services. Although we expect to generate a portion of our future revenue through e-commerce, we have not generated any e-commerce revenue through June 30, 1999. As a result, our expected primary methods of generating revenue are relatively new to us and largely untested.

    We expect that revenue from sponsorships will make up a significant amount of our revenue for the foreseeable future, although we may never achieve significant sponsorship revenue. Since the broadband interactive ZapMe! network is in a new and unproven advertising medium, advertisers that have traditionally relied on other advertising media may be reluctant to purchase or face creative challenges in developing media for sponsorships on the ZapMe! network. Potential sponsors may believe that online advertising in general, and sponsorship on our network in particular, is less effective than traditional advertising media for promoting their products and services. Consequently, they may allocate little or none of their advertising budget to sponsorships on the ZapMe! network. Our business could be severely harmed if Internet and online advertising do not continue to grow, if we are unsuccessful in increasing our sponsorship revenue for that or other reasons, or if we are unable to adapt to new forms of online advertising.

    In addition, competition for Internet-based advertising revenue is intense and the amount of available standard banner advertising space on the Internet is increasing at a significant rate. These factors are causing Internet advertising rates to decline and we expect that these rates may continue to decline in the future. While we have the ability to deliver online advertising in a richer format than standard banner advertising, we cannot assure you that we will not be subjected to these trends or that we will be able to attract sponsorship revenue in quantities and at rates that are sufficient to support our business model. Our failure to do so would likely result in lower revenue from sponsorships than we expect.

    The success of our e-commerce initiative depends on our users being willing to engage in commerce over our network and more generally upon the adoption of the Internet as a medium for commerce by a broad base of customers and our users. If this market fails to develop or develops more slowly than expected, or if our e-commerce services do not achieve market acceptance, our revenue generated from e-commerce will be lower than expected.

    In the future, we expect to generate revenue through network services. For example, we have entered into an agreement with a strategic partner who will use the ZapMe! labs after school hours and, in return, will pay us a portion of its revenue or profits. We anticipate entering into other arrangements like this one; however, if we are unable to structure such arrangements, if they develop more slowly then expected, or if our partners are unable or unwilling to make full and effective use of our ZapMe! labs and network, our revenue generated from network services will be lower then expected.

OUR BUSINESS WILL BE SERIOUSLY HARMED IF WE FAIL TO RETAIN AND GROW OUR USER BASE, GENERATE FREQUENT AND RECURRING USAGE BY OUR USERS, OR DEMONSTRATE THAT OUR USERS ARE ACTUALLY USING OUR SERVICE

    The success of our business will depend on our ability to add users and demonstrate to sponsors that our users are using the ZapMe! network on a regular basis. Our ability to grow our user base depends largely on our ability to deploy our network to additional schools and extend our network to home users. If we are unable to rapidly deploy our network to a large number of additional schools, we will not be able to grow our core school user base, and our ability to generate revenue and implement our strategy will be severely limited. Our ability to grow our user base also depends on our success with the development and implementation of programs designed to help schools encourage their students to register.

    We must also encourage our users to use our service regularly and for long periods of time. We have developed programs and features to encourage this type of use of our network; however, these programs could fail, in whole or in part. There are also a variety of reasons why our users might not continue to regularly use our service. Some users may dislike our dynamic billboard, which is always present. Users may find that our features and content are not sufficiently compelling to continue regular use, or may turn to other Internet providers for such services, such as email. A number of our users may not actively use our service for periods of time. If we are not able to demonstrate to our sponsors that we have an active and growing user base, sponsors may choose not to enter into sponsorship agreements with us and our revenue generated from sponsorships would suffer.

WE RELY HEAVILY ON OUR KEY PARTNERS AND OUR BUSINESS WILL BE HARMED IF THEY TERMINATE THEIR STRATEGIC ALLIANCES WITH US OR IF THE ARRANGEMENT FAILS TO MEET OUR OBJECTIVES

    Our current strategic alliance relationships include: Dell, Gilat and Spacenet, Microsoft, New Sub Services, School Specialty, Sylvan, Toshiba and Xerox. We rely heavily on our strategic alliance relationships. These agreements involve many aspects of our business and in some cases include the sale of equity securities to these companies. These types of arrangements are complex and will require a great deal of effort to operate successfully. As a result, there are many risks related to these arrangements, including some that we may not have foreseen. It is difficult to assess the likelihood of occurrence of these risks, including the lack of success of the overall arrangement to meet the parties' objectives. If we fail to maintain these relationships, or if our partners do not perform to our expectations, our ability to deploy our network to additional schools, the performance of our network, and our ability to generate revenues may all be harmed. Specific examples of these strategic alliance relationships include: (1) our agreements with Sylvan relating to the use of our network and labs outside of school hours, (2) our agreement with Dell relating to the acquisition and integration of our computer lab equipment, and
(3) our agreements with Spacenet relating to the installation of our network and labs as well as the operation of our network.

WE ARE DEPENDENT ON THIRD PARTIES TO DEPLOY OUR NETWORK TO SCHOOLS AND SUPPORT IT ONCE INSTALLED

    We plan to rapidly deploy our network to additional schools across the country. We have used, and plan to continue to use, third parties such as Gilat and Spacenet, and Inacom, to install and support the ZapMe! network in each school. In the past we have experienced difficulties resulting from the failure of certain third party integrators to manage successfully a wide-scale deployment into a school environment. Such failures resulted in delays in the scheduled deployment of our network to additional schools. We have recently entered into relationships with nationally recognized parties to install software on the computers, to install the ZapMe! lab in each school site and to serve as the general contractor to oversee the installation process. However, these parties may not be able to install schools on a wide scale according to our schedule. While we do not currently anticipate additional changes of our third party installers, any further changes would cause delays in the deployment of the ZapMe! network and any inability to install schools according to our plan could limit or eliminate revenue generated from sponsorships, e-commerce and network services. Further, if we do need to hire substitute or additional third party installers of our network we cannot assure you that we will be able to do so on terms as favorable as our current arrangements, or at all, which could result in higher installation costs to us as well as potential delays in our deployment.

    We also rely on third parties to provide the majority of support necessary to maintain the ZapMe! network and labs once installed. Any inability to maintain or delays to the maintenance of this equipment would lead to lower revenue generated from sponsorship and network services.

OUR DEPENDENCE ON SHORT-TERM SPONSORSHIP CONTRACTS COULD HARM OUR BUSINESS

    A substantial portion of our sponsorship revenue is and will continue to be derived from short-term contracts. Consequently, we may not be able to command higher prices typically associated with more comprehensive arrangements. Further, many of our sponsors will be able to cease advertising on our network quickly and without penalty, thereby increasing our exposure to competitive pressures. Our current sponsors may not continue to purchase advertisements and we may not be able to secure new contracts from existing or future sponsors at attractive rates or at all. Any failure by us to achieve significant sponsorship revenue would seriously harm our business.

WE DERIVE A SIGNIFICANT PORTION OF OUR REVENUE FROM A SMALL NUMBER OF SPONSORS AND OUR REVENUE MAY DECLINE SIGNIFICANTLY IF ANY MAJOR SPONSOR CANCELS OR DELAYS A PURCHASE

    A small number of sponsors account for a significant portion of our revenue, and we anticipate that this trend will continue. For example, in the near-term we expect to derive a substantial portion of our revenue from an agreement with Sylvan, and anticipate that this agreement will continue to account for a meaningful percentage of our revenue through December 31, 2003, when it expires. GE Americom accounted for approximately 87% of our revenue during the six-month period ended June 30, 1999. Our revenue from sponsorships will not increase if, among other things, we are unable to renew our material agreements, replace such agreements with similar agreements with new sponsors, or sufficiently diversify our sponsor base so that we do not rely on a small number of sponsors for a significant portion of our revenue.

OUR VARIED SALES CYCLES COULD HARM OUR BUSINESS

    The length of time between the date of initial contact with a potential sponsor and the execution of a contract with the potential sponsor varies significantly and depends on the nature of the arrangement. Furthermore, contracting with potential sponsors is subject to delays over which we have little or no control, including:

    - potential sponsors' adoption of the ZapMe! network, which is an entirely new advertising medium, as an acceptable use of advertising budgets;

    - potential sponsors' budgetary constraints;

    - potential sponsors' internal acceptance reviews; and

    - the possibility of cancellation or delay of projects by sponsors.

    During any given sales cycle, we may expend substantial funds and management resources and yet not obtain sponsorship revenue. Our results of operations for a particular period may suffer if sales to sponsors forecasted in a particular period are delayed or do not otherwise occur.

OPPOSITION TO OUR NETWORK, ADVERTISING IN SCHOOLS AND UNRESTRICTED INTERNET ACCESS MAY LEAD TO NEGATIVE PUBLICITY, REGULATORY CONTROL, LEGAL ACTION, BOYCOTTS OR OTHER ACTION THAT COULD HARM OUR BUSINESS

    We expect to generate a significant portion of our revenue from sponsorships purchased by marketers interested in addressing our student population across the ZapMe! network in schools. This business model may prove controversial and lead to negative publicity as well as action by the government or private interests to restrict or stop our network. To date, some third parties that oppose corporate advertising in schools, as well as sponsorships on the ZapMe! network, have engaged in publicity campaigns to deter sponsors from dealing with the companies engaging in advertising or sponsorship activities and have sought legislation to curb this practice. In particular, legislation in California is expected to become law that would impose additional procedural requirements before local school boards could enter into certain contracts involving advertising in schools. Similar or more restrictive legislation is possible in other states and at the local and federal levels. Anti-school-advertising groups have had some successes in the past seeking regulation and boycotts of companies that advertise in schools, such as Channel One, a wholly owned subsidiary of Primedia, Inc. Restrictions on our sponsorships or e-commerce would seriously harm our business. Moreover, any new law or regulation pertaining to online media or sponsorships in schools, or the application or interpretation of existing laws, could decrease the demand for our service, increase our cost of doing business or otherwise have a negative impact on our business.

    The Internet is the subject of an increasing number of laws and regulations. These laws or regulations may relate to, among other things, liability for information retrieved from or transmitted over the Internet, online content regulation, user privacy, taxation and the quality of products and services. In particular, Congress has recently passed (and the President has signed into law): (a) the Children's Online Protection Act, which restricts the knowing distribution of material for commercial purposes over the Internet deemed harmful to children and imposes additional restrictions; (b) the Children's Online Privacy Protection Act, which restricts the ability of online services to collect user information from children under 13; and (c) the Protection of Children from Sexual Predators Act, which mandates that electronic communication service providers report facts or circumstances from which a violation of child pornography laws is apparent. Although we support the objectives of these laws and regulations and believe they have not harmed our business to date, changes to and new interpretations of these laws and regulations, as well as additional laws or regulations adopted in the future, may impose significant restrictions, requirements or additional costs on our business, require us to change our operating methods, or subject us to additional liabilities.

    Other new laws such as the Digital Millennium Copyright Act, which reduces the liability of online service providers for listing or linking to third-party web sites that include copyright-infringing materials, have not yet been interpreted by the courts. Their applicability and reach, therefore, are not defined. Moreover, the applicability to the Internet of existing laws governing issues such as intellectual property ownership, copyright, defamation, obscenity and personal privacy is uncertain and developing. We may be subject to claims that our services violate such laws. Any new legislation or regulation in the United States or abroad or the application of existing laws and regulations to the Internet could damage our business and cause the price of our common stock to decline. Please see "Business-- Government Regulation" for more information on regulations that might affect our business.

WE ARE DEPENDENT ON OUR NETWORK INFRASTRUCTURE, AND IN PARTICULAR ON SATELLITES AND SATELLITE TRANSMISSION TECHNOLOGY, AND ANY FAILURE OF OUR NETWORK WOULD HARM OUR OPERATIONS

    Our business plan calls for rapidly deploying our network to many additional schools. Our network infrastructure may not be able to support the demands this growth places on it and its performance and reliability may decline. We have experienced and may in the future experience interruptions in service as a result of outages and other delays occurring throughout our network infrastructure. If these outages or delays occur frequently in the future, use of our network could grow more slowly or decline.

    Our network operations center and our communications and other computer hardware are also subject to disruptions which are beyond our control and for which we may not have adequate insurance. Fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events could damage our communications hardware and other network operations. Our network operations center is located separate from our principal offices at third party hosting facilities in California. In addition, each school installed with the ZapMe! network is connected to our network through a satellite link. We send information to the satellite through our operator's uplink facilities located in Georgia and Virginia. Our network currently uses a single satellite. The complete or partial loss of the satellite used to transmit data to schools could affect the performance of our network. Orbiting satellites are subject to the risk of failing prematurely due to, among other things, mechanical failure, a collision with objects in space or an inability to maintain proper orbit. Any such loss of the use of the satellite could prevent us from delivering our services. This interruption in services would continue until either a new substitute satellite is placed into orbit, or until our services were moved to a different satellite. Moving to an alternate satellite would require that we redirect all of the satellite dishes in our network which is a very time consuming and expensive process. In addition, a loss of a satellite could result in increased costs of using satellites. We are dependent on transmissions from the satellite to our customer sites, and these transmissions may be interrupted or experience other difficulty, which could result in service interruptions and delays in our network. In addition, the use of the satellite to provide transmissions to our customers requires a direct line of sight between the satellite and the receiver at the school and is subject to distance and rain attenuation. In certain markets which experience heavy rainfall we may need to use greater power to maintain transmission quality. Such changes may require Federal Communications Commission, or FCC, approval which may not be granted.

    The future success of our business will also depend on the security of our network. Computer viruses or problems caused by our users or other third parties, such as the sending of excessive volumes of unsolicited bulk email or "spam," could lead to interruptions, delays, or cessation in service to our users. In addition, the sending of "spam" through our network could result in third parties asserting claims against us. We cannot assure you that we would prevail in such claims and our failure to do so could result in large judgments which would harm our business. Users or other third parties could also potentially jeopardize the security of confidential information stored in our computer systems by their inappropriate use of the Internet, including "hacking," which could cause losses to us or our users or deter persons from using our services. Users or third parties may also potentially expose us to liability by "identity theft," or posing as another ZapMe! user. Unauthorized access by current and former employees or others could also potentially jeopardize the security of confidential information stored in our computer systems and those of our users.

    We expect that our users will increasingly use the Internet for commercial transactions in the future. Any network malfunction or security breach could cause these transactions to be delayed, not completed at all, or completed with compromised security. Users or others may assert claims of liability against us as a result of any failure by us to prevent these network malfunctions and security breaches, and may deter others from using our services, which could cause our business prospects to suffer. Although we intend to continue using industry-standard security measures, such measures have been circumvented in the past, and we cannot assure you that these measures will not be circumvented in the future. In addition, to alleviate problems caused by computer viruses or other inappropriate uses or security breaches, we may have to interrupt, delay, or cease service to our users, which could severely harm our business.

WE ARE DEPENDENT ON OUR LEASED SATELLITE BANDWIDTH

    We currently lease satellite bandwidth from GE Americom and in the future expect to sublease satellite bandwidth from Spacenet. If, for any reason, the leases were to be terminated, we might not be able to renegotiate new leases with GE Americom or Spacenet or another satellite provider on favorable terms, if at all.

    The satellite industry is a highly regulated industry. In the United States, operation and use of satellites requires licenses from the FCC. As a lessee of satellite space, we could in the future be indirectly subject to new laws, policies or regulations or changes in the interpretation or application of existing laws, policies or regulations, any of which may modify the present regulatory environment in the United States. While we believe that our satellite access providers will be able to obtain all U.S. licenses and authorizations necessary to operate effectively, they may not continue to be successful in doing so. Our failure to indirectly obtain some or all necessary licenses or approvals could seriously harm our business.

WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY AGAINST OUR CURRENT AND POTENTIAL COMPETITORS

    The market for the ZapMe! network is new and rapidly evolving, and we expect competition in and around this market to intensify in the future. While we do not believe any of our competitors currently offer the functionality offered by the ZapMe! network, we face competition from a number of companies who provide services and functionality similar to portions of our network, who market products and services to a similar base of users, or both, and who could in the future seek to compete more directly with us. In this light, we believe our current and potential competitors (and potential partners) include America Online and Channel One, as well as Microsoft, Disney and Hughes Electronics. For more information on some of our competitors, please see "Business-Competition."

    Many of our existing competitors, as well as potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. This may allow them to devote greater resources than we can to the development and promotion of their products and services. Many of these competitors offer a wider range of products and services than we do. These products and services may attract users to our competitors' sites and, consequently, result in lower usage of our network. These competitors may also engage in more extensive research and development, adopt more aggressive pricing policies and make more attractive offers to existing and potential employees, partners, sponsors and e-commerce merchants. Our competitors may develop services that are equal or superior to ours or that achieve greater market acceptance. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to better address the needs of sponsors and businesses engaged in e-commerce. As a result, it is possible that new competitors may emerge and rapidly acquire significant market share.

SCHOOLS MAY USE ALTERNATIVE MEANS TO ACQUIRE COMPUTERS AND INTERNET ACCESS

    An immediate attraction of deploying our network is free access to computers and the Internet. However, for a variety of reasons, schools may decide to use other methods to acquire computers and Internet access. If schools decide to use means other than deployment of our network, it will limit our user base, and consequently we will have lower than expected revenues from sponsorships, e-commerce and network services. Aside from purchasing the computers and Internet access from already existing budgets or from donations from parents or other members of the community, some other methods of acquiring computer equipment and Internet access that schools may turn to include:

    E-rate. The Education-rate initiative, commonly referred to as "E-rate," is a government sponsored program under which schools can qualify for discounts on a wide variety of networking products, telecommunications services and Internet access. The discount ranges from 20%-90% depending upon whether the school is in an urban or rural area and the economic status of the students. Passed as part of the 1996 Telecommunications Act, the E-rate is an extension of the Universal Service Fund, originally designed to make telephone service ubiquitous in the United States. The FCC recently moved to fund the E-rate program at $2.25 billion for the period from July 1, 1999 to June 30, 2000, the maximum level under its regulations. Schools may choose to utilize the E-rate and purchase their computer and network equipment and Internet access themselves, rather than using the ZapMe! network.

    Free Computer Equipment and Internet Access Companies and Offerings. Various companies have recently begun to offer a variety of low cost computer equipment and Internet access, as well as packages of both. The free equipment and Internet access has to date largely been tied to the user accepting additional advertising or network services from the company providing the equipment or Internet access. In addition, several companies have recently announced that they will subsidize the cost of computer equipment for purchasers who agree to a full price multi-year Internet access commitment. We believe that to date none of these offerings has targeted the school or multiple PC lab markets. New product offerings occur rapidly in our industry, however, and in the future schools may choose to receive their computer equipment and Internet access from these sources rather than use the ZapMe! network.

WE MAY NOT BE ABLE TO OBTAIN ADDITIONAL CAPITAL TO FUND OUR OPERATIONS WHEN
NEEDED

    We expect to use the net proceeds of this offering primarily to continue to expand our installed school base, make capital expenditures, continue investments in product development and expand sales and marketing activities. We believe that such proceeds, together with our existing capital resources, will be sufficient to meet our cash requirements for at least the next twelve months. However, our cash requirements are large, and depend on several factors, including cash outflows due to lease obligations, the rate of expansion of our installed school base, the availability of equipment leases on competitive terms, our success in generating revenues, the growth of sales and marketing, and other factors. If capital requirements vary materially from those currently planned, we may require additional financing sooner than anticipated.

    If additional funds are raised through the issuance of equity securities, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution, or these equity securities may have rights, preferences or privileges senior to those of the holders of our common stock. If additional funds are raised through the issuance of debt securities, such securities would have rights, preferences and privileges senior to holders of common stock and the term of such debt could impose restrictions on our operations. Additional financing may not be available when needed on terms favorable to us or at all. If adequate funds are not available or are not available on acceptable terms, we may be unable to deploy our network, develop or enhance our services, take advantage of future opportunities or respond to competitive pressures, all of which would severely harm our business.

WE ARE DEPENDENT ON THE CONTINUED GROWTH IN USE AND POPULARITY OF OUR NETWORK AND THE INTERNET BY OUR USERS AND OUR ABILITY TO SUCCESSFULLY ANTICIPATE THE FREQUENTLY CHANGING TASTES OF OUR USERS

    Our business is unlikely to be successful if the popularity of the Internet and related media in school as an educational tool and among students in general does not continue to increase. Even if the popularity of the Internet and related media does increase, the success of our network in particular depends on our ability to anticipate and keep current with the frequently changing tastes of our users, primarily students age 13-19. Any failure on our part to successfully anticipate, identify or react to changes in styles, trends or preferences of our users would lead to reduced interest in and use of the ZapMe! network and therefore limit opportunities for sponsorship sales as well as e-commerce. Moreover, the ZapMe! brand could be eroded by misjudgments in service offerings or a failure to keep our content current with the evolving preferences of our audience.

SEASONAL AND CYCLICAL PATTERNS MAY AFFECT OUR BUSINESS

    We believe that in-school advertising and e-commerce sales will be lower during the Summer, in late December and early January and during other school holiday periods when most users of the ZapMe! network will be on vacation and away from school. In addition, advertising sales in traditional media, such as television and radio, generally are lower in the first and third calendar quarters of each year. If our market makes the transition from an emerging to a more developed market, these traditional seasonal and cyclical patterns may develop in the future. These patterns would exacerbate seasonality to which we are subject by further reducing advertising revenues in the first and third calendar quarter of each year. Seasonal and cyclical patterns in online advertising and e-commerce in general may also affect our revenue. Because our operating history is so limited, it is difficult for us to accurately predict these trends and plan accordingly. Since our operating expenses are based on future revenue performance, it is possible that seasonal fluctuations could materially and adversely affect our revenue and results of operations.

OUR NETWORK IS NEW AND WE MAY NEED TO DEVELOP CERTAIN TOOLS TO ATTRACT SPONSORS AND PARTNERS

    It is important to our sponsors that we accurately measure the user base demographics and sponsorship delivery on our network. We are currently implementing systems designed to leverage known non-identifying demographic data about our users, including age, gender, and location identified by zip code, in such a way as to permit sponsors to address their intended market segment. This effort may be complicated by the remote nature of the ZapMe! labs in which this information is generated and recorded before being transmitted back to our network operations center. If we fail to implement these systems successfully, we may not be able to accurately evaluate the demographic characteristics of our users. Sponsors may choose not to advertise on our network or may pay less for sponsorships if they perceive our measurements to be unreliable.

    No standard measurement currently exists to determine the effectiveness or market reach of the advertising that is available on our network. We may need to develop standard measurements in order to support and promote our network as a significant advertising medium. If such standards do not develop, it could be difficult to attract sponsors and sponsorship revenue.

OUR EFFORTS TO DEVELOP WIDESPREAD BRAND RECOGNITION ARE LIKELY TO BE EXPENSIVE AND MAY FAIL

    The development of our brand is important to our future success. If we fail to develop sufficient brand recognition, our ability to attract advertising and sponsorship revenue may be impaired, and our revenue will suffer. In order to build our brand awareness we must succeed in our brand marketing efforts, deliver features and services that are engaging to our users, provide high-quality content and increase user traffic to the ZapMe! network. These efforts have required, and will continue to require, significant expenses. If we expend additional resources to build the ZapMe! brand and do not generate a corresponding increase in revenue as a result of our branding efforts, or if we otherwise fail to promote our brand successfully our business could be harmed. We cannot assure you that we will be successful in developing our brand.

WE MAY BE LIABLE OR INCUR ADDITIONAL COSTS FOR OUR USE OR DISTRIBUTION OF OUR USERS' INFORMATION

    We could be subject to liability claims for misuses of information collected from our users, such as for unauthorized marketing purposes, and will face additional expenses to analyze and comply with increasing regulation in this area. In addition, the Federal Trade Commission, or FTC, is in the process of issuing final regulations governing collection of personal information from children under 13, has submitted proposals to the Internet industry regarding the rights and safety of children using the Internet, and is expected to issue additional regulations in this area. We are sensitive to the impetus for these regulations, and accordingly, we currently collect only non-personally identifying information during user registration, including age, gender, and location by zip code. We use this non-personal information internally to determine how to improve our service, applications and features and to focus our advertisements and communications. We also use this information externally on an aggregated, non-individually identifiable basis to provide our sponsors with the demographics of our user base and response rate to their media. We may in the future collect names and other personal information for users over 13 in connection with contests and other promotions, but will not distribute this information externally, and may sell our user information on an aggregated, non-individual basis. We could incur additional expenses, or be required to alter, or eliminate, various current practices if new regulations regarding the use or distribution of personal and other information collected online are introduced or if our privacy practices are investigated.

WE MAY BE SUBJECT TO LIABILITY FOR PRODUCTS SOLD THROUGH OUR NETWORK

    To date, we have had very limited experience in the sale of products online and the development of relationships with manufacturers or suppliers of such products. However, we plan to develop a range of e-commerce opportunities. Consumers may sue us if any of the products that we sell online are defective, fail to perform properly or injure the user. Liability claims resulting from our sale of products could require us to spend significant time and money in litigation or to pay significant damages.

WE MAY BE SUBJECT TO LIABILITY FOR PUBLISHING OR DISTRIBUTING CONTENT OVER OUR NETWORK

    We may be subject to claims relating to content that is published on or downloaded from the ZapMe! network. We also could be subject to liability for content that is accessible from our network through links to other web sites or that is posted by members in chat rooms or bulletin boards. Although we carry general liability insurance, our insurance may not cover potential claims of this type, such as defamation or trademark infringement, or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify us for all liability that may be imposed. In addition, any claims like this, with or without merit, could require us to change our network in a manner that could be less attractive to our customers and would result in the diversion of our financial resources and management personnel.

WE MAY NOT BE ABLE TO DELIVER VARIOUS SERVICES IF THIRD PARTIES FAIL TO PROVIDE RELIABLE SOFTWARE, SYSTEMS AND RELATED SERVICES TO US

    All of our advertisements are served using software licensed from NetGravity. While there is other software available, it would substantially disrupt our business in the near term to switch to another provider. As such, we are reliant on NetGravity and its software. If NetGravity's software fails to perform as expected, or if we are not able to renew such agreement or license or internally develop similar software in the future, we may not be able to effectively display advertisements to our users. In such event, our revenue from sponsorships would likely suffer. On July 13, 1999, DoubleClick, an Internet advertising provider, and NetGravity announced that they had entered into a merger agreement pursuant to which DoubleClick will acquire NetGravity in a stock-for-stock transaction. We cannot predict how this acquisition will affect our relationship with NetGravity.

    In addition we are dependent on various third parties for other software, systems and related services. Several of the third parties that provide software and services to us have a limited operating history, have relatively immature technology and are themselves dependent on reliable delivery of services from others. As a result, our ability to deliver various services to our users may suffer due to the failure of these third parties to provide reliable software, systems and related services to us.

THE INABILITY TO OBTAIN KEY SOFTWARE FROM THIRD PARTIES MAY HARM OUR BUSINESS

    We rely on software licensed from third parties, including applications that are integrated with internally developed software and used in our products. Most notably, we license remote management software and Windows NT. These third-party technology licenses may not continue to be available to us on commercially reasonable terms, or at all, and we may not be able to obtain licenses for other existing or future technologies that we desire to integrate into our products. Our business could be seriously harmed if we cannot maintain existing third-party technology licenses or enter into licenses for other existing or future technologies needed for our products.

OUR SUCCESS DEPENDS UPON THE SUCCESSFUL DEVELOPMENT OF NEW SERVICES AND FEATURES IN THE FACE OF RAPIDLY EVOLVING TECHNOLOGY

    Our market is characterized by rapidly changing technologies, frequent new service introductions and evolving industry standards. The recent growth of the Internet and intense competition in our industry exacerbate these market characteristics. Our future success will depend on our ability to adapt to rapidly changing technologies by continually improving the performance, features and reliability of our network. We may experience difficulties that could delay or prevent the successful development, introduction or marketing of new features, content or network services. In addition, our new enhancements must meet the requirements of our current and prospective users and must achieve significant market acceptance. We could also incur substantial costs if we need to modify our service or infrastructures to adapt to these changes.

FAILURE TO MANAGE THE GROWTH OF OUR OPERATIONS COULD HARM OUR BUSINESS

    We have rapidly and significantly expanded our operations. We anticipate that further significant expansion will be required to grow our user base if we are to be successful in implementing our business strategy. We may not be able to implement management information and control systems in an efficient and timely manner, and our current or planned personnel, systems, procedures and controls may not be adequate to support our future operations. If we are unable to manage growth effectively, our business would suffer. During 1998, we increased the number of employees from 12 to 45, and during the first six months of 1999, we added 43 additional employees. This expansion is placing a significant strain on our managerial, operational and financial resources. Most of our existing senior management personnel, including Don Kingsborough, our Senior Vice President, Sales and Marketing, and Bob Rudy, our Vice President of Operations, joined us within the last six months. Certain other key managerial, technical and operations personnel have not yet been fully integrated. To manage the expected growth of our operations and personnel, we will be required to:

    - improve existing and implement new operational, financial and management controls, reporting systems and procedures;

    - install new management information systems; and

    - train, motivate and manage our sales and marketing, engineering, technical and customer support employees.

THE LOSS OF CERTAIN KEY PERSONNEL MAY HURT OUR ABILITY TO OPERATE OUR BUSINESS EFFECTIVELY

    Our success depends to a significant degree upon the continued contributions of the principal members of our sales, engineering and management departments, many of whom perform important management functions and would be difficult to replace. Specifically, we believe that our future success is highly dependent on our senior management, and in particular on Lance Mortensen, Chairman and Chief Executive Officer. We do not have employment contracts with our key personnel. The loss of the services of any key personnel, particularly senior management, could seriously harm our business.

IF WE ARE UNABLE TO RETAIN AND HIRE ADDITIONAL QUALIFIED PERSONNEL AS NECESSARY, WE MAY NOT BE ABLE TO SUCCESSFULLY ACHIEVE OUR OBJECTIVES

    We have recently hired and anticipate continuing to hire additional engineering, sales, marketing, e-commerce, customer support and accounting personnel. We may not be able to attract and retain the necessary personnel to accomplish our business objectives, and we may experience constraints that will adversely affect our ability to deploy the ZapMe! network in a timely fashion or to support our users and operations. We have at times experienced, and continue to experience, difficulty in recruiting qualified personnel. Recruiting qualified personnel is an intensely competitive and time-consuming process.

WE ARE CURRENTLY IN ARBITRATION WITH ONE OF OUR FORMER OFFICERS

    On July 7, 1999, we filed a demand for arbitration with our former President and Director, Frank J. Vigil, related to his employment at and departure from ZapMe!. We assert that ZapMe! was induced by Mr. Vigil's fraudulent representations regarding his work history and managerial experience to enter into an employment agreement with him. We seek the rescission of the employment agreement, as well as the return of all benefits received by Mr. Vigil under the agreement, and costs and fees associated with the arbitration.

    On July 26, 1999, Mr. Vigil filed a response to our demand and a counterclaim. Mr. Vigil denied the allegations contained in our demand. Mr. Vigil's counterclaim alleges, among other claims, breach of contract, breach of implied covenant of good faith and fair dealing, fraud in the inducement of contract, intentional misrepresentation, defamation, and certain violations of the California Labor Code, all related to the circumstances of his employment at and departure from ZapMe!. Mr. Vigil seeks double general damages; special damages; exemplary and punitive damages; earned and unpaid vacation; an award of the benefits, including wages, bonuses, margin interest expenses, stock distributions and insurance benefits he is allegedly entitled to under the employment agreement; and costs and fees related to the arbitration.

    Each party to the arbitration has asserted various defenses to the claims and counterclaims. We cannot assure you that we will prevail in this arbitration, and any decision against us could result in an obligation to pay some or all of the damages Mr. Vigil has sought in his counterclaim. These damages could be substantial. Notably, under the terms of his employment agreement and related agreements, Mr. Vigil was permitted to purchase 1.35 million shares of common stock of ZapMe!. Certain of those shares were subject to a right of repurchase by ZapMe! at the time of Mr. Vigil's separation from ZapMe!. Mr. Vigil may claim that, under the terms of his employment agreement, the closing of this offering could result in the cancellation of the right of repurchase and the full vesting of his stock. A decision against us with regard to the validity of the employment contract and related agreements could therefore result in the complete vesting of Mr. Vigil's stock.

THE PURCHASERS IN THE OFFERING WILL EXPERIENCE DILUTION DUE TO OUR OBLIGATION TO ISSUE ADDITIONAL SHARES TO CERTAIN OF OUR PREFERRED STOCKHOLDERS IN CONNECTION WITH THE OFFERING

    On August 27, 1998 we sold 600,000 shares of Series C preferred stock. On December 3, 1998, February 1, 1999, March 31, 1999 and May 28, 1999, we sold an aggregate of 5,894,110 shares of Series D preferred stock. On August 4, 1999, we sold 2,030,000 shares of Series E preferred stock. Generally, the shares of Series C, Series D and Series E preferred stock will convert to common stock on a one-to-one basis. However, rights granted to the holders of the Series C, Series D and Series E preferred stock under our Certificate of Incorporation will require us to issue additional shares of common stock.

    The holders of our Series C preferred stock, Series D preferred stock and Series E preferred stock are entitled to per annum dividends equal to ten percent, fifteen percent and seven and one half percent, respectively, of the liquidation value of their stock, initially set at $5 per share. The dividend will be payable upon the closing of this offering in shares of additional common stock in the amount equal to the dividend amount.

    The holders of our Series C preferred stock and Series D preferred stock will also be entitled to receive additional newly issued shares of common stock upon the closing of this offering if the offering price does not exceed $15 per share in the case of the Series C preferred stock and $10 per share in the case of the Series D preferred stock.

    By way of example, if the offering price is $  per share and the offering
closes on               , the Series C stockholders, Series D stockholders and
Series E stockholders would be entitled to receive approximately       shares,
      shares and       shares, respectively. When such issuance of additional
shares of common stock occurs, current and prospective stockholders will suffer additional dilution with a resulting proportionate decrease in our earnings per share. Depending on the timing of our offering, and in particular, on the offering price, this dilution could be substantial. Please see "Description of Capital Stock--Preferred Stock" for additional detail.

WE COULD BE REQUIRED TO RECORD A SIGNIFICANT ACCOUNTING EXPENSE UPON THE VESTING OF A WARRANT

    As part of our agreement with Sylvan, we issued a warrant to purchase 150,000 shares of our common stock at $5.00 per share. This warrant becomes exercisable if Sylvan meets certain milestones by December 31, 2003. If the warrant becomes exercisable, we could be required to record a significant non-cash accounting expense based on the value of the warrant in the period in which the warrant becomes exercisable. The value of the warrant at that time will depend on the value of our common stock at the time.

WE MAY ENGAGE IN FUTURE ACQUISITIONS THAT DILUTE OUR STOCKHOLDERS AND RESULT IN INCREASED DEBT AND ASSUMPTION OF CONTINGENT LIABILITIES

    As part of our business strategy, we expect to review acquisition prospects that would complement our current product offerings, augment our market coverage, enhance our technical capabilities, or otherwise offer growth opportunities. While we have no current agreements or negotiations underway with respect to any such acquisitions, we may acquire businesses, products or technologies in the future. In the event of such future acquisitions, we could:

    - issue equity securities which would dilute current stockholders' percentage ownership;

    - incur substantial debt; or

    - assume contingent liabilities.

    Such actions by us could have a detrimental effect on our results of operations and/or the price of our common stock. Acquisitions also entail numerous risks, including:

    - difficulties in assimilating acquired operations, technologies or products;

    - unanticipated costs associated with the acquisition that could materially adversely affect our results of operations;

    - negative effects on our reported results of operations from acquisition related charges and of amortization of acquired technology and other intangibles;

    - diversion of management's attention from other business concerns;

    - adverse effects on existing business relationships with suppliers and customers;

    - risks of entering markets in which we have no or limited prior experience; and

    - potential loss of key employees of acquired organizations.

    We may not be able to successfully integrate part or all of any businesses, products, technologies or personnel that we might acquire in the future, and our failure to do so could seriously harm our business.

CONTROL BY EXISTING STOCKHOLDERS MAY LIMIT YOUR ABILITY TO INFLUENCE THE OUTCOME OF DIRECTOR ELECTIONS AND OTHER MATTERS REQUIRING STOCKHOLDER APPROVAL

    Upon completion of this offering, our executive officers, directors and
principal stockholders and their affiliates will own         shares or
approximately     % of the outstanding shares of common stock (    % if the
underwriters' over-allotment option is exercised in full), assuming an initial
public offering price of $      and that the closing of the offering occurs on
        , 1999. These stockholders, if acting together, would be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us. These results could in turn have a negative effect on the market price of the common stock or prevent our stockholders from realizing a premium over the market prices for their shares of common stock. For information about the ownership of common stock by our executive officers, directors and principal stockholders please refer to "Principal Stockholders."

OUR STOCK PRICE MAY BE VOLATILE AND YOU MAY NOT BE ABLE TO RESELL SHARES AT OR ABOVE THE OFFERING PRICE

    A public market for our common stock has not previously existed. We cannot predict the extent to which investor interest in ZapMe! will lead to the development of a trading market or how liquid that market might become. The initial public offering price for the shares will be determined by negotiations between us and the representatives of the Underwriters and may not be indicative of prices that will prevail in the trading market. The trading price of our common stock could be subject to wide fluctuations in response to factors unrelated to our operating results such as:

    - announcements of technological innovations, significant acquisitions, strategic alliance relationships, joint ventures or capital commitments by us or our competitors;

    - new products or services offered by us or our competitors;

    - changes in financial estimates by securities analysts;

    - additions or departures of key personnel; and

    - sales of common stock.

    In addition, the stock market in general and the Nasdaq National Market and technology companies in particular have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. Some of these fluctuations may be due to speculative trading by individual investors, including investors commonly referred to as "day traders." The trading prices of many technology companies' stocks are at or near historical highs and these trading prices and multiples are substantially above historical levels. These trading prices and multiples may not be sustained. These broad market and industry factors may materially adversely affect the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class-action litigation has often been instituted against such companies. Such litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources, results which would seriously harm our business.

POSSIBLE INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS COULD HARM OUR BUSINESS

    We seek to protect our intellectual property and to respect the intellectual property rights of others. To protect our own intellectual property, we rely on U.S. and international law regarding copyright, patents, trademarks and trade secrets as well as confidentiality agreements with employees, consultants, contractors and business partners. We cannot guarantee that we will succeed in obtaining, registering, policing or defeating challenges to our intellectual property rights, or that we will avoid claims that we are infringing the rights of others.

    We currently have five patent applications on file with the United States Patent and Trademark Office. In addition, we are in the process of preparing four additional patent applications and two continuations of our existing applications. To date, we have applied for registered trademark status in the United States for ZapMe! and various other marks. We have also applied to register "ZapMe!" in a number of foreign countries. We have given copyright notice on our Netspace and many other copyrightable materials by affixing a standard copyright notice in the appropriate places. We have not registered any copyrights. ZapMe! controls access to our trade secrets and proprietary information by entering into confidentiality agreements with its employees, consultants, contractors and actual and potential business partners. We currently own the Internet domain name "zapme.com," from which we run our corporate website.

    Despite our efforts to protect our intellectual property, we may be unsuccessful in doing so. We may be unable to obtain patents or register trademarks for a variety of reasons, including a mistaken belief that these items are eligible for intellectual property protection or that we are the entity entitled to this protection, if any. Our copyrights and trade secrets may similarly turn out to be ineligible for legal protection. In addition, parties may attempt to disclose, obtain or use its proprietary information despite, or in the absence of, a confidentiality agreement. Some foreign countries do not protect intellectual property rights to the same extent as the United States, and intellectual property law in the United States is still uncertain and evolving as applied to Internet-related industries. The status of domain names and the regulatory bodies in charge of them is also unsettled. Any inability to register or otherwise protect our intellectual property rights could seriously harm on our business since it could, among other things, enable competitors to copy important features on our network and Netspace.

    Furthermore, third parties may assert intellectual property infringement claims against ZapMe!. These claims, possibly including those from companies from which we license key technology for its operations, could result in significant liability, the inability to use key rights and technologies, and the invalidation of our own proprietary rights. In addition, regardless of the outcome, any litigation could be time-consuming, expensive, and distracting of management's time and attention. Any intellectual property litigation could materially adversely affect our business.

FAILURE OF COMPUTER SYSTEMS AND SOFTWARE PRODUCTS TO BE YEAR 2000 COMPLIANT COULD NEGATIVELY IMPACT OUR BUSINESS

    Many currently installed computer systems and software products only accept two digits to identify the year in any date. Thus, the year 2000 will appear as "00," which the system might consider to be the year 1900 rather than the year 2000. This could result in system failures, delays or miscalculations causing disruptions to our operations. The failure of systems maintained by third parties to be Year 2000 compliant could cause us to incur significant expense to remedy any problems, reduce our revenues from such third parties or otherwise seriously damage our business. A significant Year 2000-related disruption of the network services or equipment that third-party vendors provide to us could also cause our members or visitors to consider seeking alternate providers or cause an unmanageable burden on our technical support.

    Our failure to correct a material Year 2000 problem could result in an interruption in, or a failure of, some of our normal business activities or operations. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Readiness Disclosure."

SUBSTANTIAL FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET COULD CAUSE OUR STOCK PRICE TO FALL

    Sales of a large number of shares of our common stock in the public market after this offering or the perception that such sales could occur could cause the market price of our common stock to drop. Upon completion of this offering,
assuming an initial public offering price of $      and that the closing of the
offering occurs on          , 1999, we will have approximately       shares of
common stock outstanding, of which approximately       shares (approximately
      shares if the underwriters' over-allotment option is exercised in full) will be freely transferable without restriction or registration under the Securities Act of 1933, unless such shares are held by our affiliates, as that term is defined in Rule 144 under the Securities Act. The officers and directors and all of our existing stockholders have agreed with Merrill Lynch or have otherwise agreed with us not to sell or otherwise dispose of any of their shares for 180 days after the date of this prospectus. However, Merrill Lynch may, in its sole discretion, at any time without notice, release all or any portion of the shares subject to lock-up agreements. Sales of common stock by existing stockholders in the public market, or the availability of such shares for sale, could adversely affect the market price of the common stock.

    In addition, as soon as practicable after the date of this prospectus, we intend to file a registration statement on Form S-8 with the Securities and Exchange Commission covering the 4,899,350 shares of common stock reserved for issuance under our 1997 Stock Option Plan, 1998 Stock Plan and 1999 Employee Stock Purchase Plan and for options issued outside such plans. On the date 180
days after the effective date of this offering, at least       shares will be
subject to immediately exercisable options (based on options outstanding on June 30, 1999. Sales of a large number of shares could have an adverse effect on the market price for our common stock.

    After this offering, the holders of       shares of common stock (including
shares issuable upon exercise of warrants) will have certain rights with respect to registration of such shares for sale to the public. If such holders, by exercising their registration rights, cause a large number of securities to be registered and sold in the public market, such sales could have an adverse effect on the market price for our common stock. If we were to include in a company-initiated registration shares held by such holders pursuant to the exercise of their registration rights, such sales may have an adverse effect on our ability to raise needed capital.

OUR CHARTER DOCUMENTS WILL MAKE IT MORE DIFFICULT TO ACQUIRE US AND MAY DISCOURAGE TAKE-OVER ATTEMPTS AND THUS DEPRESS THE MARKET PRICE OF OUR STOCK

    Provisions of our Certificate of Incorporation and Bylaws could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. For example, stockholder meetings may be called only by our board of directors, the chairman of the board and the president, advanced notice is required prior to stockholder proposals, and stockholders may not act by written consent. Further, we have authorized preferred stock that is undesignated, making it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of ZapMe!.

    Delaware law also could make it more difficult for a third party to acquire us. Specifically, Section 203 of the Delaware General Corporation Law may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by our stockholders.

THE PURCHASERS IN THE OFFERING WILL IMMEDIATELY EXPERIENCE SUBSTANTIAL DILUTION IN NET TANGIBLE BOOK VALUE

    Because our common stock has been sold previously at prices substantially less than the initial public offering price that you will pay, you will suffer immediate and substantial dilution in pro forma net tangible book value. The exercise of outstanding options and warrants, or the issuance of additional shares of preferred stock, may result in further dilution. See "Dilution" and "Description of Capital Stock."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements in "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels or activity, performance or achievements expressed or implied by such forward-looking statements.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results.

                                USE OF PROCEEDS

    The net proceeds to ZapMe! from the sale of the       shares of common stock
sold by us in the offering are estimated to be approximately $
(approximately $      if the underwriters' over-allotment option is exercised in
full) assuming an initial public offering price of $      per share and after
deducting the estimated underwriting discount and estimated offering expenses.

    We expect to use the net proceeds for general corporate purposes, including expansion of operations, working capital, product development and other corporate expenses. The amounts we actually expend for such working capital and other purposes may vary significantly and will depend on a number of factors, including the amount of our future revenues and the other factors described under "Risk Factors." Our management will retain broad discretion in the allocation of the net proceeds of this offering. A portion of the net proceeds may also be used to acquire or invest in complementary businesses, technologies, product lines or products. However, we have no current plans, agreements or commitments with respect to any such acquisition, and we are not currently engaged in any negotiations with respect to any such transaction. Pending such uses, the net proceeds of this offering will be invested in short term, interest-bearing, investment grade securities.

                                DIVIDEND POLICY

    We have never declared nor paid cash dividends on our capital stock. We currently intend to retain any future earnings to finance the growth and development of our business and therefore do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the board of directors and will be dependent upon our financial condition, results of operations, capital requirements, general business condition and such other factors as the board of directors may deem relevant.

                                 CAPITALIZATION

    The table below sets forth the following information:

    - our actual capitalization as of June 30, 1999;

    - our pro forma capitalization after giving effect to our sale of 2,030,000 shares of Series E preferred stock in August 1999, with net proceeds of approximately $9.5 million, and the conversion of all outstanding shares of preferred stock into shares of common stock; and

    - our pro forma as adjusted capitalization to give effect to the sale of shares of common stock at an assumed initial public offering price
      of $      per share in this offering, and after deducting the estimated underwriting discount and estimated offering expenses payable by us.

    This information should be read in conjunction with our financial statements and related notes thereto included elsewhere in this prospectus.

                                                                                         JUNE 30, 1999
                                                                              ------------------------------------
                                                                                                        PRO FORMA
                                                                                ACTUAL     PRO FORMA   AS ADJUSTED
                                                                              ----------  -----------  -----------
                                                                                          (UNAUDITED)
                                                                                  (IN THOUSANDS, EXCEPT SHARE
                                                                                     AND PER SHARE AMOUNTS)
Capital lease obligations, net of current portion...........................  $    4,613   $            $
Redeemable convertible preferred stock, $0.01 par value, issuable in series;
  600,000 shares authorized, issued and outstanding, actual; no shares
  authorized, issued or outstanding pro forma and pro forma as adjusted.....       4,288          --           --
Stockholders' equity:
  Convertible preferred stock, $0.01 par value; 16,357,671 shares authorized
    (including 600,000 shares designated as redeemable convertible preferred stock), 15,151,781 shares issued and outstanding, actual; 5,000,000 shares authorized, no shares issued and outstanding, pro forma and pro
    forma as adjusted.......................................................      29,112
  Common stock, $0.01 par value; 50,000,000 shares authorized, 14,359,380 shares issued and outstanding, actual; 200,000,000 shares authorized, shares outstanding, pro forma; 200,000,000 shares authorized,
          shares issued and outstanding, pro forma as adjusted..............       2,026
Deferred stock compensation.................................................      (1,122)
Accumulated deficit during the development stage............................     (13,264)
                                                                              ----------  -----------  -----------
Total stockholders' equity..................................................      16,752
                                                                              ----------  -----------  -----------
Total capitalization........................................................  $   25,653   $            $
                                                                              ----------  -----------  -----------
                                                                              ----------  -----------  -----------

    The above table is based on shares outstanding as of June 30, 1999. This table excludes, as of June 30, 1999:

    - 2,512,857 shares of common stock issuable upon exercise of options outstanding under our 1997 Stock Option Plan and 1998 Stock Option Plan at a weighted average exercise price of $1.87 per share and 386,493 shares reserved for future issuance under the plans;

    - 895,890 shares of common stock issuable upon exercise of outstanding warrants, of which 655,890 shares at a weighted average exercise price of $3.67 per share were outstanding at June 30, 1999;

    - additional shares issuable to holders of the Series C preferred stock on closing of this offering assuming an initial public offering
      price of $      per share and that the closing of the offering occurs on
                  , 1999;

    - additional shares issuable to holders of the Series D preferred stock on closing of this offering assuming an initial public offering
      price of $      per share and that the closing of the offering occurs on
                  , 1999; and

    - additional shares issuable to holders of the Series E preferred stock on closing of this offering assuming an initial public offering
      price of $      per share and that the closing of the offering occurs on
                  , 1999.

    See "Management--Incentive Stock Plans," "Description of Capital Stock" and
note 3 of notes to financial statements.

                                    DILUTION

    The pro forma net tangible book value of our common stock after giving effect to our sale of 2,030,000 shares of Series E preferred stock in August 1999 with net proceeds of approximately $9.5 million, on June 30, 1999 was
approximately $30.5 million or $      per share. Pro forma net tangible book
value per share represents the amount of our total tangible assets less our total liabilities, divided by the number of outstanding shares of our common stock on a pro forma basis after giving effect to the conversion of all
outstanding shares of our preferred stock into       shares of common stock upon
the closing of the offering. Assuming our sale of       shares of common stock
in this offering at an assumed initial public offering price of $      per share
and our receipt of the estimated net proceeds from the offering, after deducting the estimated underwriting discount and our estimated offering expenses, our pro
forma net tangible book value at June 30, 1999 would have been $      or $
per share of common stock. This represents an immediate increase of pro forma
net tangible book value of $      per share to existing stockholders and an
immediate dilution in pro forma net tangible book value of $      per share to
new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share...........................             $
  Pro forma net tangible book value per share as of June 30, 1999.........  $
  Increase in pro forma net tangible book value per share attributable to new investors.........................................................
                                                                            ---------
Pro forma net tangible book value per share after offering................
                                                                                       ---------
Dilution per share to new public investors................................             $
                                                                                       ---------
                                                                                       ---------

    The following table sets forth, as of June 30, 1999, on the pro forma basis described above, the differences between the number of shares of common stock purchased from us, the total price paid and the average price per share paid by existing stockholders and by the new investors in this offering at an assumed
initial public offering price of $      per share (before deducting the
estimated underwriting discounts and commissions and estimated offering expenses payable).

                                                                SHARES PURCHASED      TOTAL CONSIDERATION      AVERAGE
                                                             ----------------------  ----------------------     PRICE
                                                               NUMBER      PERCENT    AMOUNT      PERCENT     PER SHARE
                                                             -----------  ---------  ---------  -----------  ------------
Existing stockholders......................................%                         $                    %   $
New investors..............................................%                                              %
                                                             -----------  ---------  ---------       -----   ------------
    Total..................................................                   100.0% $               100.0%   $
                                                             -----------  ---------  ---------       -----   ------------
                                                             -----------  ---------  ---------       -----   ------------

    If the underwriters exercise their over-allotment in full, the following will occur:

    - the number of shares of common stock held by existing stockholders will
      decrease to       , or approximately     % of the total number of shares
      of our common stock outstanding; and

    - the number of shares held by new public investors will increase to       ,
      or approximately     % of the total number of shares of our common stock
      outstanding after this offering.

    The above computations are based on shares outstanding as of June 30, 1999. They exclude, as of June 30, 1999:

    - 2,512,857 shares of common stock issuable upon exercise of options outstanding under our 1997 Stock Option Plan and 1998 Stock Option Plan at a weighted average exercise price of $1.87 per share and 386,493 shares reserved for future issuance under the plans;

    - 895,890 shares of common stock issuable upon exercise of outstanding warrants, of which 655,890 shares at a weighted average exercise price of $3.67 per share were outstanding at June 30, 1999;

    - additional shares issuable to holders of the Series C preferred stock on closing of this offering assuming an initial public offering
      price of $      per share and that the closing of the offering occurs on
                  , 1999;

    - additional shares issuable to holders of the Series D preferred stock on closing of this offering assuming an initial public offering
      price of $      per share and that the closing of this offering occurs on
                  , 1999; and

    - additional shares issuable to holders of the Series E preferred stock on closing of this offering assuming an initial public offering
      price of $      per share and that the closing of the offering occurs on
                  , 1999.

                            SELECTED FINANCIAL DATA

    The statements of operations data for the period from June 25, 1997 (inception) through December 31, 1997 and for the year ended December 31, 1998, and the balance sheet data at December 31, 1997 and December 31, 1998, are derived from our financial statements which have been audited by Ernst & Young LLP, independent auditors, and are included elsewhere in this prospectus. The statement of operations data for the six month periods ended June 30, 1998 and 1999 and the balance sheet data at June 30, 1999, are derived from unaudited financial statements included elsewhere in this prospectus. We have prepared this unaudited information on the same basis as the audited financial statements and have included all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for such periods. Historical results are not necessarily indicative of future results and the results for interim periods are not necessarily indicative of results to be expected for the entire year or for any future period. When you read this selected financial data, it is important that you also read the financial statements and related notes included in this prospectus, as well as the section of this prospectus related to "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                    PERIOD FROM
                                                     JUNE 25,
                                                       1997
                                                    (INCEPTION)
                                                      THROUGH    YEAR ENDED     SIX MONTHS ENDED
                                                     DECEMBER     DECEMBER          JUNE 30,
                                                        31,          31,      --------------------
                                                       1997         1998        1998       1999
                                                    -----------  -----------  ---------  ---------
                                                                                  (UNAUDITED)
                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenue...........................................   $      --    $      --   $      --  $     147
Costs and expenses:
  Cost of services................................          --          135           8      1,247
  Research and development........................         231        1,140         429      1,034
  Sales and marketing.............................          40        1,197         176      2,456
  General and administrative......................         299        1,458         415      1,975
  Amortization of deferred stock compensation.....          --           79          --        560
                                                    -----------  -----------  ---------  ---------
    Total costs and expenses......................         570        4,009       1,028      7,272
                                                    -----------  -----------  ---------  ---------
Loss from operations..............................        (570)      (4,009)     (1,028)    (7,125)
Interest income (expense), net....................         (11)         (36)        (35)        29
                                                    -----------  -----------  ---------  ---------
Net loss..........................................        (581)      (4,045)     (1,063)    (7,096)
Accretion and dividend on redeemable convertible
  preferred stock.................................          --         (606)         --       (936)
                                                    -----------  -----------  ---------  ---------
Net loss applicable to common stockholders........   $    (581)   $  (4,651)  $  (1,063) $  (8,032)
                                                    -----------  -----------  ---------  ---------
                                                    -----------  -----------  ---------  ---------
Net loss per share:
  Basic and diluted...............................   $   (0.05)   $   (0.40)  $   (0.09) $   (0.59)
                                                    -----------  -----------  ---------  ---------
                                                    -----------  -----------  ---------  ---------
  Pro forma basic and diluted (unaudited).........                $   (0.26)             $   (0.28)
                                                                 -----------             ---------
                                                                 -----------             ---------
Shares used in calculation of net loss per share:
  Basic and diluted...............................      11,183       11,685      11,859     13,517
                                                    -----------  -----------  ---------  ---------
                                                    -----------  -----------  ---------  ---------
  Pro forma basic and diluted (unaudited).........                   15,993                 25,462
                                                                 -----------             ---------
                                                                 -----------             ---------

                                                                      DECEMBER 31,
                                                                  --------------------
                                                                                         JUNE 30,
                                                                    1997       1998        1999
                                                                  ---------  ---------  -----------
                                                                                        (UNAUDITED)
                                                                           (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.......................................  $     275  $     815   $  19,855
Working capital (deficit).......................................       (111)    (1,013)     15,597
Total assets....................................................        349      3,603      32,146
Capital lease obligations.......................................         --        387       6,705
Stockholders' equity (deficit)..................................       (512)    (2,123)     16,752

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS AND RELATED NOTES AS WELL AS THE OTHER FINANCIAL INFORMATION IN THIS PROSPECTUS. IN ADDITION TO HISTORICAL INFORMATION, THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS RELATING TO FUTURE EVENTS OR OUR FUTURE FINANCIAL PERFORMANCE, WHICH INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS," "BUSINESS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    ZapMe! is building a broadband interactive network that brings the latest technology tools and educational resources to schools for free. For each school participating in the ZapMe! network, we provide free PCs, software, installation and support, as well as free "always on," bi-directional satellite-delivered connectivity to the Internet. The ZapMe! network, which is designed primarily for students aged 13-19, makes education more engaging and entertaining by providing a rich media computer experience that is free and easy to use. We plan to extend the ZapMe! network into the home in order to enhance a student's educational experience and promote better communication among students, teachers and parents.

    We commenced operations in June 1997 and began offering sponsorships through our proprietary network in December 1998. From inception through June 30, 1999, we were in the development stage, and our activities primarily consisted of:

    - marketing the ZapMe! network to school districts;

    - entering into agreements with school districts for the placement of the ZapMe! network in schools;

    - developing our proprietary user interface and satellite multicasting capabilities;

    - raising capital;

    - recruiting personnel;

    - conducting research and development activities; and

    - purchasing assets to support our operations.

    Since December 1998, we have been:

    - deploying our network in schools;

    - developing our operations, technology and support capabilities;

    - forming strategic alliance relationships; and

    - continuing to invest in research and development.

    In order to achieve our strategic plan, we intend to continue to invest heavily in deploying our network, marketing and promotion, technology and operations.

    As of July 31, 1999, there were more than 250 school districts, representing over 6,000 K-12 schools, including more than 2,000 middle and high schools, that have approved and signed a three-year contract with us. As of July 31, 1999, we had installed ZapMe! labs in over 220 schools, which had an average of more than 1,000 students, providing a total addressable user base of over 220,000 students, each of whom has access to a free ZapMe! account upon request. In the Fall of the

1999-2000 school year, ZapMe! will expand current programs and incentives to encourage network usage.

    We have incurred net losses of approximately $11.7 million for the period of inception through June 30, 1999. We expect to incur additional losses for the foreseeable future due to the increased cost of sales and marketing, advertising and promotion, expanded network features and research and development. We expect that the size of these losses will fluctuate from quarter to quarter and that these fluctuations may be substantial. In view of the rapidly evolving nature of our business and our limited operating history, we believe that period-to-period comparisons of our operating results are not necessarily meaningful and should not be relied upon as an indication of future performance.

    REVENUE. To date, ZapMe! has generated revenue primarily from content sponsorship fees paid by strategic partners. Two sponsors accounted for approximately 90% of our revenue in the six months ended June 30, 1999. We intend to derive revenue from three primary activities: sponsorship, e-commerce and network services and other. Sponsorship revenue, which includes content and public service announcement sponsorships, banner advertising and full screen interactive ads, consists of fees charged for messages delivered over our network. Revenue related to sponsorship of content on our network is generally recognized ratably over the time periods that the sponsorship is acknowledged unless such sponsorship is based on delivery of a minimum amount of media exposure, in which case revenue is recognized over the time period of such exposure. We expect to generate sponsorship revenue both at school and at home. Advertising revenue is recognized in the period in which the advertisement message is displayed on the network, provided that no material obligations remain and collection of the related account receivable is reasonably certain. E-commerce revenue consists of referral fees and commissions on transactions facilitated through our network as well as referred transactions. Revenue from e-commerce is recognized upon notification from the contracting partner of the fact of the referral or sale upon which referral fees or commissions is due. Network services and other revenue consist of revenue from the distribution of content and products which is delivered through our network, and from educational services delivered in the ZapMe! labs such as teacher training, tutoring and other educational programs offered through a strategic alliance with Sylvan Learning Systems. Revenue from network services and other is recognized in the time period in which the underlying service is delivered. Network services and other revenue also include revenue from our five-year agreement with Sylvan which provides for a sharing of revenue derived from the delivery of Sylvan programs in ZapMe! computer labs. This agreement allows Sylvan to offer student tutoring, teacher training, and other programs in the ZapMe! computer labs. For the calendar year 1999, Sylvan is committed to pay ZapMe! minimum fees. Thereafter, fees will be based on a rate for installed schools available for use by Sylvan. To date, no programs have been offered under this arrangement, and additionally no material e-commerce or network services have been delivered and no significant revenue has been recognized by ZapMe!.

    COST OF SERVICES. Cost of services consist primarily of depreciation on network equipment, including computers placed in schools, allowances for the cost of equipment replacement not covered by manufacturers' warranties, and the cost of operating our satellite communications network. The costs associated with this form of telecommunication include (1) the cost of land-based equipment, or "earth segment," such as the satellite dish, hubs, send and receive cards located inside the network servers and land-based phone service and (2) the cost of the link to and from the satellite, or "space segment." ZapMe! provides much of its earth segment to schools by purchasing satellite dishes, hubs and send/receive cards for its network servers. ZapMe! purchases space segment from GE Americom, a unit of General Electric Corporation, and from Spacenet, a wholly-owned subsidiary of Gilat Satellite Networks, pursuant to fixed price agreements. Commencing July 1999, Spacenet began to install and lease satellite dishes and lease receive and transmit cards as well as provide space segment under a long-term fixed-price per school contract. Cost of services varies directly with the number of schools.

    OPERATING EXPENSES. Our operating expenses consist primarily of sales and marketing, research and development and general and administrative expenses. Research and development expenses consist primarily of compensation and consulting expenses associated with the development and refinement of the ZapMe! user interface, the satellite network, content and quality assurance. To date, we have not capitalized any software development costs under Statement of Financial Accounting Standards ("SFAS") No. 86 because we believe that our process for developing software is essentially completed concurrent with the establishment of technological feasibility; as a result, all development costs have been expensed as incurred. Sales and marketing expenses consist primarily of salaries, commissions, travel expenses, advertising expenses, costs of promotional programs such as ZapPoints, trade show expenses, seminars and costs of marketing materials. General and administrative expenses consist primarily of salaries and related costs for our executive, administrative, finance, legal and information technology personnel, support services, facilities costs and professional services fees.

    AMORTIZATION OF DEFERRED STOCK COMPENSATION. We recorded deferred stock compensation of approximately $553,000 during the year ended December 31, 1998, and approximately $916,000 during the six months ended June 30, 1999 as a result of stock options granted during 1998 and 1999 and shares of common stock granted to an officer of ZapMe! at a price below the deemed fair market value at the date of grant. Amortization of deferred stock compensation of approximately $79,000 was recognized in 1998 and approximately $560,000 for the six months ending June 30, 1999. Deferred stock compensation is amortized over the vesting period of the options, generally three to four years, or the performance period for certain warrants we granted. As a result, amortization of deferred stock compensation will adversely impact our operating results for the next four years.

    INCOME TAXES. There was no provision for federal or state income taxes for any period since inception due to our operating losses. At December 31, 1998, we had net operating loss carryforwards for federal income tax purposes of approximately $4.1 million which will expire beginning in fiscal year 2012 if not utilized. Utilization of our net operating loss carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. Such an annual limitation could result in the expiration of the net operating loss carryforwards before utilization. A valuation allowance has been established and, accordingly, no benefit has been recognized for our net operating losses and other deferred tax assets. The net valuation allowance increased by approximately $1.6 million during the year ended December 31, 1998. We believe that, based on a number of factors, the available objective evidence creates sufficient uncertainty regarding the realizability of the deferred tax assets such that a full valuation allowance has been recorded. These factors include our history of net losses since inception and expected near-term future losses. We will continue to assess the realizability of the deferred tax assets based on actual and forecasted operating results. See note 4 of notes to financial statements.

RESULTS OF OPERATIONS

    Because (1) we were a development stage company through June 30, 1999, (2) first earned revenue in the quarter ended March 31, 1999 and (3) have a short operating history, we believe that year-over-year comparisons are less meaningful than an analysis of recent quarterly operating results. Accordingly, we are providing a discussion and analysis of our results of operations that is focused on the year ended December 31, 1998 and the quarters ended March 31, 1999 and June 30, 1999.

    REVENUE. Total revenue for the quarters ending March 31 and June 30, 1999 were $5,000 and $142,000, respectively. We began earning revenue in the quarter ending March 31, 1999. Revenue is primarily attributed to content sponsorship of our network. One sponsor accounted for substantially all of our revenue in the quarter ended June 30, 1999.

    COST OF SERVICES. Cost of services were $135,000, $212,000 and approximately $1.0 million for the year ending December 31, 1998 and for the quarters ending March 31 and June 30, 1999, respectively.

The increase in the level of expense was due primarily to depreciation associated with increased levels of school network equipment which were placed in service. We expect cost of services to increase in absolute dollars in future periods due to increasing depreciation on network equipment and to additional costs for space segment associated with the deployment of the ZapMe! network in additional schools.

    RESEARCH AND DEVELOPMENT. Research and development expenses were approximately $1.1 million, $472,000 and $562,000 for the year ending December 31, 1998 and for the quarters ending March 31 and June 30, 1999, respectively. The increase in the level of expense was due primarily to increased personnel expenses and, to a lesser extent, outside services associated with enhancements of existing products and development of new products. We believe that continued investment in research and development will contribute to attaining our strategic objectives and, as a result, expect research and development expenses to increase in absolute dollars in future periods.

    SALES AND MARKETING. Sales and marketing expenses were approximately $1.2 million, $864,000 and approximately $1.6 million for the year ending December 31, 1998 and for the quarters ending March 31 and June 30, 1999, respectively. The increase in the level of expense was due primarily to compensation associated with the increased number of sales and marketing personnel and related overhead, and increased travel costs associated with our direct selling efforts. We expect selling and marketing expenses to increase in absolute dollars in future periods as we hire additional personnel, promote our home client, and develop incentive programs to increase in-school and at home usage of the ZapMe! network.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses were approximately $1.5 million, $885,000 and approximately $1.1 million for the year ending December 31, 1998 and for the quarters ending March 31 and June 30, 1999, respectively. The increase in the level of expenses is due primarily to increased personnel and related overhead necessary to support our increased scale of operations. We expect general and administrative expenses to increase in absolute dollars in future periods as we expand our management and staff, incur additional costs related to expansion of our operations and continue to incur the additional costs associated with being a publicly-traded company.

    Our revenue, operating expenses and operating results may vary significantly from quarter to quarter. The fluctuations may be due to a number of factors, many of which are beyond our control. These factors include:

    - the rate of expansion of our network through deployment into additional schools;

    - the rate of usage of our network in schools and at home;

    - our ability to generate and sustain significant levels of sponsorship revenue;

    - fluctuations in the use of our network and in demand for our products and services related to the school calendar, including vacations and holidays;

    - the burden of lease payment obligations;

    - government action to regulate or otherwise restrict our access to schools;

    - our ability to manage costs, including personnel costs; and

    - costs relating to possible acquisitions and integration of technologies or businesses.

    Due to all of the foregoing factors, our quarterly revenue and operating results are difficult to forecast, and we believe that period-to-period comparisons of our operating results will not necessarily be meaningful and should not be relied upon as an indication of future performance.

INCEPTION TO DECEMBER 31, 1997 AND YEAR ENDED DECEMBER 31, 1998

    Because we were a development stage company during 1997 and the year ended December 31, 1998, we generated no revenue for these periods. Operating expenses increased to approximately $4.0 million in 1998 from $570,000 in the period from June 25, 1997 through December 31, 1997 ("inception period"). During our inception period, we incurred primarily general and administrative and development expenses as our primary focus was on developing the ZapMe! network. Research and development expenses in 1998 totaled approximately $1.1 million, an increase of $909,000 from $231,000 in fiscal 1997, which was attributable to the addition of product development, network engineering, satellite engineering and content personnel and related costs and outside consulting fees. In the year ended December 31, 1998, sales and marketing expenses totaled approximately $1.2 million, compared to $40,000 for fiscal 1997. This increase was due primarily to increased personnel and related costs. Additionally, in 1998 we began to build our infrastructure and added finance, legal, business development, information technology, executive management and administrative personnel and related costs, which amounted to approximately $1.5 million for fiscal 1998 compared to $299,000 for fiscal 1997. Sales and marketing expenses were not significant in fiscal 1997.

LIQUIDITY AND CAPITAL RESOURCES

    Since inception through June 30, 1999, we used approximately $7.9 million of cash for operating activities, resulting primarily from operating losses of approximately $11.7 million. During this same period, we used approximately $3.7 million of cash for investing activities, consisting primarily of the purchase of equipment.

    We have financed our cash needs primarily through the private placement of preferred stock and lease financings. Placements of preferred stock through June 30, 1999 provided net proceeds totaling approximately $30.2 million. At June 30, 1999, we had approximately $20.4 million in cash and cash equivalents and short-term investments, including restricted cash of $560,000, which represents an increase of approximately $19.6 million as compared to $815,000 at December 31, 1998. We currently have no significant capital commitments other than obligations under capital equipment and facilities leases as well as commitments under cancelable outstanding purchase orders.

    Net cash used in operating activities was approximately $2.3 million and $5.4 million in fiscal 1998 and for the six-month period ending June 30, 1999, respectively. In each period, cash used by operating activities was primarily a result of the net losses for such period.

    Net cash used in investing activities was approximately $2.4 million and $1.3 million in fiscal 1998 and for the six-month period ending June 30, 1999, respectively. In each period, cash used by investing activities was primarily for the acquisition of property and equipment.

    Cash provided by financing activities was approximately $5.2 million and $25.8 million in fiscal 1998 and for the six-month period ending June 30, 1999, respectively. The primary source of cash provided by financing activities was proceeds from the issuance of preferred stock and, to a lesser extent, borrowings. In addition, in August 1999 we received net proceeds of approximately $9.5 million from the issuance of preferred stock.

    Capital leases incurred were approximately $390,000 and $6.8 million in fiscal 1998 and for the six-month period ending June 30, 1999, respectively. Lease financing was used primarily to acquire and install computer equipment in schools.

    Our deferred revenue balance includes deferred revenue attributable to billings in advance of earnings on content sponsorship activities. We record an account receivable and deferred revenue upon billing for sponsorships. We recognize revenue ratably over the period the sponsorship is acknowledged on the network.

    Although we have no other material commitments other than our capital equipment and facilities leases (see note 5 to notes to financial statements) and cancelable commitments to purchase school network equipment in the ordinary course, we anticipate that we will experience an increase in our capital expenditures and lease commitments consistent with our anticipated growth in operations, infrastructure and personnel. Subject to the availability of cash or other capital financing arrangements, we expect that capital expenditures for 1999 will be approximately $50 million. In particular, we anticipate incurring substantial capital expenditures in connection with our expansion of our network. We currently anticipate that we will continue to experience significant growth in our operating expenses for the foreseeable future related to expansion of our network, including increasing research and development spending, increasing our sales and marketing operations, developing supporting business and technical infrastructures, improving our operational and financial systems and broadening our user support capabilities. Such operating expenses will be a material use of our cash resources.

    We believe that our available cash resources and amounts available under financing facilities will be sufficient to meet our expected working capital and capital expenditure requirements for at least the next full operating cycle.

    We may need to raise additional funds in order to support more rapid expansion, develop new vertical markets, respond to competitive pressures, acquire complementary businesses or technologies, or respond to unanticipated developments. We may seek to raise additional funds through private or public sales of securities, strategic financial and business relationships, bank debt, lease financing, or otherwise. If additional funds are raised through the issuance of equity securities, the percentage of ZapMe! owned by existing stockholders will be reduced, stockholders may experience additional dilution, and these equity securities may have rights, preferences, or privileges senior to those of the holders of ZapMe!'s common stock. Additional financing may not be available on acceptable terms, if at all. If adequate funds are not available or are not available on acceptable terms, we may be unable to deploy or enhance our network and Netspace, take advantage of future opportunities, or respond to competitive pressures or unanticipated developments, which could severely harm our business.

YEAR 2000 READINESS DISCLOSURE

    Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and software used by many companies and governmental agencies may need to be upgraded to comply with such Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

    OUR STATE OF READINESS

    We are engaged in an ongoing assessment of the Year 2000 readiness of all our relevant operating, financial and administrative systems, including the hardware and software that support our information technology ("IT") and non-IT systems. Our assessment plan consists of:

    - quality assurance testing of our internally developed proprietary software;

    - contacting third-party vendors and licensors of material hardware, software and services that are both directly and indirectly related to the delivery of our network services to our users;

    - contacting vendors of third-party systems;

    - assessing repair and replacement requirements and implementing appropriate procedures; and

    - creating contingency plans in the event of Year 2000 failures.

    We are currently reviewing our Year 2000 readiness and developing a plan for verifying the proper operation of our internally developed software. We expect to complete and execute our verification plan by October 1999. In addition, the transition from year 1999 to year 2000 was simulated for our material IT and non-IT systems to test our system readiness. These simulations revealed no notable Year 2000 issues.

    All of our third party hardware and software vendors for critical systems have provided written statements to us or have posted them to their public web sites, indicating that they are Year 2000 compliant. However, our review of the internal systems of third parties with whom we have material relationships is ongoing.

    COSTS TO ADDRESS YEAR 2000 ISSUES

    We do not separately account for Year 2000 related expenses but estimate that our expenses incurred to date to address Year 2000 issues have not been material and, although we have not completed our assessment of our Year 2000 readiness, we do not expect to incur expenses in excess of $100,000 in connection with any required future remediation efforts. Such costs, if higher than anticipated, could adversely impact our operating results.

    RISKS ASSOCIATED WITH YEAR 2000 ISSUES

    We are not currently aware of any Year 2000 compliance problems relating to our network applications or our IT or non-IT systems that would have a material adverse effect on our business, results of operations and financial condition, notwithstanding efforts to detect and correct such problems. However:

    - we may discover Year 2000 compliance problems in our network and other software that will require substantial revisions or replacements;

    - there can be no assurance that third-party hardware or software incorporated into our material IT and material non-IT systems will not need to be revised or replaced, which could be time consuming and expensive; and

    - the failure to adequately address Year 2000 compliance issues in our IT and non-IT systems could result in claims of mismanagement, misrepresentation or breach of contract and bring about litigation, which could be costly to defend.

    Any such worst-case scenario, if not quickly remedied, could result in lost revenues, increased expenses and business interruptions, which could have a material adverse effect on our business, results of operations and financial condition.

    In addition, we cannot guarantee that Internet access companies, governmental agencies, utility companies, third-party service providers and others not within our control will be Year 2000 compliant. The failure of such entities to be Year 2000 compliant could result in a failure beyond our control, such as a prolonged Internet, telecommunications or electrical failure, which could prevent us from operating our network.

    CONTINGENCY PLAN

    Because our needs for hardware and software continually change, we are engaged in an ongoing Year 2000 compliance assessment. We have not identified any significant non-compliance issues with our products that have not already been corrected. However, the results obtained from our ongoing effort will be considered in determining the need for and the extent of any contingency plan which, if required, will be implemented by October 31, 1999. The cost of developing and implementing such a plan could be material.

    The information set forth above and elsewhere in this prospectus relating to Year 2000 issues constitute "Year 2000 Readiness Disclosures," as such term is defined by the Year 2000 Information and Readiness Disclosure Act of 1998, enacted October 19, 1998 (Public Law 105-271, 112 State. 2386).

INTEREST RATE RISK

    Our exposure to market risk for changes in interest rates relates primarily to the increase or decrease in the amount of interest income we can earn on our investment portfolio and on the increase or decrease in the amount of interest expense we must pay with respect to our various outstanding debt instruments. The risk associated with fluctuating interest expense is limited, however, to the expense related to those debt instruments and credit facilities which are tied to market rates. We do not use derivative financial instruments in our investment portfolio. We ensure the safety and preservation of our invested principal funds by limiting default risks, market risk and reinvestment risk. We mitigate default risk by investing in safe and high-credit quality securities. A hypothetical increase or decrease in market interest rates by 10% from the market interest rates at June 30, 1999 would not cause the fair value of our cash and cash equivalents or the interest expense paid with respect to our outstanding debt instruments to change by a material amount. Declines in interest rates over time will, however, reduce our interest income while increases in interest rates over time will increase our interest expense.

RECENT ACCOUNTING PRONOUNCEMENTS

    The FASB issued Statement No. 131 ("SFAS 131"), "Disclosure about Segments of an Enterprise and Related Information," which establishes standards for the way public business enterprises report information in annual statements and interim financial reports regarding operating segments, products and services, geographic areas, and major customers. This statement is effective for financial statements for periods beginning after December 15, 1997. We adopted SFAS 131 in the year ended December 31, 1998, and operate in one business segment which is building a broadband interactive network that brings technology tools and educational resources to schools at no cost.

                                    BUSINESS

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE DISCUSSED IN THIS PROSPECTUS. FACTORS THAT MAY CAUSE OR CONTRIBUTE TO SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS," AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    ZapMe! is building a broadband interactive network that brings the latest technology tools and educational resources to schools for free. For each school participating in the ZapMe! network, we provide free PCs, software, installation and support, as well as free "always on," bi-directional satellite-delivered connectivity to the Internet. The ZapMe! network, which is designed primarily for students aged 13-19, makes education more engaging and entertaining by providing a rich media computer experience that is free and easy to use. We plan to extend the ZapMe! network into the home in order to enhance a student's educational experience and promote better communication among students, teachers and parents.

    Each school participating in the ZapMe! network typically receives 15 high-end, multimedia PCs with 17-inch monitors, satellite communications hardware, and a laser printer, as well as broadband access to the ZapMe! Netspace and the Internet. The ZapMe! Netspace is our proprietary, easy-to-use interface that provides access to over 10,000 pre-selected, indexed educational sites and other aggregated content, applications, and services, including Microsoft Word, Excel and PowerPoint. In addition, we provide a range of educational and communication tools, including ZapMail, our network email program, and ZapPoints, a membership program that rewards students for using the ZapMe! network. Because ZapMe!'s network employs a bi-directional satellite system, a ZapMe! lab does not require extensive rewiring or phone access to connect to the Internet.

    We believe that by providing schools with free PCs and broadband connectivity to the Internet, we will help to alleviate the significant technology funding gap in schools, and provide greater educational and economic opportunity to students of all demographic backgrounds by giving them access to the digital tools and electronic information that are critical in today's knowledge-based economy. Moreover, the ZapMe! network will provide a platform for the school community to engage in many important activities, including providing teachers and administrators with access to Internet-based educational content, cost-effective school e-commerce solutions, and school fundraising opportunities. In connection with many of these core activities, the ZapMe! network has established strategic alliances with a wide range of companies, including Dell, Gilat Satellite Networks and its subsidiary, Spacenet, Microsoft, New Sub Services, School Specialty, Sylvan Learning Systems and Xerox to further enhance the educational experience. In addition, we plan to enter into additional new strategic alliances to enhance our technology, gain access to compelling educational content, add new features and functionality, or generate sponsorship and e-commerce revenues.

    Funding for the development, installation and maintenance of the ZapMe! network is provided by a combination of corporate sponsorships and e-commerce relationships. We expect to derive additional revenue from partners and other sources from after-school use of ZapMe! labs and participation in fundraising activities. In particular, we will receive additional revenues from Sylvan, which has committed to sharing a percentage of its profits resulting from joint activities on the ZapMe! network. Participating sponsors have the opportunity to underwrite public service messages, as well as corporate sponsorships appropriate for ZapMe! network users, including students aged 13-19, teachers and administrators.

    As of July 31, 1999, there were more than 250 school districts, representing over 6,000 K-12 schools, including more than 2,000 middle and high schools, that have approved and signed a three-year contract with us. As of July 31, 1999, we had installed ZapMe! labs in over 220 schools, which had an average of more than 1,000 students, providing a total addressable user base of over 220,000 students, each of whom has access to a free ZapMe! account upon request. In the Fall of the 1999-2000 school year, ZapMe! will expand current programs and incentives to encourage network usage.

MARKET OPPORTUNITY

NEED FOR TECHNOLOGY IN K-12 SCHOOLS

    INCREASED IMPORTANCE OF TECHNOLOGY. Throughout the last decade, the U.S. economy has undergone a fundamental shift, moving from a resource-based economy to a knowledge-based economy. Despite the fact that over $650 billion is currently spent each year on education and training in the U.S., we believe that this spending falls short of what is necessary. We believe that education and training are becoming more important, and that knowledge is increasingly making the difference in how individuals and companies perform economically. In addition, an understanding of the uses of technology is now essential to achieve superior performance in a knowledge-based economy. In order to respond to these demands, educators, parents and opinion leaders in the U.S. are increasingly looking to technology, not only as a means of improving the essential academic skills of students, but also as the basis for a set of tools students must have to compete effectively. This has created an increased demand for technology in schools.

    TECHNOLOGY FUNDING GAP IN K-12 SCHOOLS. According to the National Center for Education Statistics, during the 1998-1999 school year, there were over 110,000 K-12 schools in the U.S. These schools face inherent resource constraints, including limited budgets and annual budget cycles which limit long term investments. These constraints have, to date, prohibited adequate investment in technology. According to a study by McKinsey & Co., the cost to achieve the five-to-one ratio of students-to-computers mandated by the President of the United States and the U.S. Department of Education in their national technology plan is estimated to be $110 billion over 10 years. A RAND Corporation study for the federal government estimates that to wire and equip 88,000 public schools with computers will cost from $40 billion to $100 billion over the next five years. Despite the significant expenditures necessary to improve technology available in schools, Quality Education Data estimates that only $5.4 billion was spent on technology in public K-12 schools during the 1998-99 school year. Furthermore, Quality Education Data lists lack of technology funding as the number one barrier to increased Internet usage in school. Based on these statistics, we believe schools in the U.S. suffer a multi-billion dollar funding gap for technology.

    NEED FOR EDUCATION NETWORK. Most schools lack the infrastructure to allow students, teachers and parents to communicate electronically. According to the National Center for Education Statistics, there are approximately 53.1 million students in grades K-12 and 3.2 million teachers who teach grades K-12. According to Quality Education Data, only 22.5% of schools have a network capable of connecting the school to the home. We believe that a broadband educational network focused on students aged 13-19 will facilitate the integration of computers into the school's curriculum, improve academic performance, and enhance the student-teacher-parent connection. Stand-alone PCs are useful for preparing a document or doing individual research, but networked PCs provide numerous advantages to students, teachers and parents, enabling timely, effective communication, as well as helping students to collaborate on group projects. Information and ideas can be shared with anyone connected to the network.

THE INTERNET

    GROWTH OF THE INTERNET. The Internet has emerged as a significant global communications medium, enabling millions of people to share information and conduct business electronically and providing advertisers and businesses with an attractive means of marketing and selling their products and services.

The growth in the number of web users is expected to continue as Internet access becomes more widely available, bandwidth increases and Internet content improves and incorporates more multimedia capabilities. International Data Corporation, or IDC, has estimated that the number of web users worldwide will increase from approximately 142.2 million at the end of 1998 to approximately 502.4 million by the end of 2002, representing a compound annual growth rate of 37%. IDC estimates that worldwide e-commerce revenue on the Internet will increase from approximately $50.4 billion at the end of 1998 to more than $1.3 trillion in 2003.

    GROWTH OF ONLINE SPONSORSHIP. The Internet has become an attractive medium for corporate sponsors, offering a level of flexibility, interactivity and measurability not available in traditional media. The Internet enables corporate sponsors to use demographics in delivering their messages to specific groups, as well as to change their messages frequently in response to market factors, current events and consumer feedback. Moreover, the Internet allows corporate sponsors to specify an offering to each user in real-time and receive valuable data on customer tastes, preferences and shopping and buying patterns. Jupiter Communications, Inc. estimates that the amount of Internet advertising in the U.S. will grow from approximately $2.1 billion in 1998 to $9.0 billion by 2002, a compound annual growth rate of 45%.

    INCREASING VALUE OF DEFINED DEMOGRAPHIC AUDIENCE. Early Internet sponsorship efforts were directed primarily at a broad audience by placing corporate messages on the most frequently visited web sites. As the Internet has matured, businesses have sought to improve the effectiveness of their corporate sponsorship by directing their messages toward the Internet users they most want to reach. By offering corporate sponsorship efforts to the most relevant users, Internet-based corporate sponsors seek to improve their brand awareness and response rates and reduce costs by eliminating spending that is not directed at their intended audience.

    STUDENTS' IMPORTANCE TO THE INTERNET AND IN THE ECONOMY. Extrapolating from United States Census Bureau data, we estimate that there are more than 25 million individuals aged 13-19. Individuals in this age group are becoming increasingly involved in the Internet. According to Jupiter Communications, the number of people aged 13-19 who regularly access the Internet will rise from 8.4 million in 1998 to 16.6 million by 2002. Their increased Internet activity creates a significant opportunity for underwriting corporate sponsorships and offering products and services online to students aged 13-19. Based upon data from Teens Research Unlimited, we estimate that this audience spent in excess of $100 billion in 1998. According to Jupiter Communications, teens will spend $1.2 billion on e-commerce alone by 2002.

THE ZAPME! SOLUTION

    ZapMe! has designed a broadband interactive network, using "always on," bi-directional satellite technology, which brings the latest technology tools and educational resources to schools. We believe that by providing free PCs and broadband connectivity to the Internet, we will help to ease the technology funding gap in schools, and provide students of all social and economic backgrounds access to the technology and information that are critical in today's knowledge-based economy. In addition, the ZapMe! network facilitates greater parental involvement in schools by enabling electronic communication among parents and teachers. Moreover, the ZapMe! network provides students, teachers and administrators access to Internet-based educational content, cost-effective school e-commerce solutions and school fundraising opportunities. The ZapMe! network also provides corporate sponsors the opportunity to underwrite public service messages and education content areas and services appropriate for ZapMe! network users. Key elements of our approach are:

    FREE BROADBAND INTERACTIVE NETWORK FOR SCHOOLS. We offer a turnkey technology solution for schools by providing each participating school with access to the ZapMe! network, including PCs and broadband connectivity to the Internet, all at no cost to the school. A participating school typically receives 15 high-end, multimedia PCs with 17-inch monitors, satellite communications hardware, and a laser printer, as well as broadband access to the Internet and the ZapMe! Netspace, our proprietary, easy-to-use interface that provides access to over 10,000 pre-selected, indexed educational sites and other aggregated content and services. We also offer schools a single point of contact for free service, including network implementation, maintenance, training and system upgrading.

    HIGH-SPEED, "ALWAYS ON," BI-DIRECTIONAL SATELLITE DELIVERY. Our network incorporates broadband Internet connectivity over a bi-directional satellite delivery system. This design enables full motion video, other rich media files, system updates and other data to be cached directly to local school servers via satellite. We believe multicasting from a remote location is an efficient and cost-effective method of distributing data to one or multiple school networks. This ability to multicast data to local servers via broadband satellites enables ZapMe! to provide our users high-speed access to graphic-oriented Internet content and new bandwidth-intensive multimedia applications (such as video and high-quality audio), e-commerce applications and interactive games.

    ALTERNATIVE SOURCES OF SCHOOL FUNDING. The ZapMe! network provides schools with a wide range of alternative sources for funding the acquisition of technology and related equipment and services. In addition to providing schools with free computing equipment and broadband Internet access, we offer or plan to offer schools the following funding opportunities:

    - Programs which enable safe, effective deployment of school fundraising activities, such as magazine drives. For example, we are currently planning to launch a network-based, Internet-delivered program for fundraising activities with New Sub Services, the world's largest provider of magazine subscriptions.

    - Our ZapPoints program, which provides opportunities for schools to upgrade technology, including PCs and document processing equipment, through the accumulation of ZapPoints. Schools have the opportunity to purchase products and equipment based upon ZapPoints, which measure a school's cumulative usage and participation in ZapMe! programs. Xerox intends to participate in the ZapPoints program.

    We believe there are a wide variety of technology providers and educational organizations which are interested in participating in these programs.

    OPPORTUNITY FOR ONLINE SPONSORSHIP. We believe that ZapMe! appeals to potential sponsors because it combines the following attributes:

    - access to students aged 13-19 who, prior to the ZapMe! network, have been difficult to reach during school hours or who may not otherwise have had access to the Internet;

    - "always on," rich-media, full-screen, full-motion, interactive display that can be used to create more entertaining and engaging messages;

    - delivery of messages that meet the individual preferences of users;

    - ability to engage users, conduct online surveys, test product trials, provide product feedback, and support product launches;

    - access to a quarterly take-home CD-ROM that sponsors can use to explain their programs or services; and

    - the opportunity to underwrite public service messages and education content areas and services that serve the local community.

    ATTRACTIVE FEATURES DRIVE NETWORK USAGE. We have designed the ZapMe! Netspace to have attractive features, content and functionality, in order to maintain and increase usage of the ZapMe! network. Features incorporated on the ZapMe! Netspace include ZapMail, ZapPoints affinity marketing programs, discussion boards, and a full suite of Microsoft software, including Word, Excel and PowerPoint.

    ZapMe! believes that this combination will lead to above industry average sponsorship rates and more effective and engaging sponsorship models.

OUR STRATEGY

    Our goal is to create the premier broadband educational network for students aged 13-19, as well as for teachers, administrators and parents. We plan to continue installing our network in schools, building brand recognition among students, teachers and parents, and promoting increased use of our network both in school and at home. Key elements of our strategy are as follows:

    ACTIVELY DEPLOY OUR NETWORK AND GROW OUR INSTALLED BASE OF SCHOOLS AND NUMBER OF USERS. We intend to capitalize on our early market entrance to deploy our network, grow our installed base of schools and increase our number of users. As of July 31, 1999, we had installed ZapMe! labs in over 220 schools. Installation on this scale requires significant time and resources; therefore, we believe our progress to date provides us a time-to-market advantage over potential competitors. We have gained experience as we have deployed our network, which we believe will streamline our further expansion. In addition, as of July 31, 1999, there are more than 250 school districts, representing over 6,000 K-12 schools, including more than 2,000 middle and high schools, that have approved and signed a three-year contract with us. We intend to capitalize on our early mover advantage to gain significant market share.

    PROMOTE REPEAT USAGE AND LOYALTY OF USERS. We believe that broadband-delivered rich media networks, such as the ZapMe! network, have an inherent potential for creating loyal users, particularly when combined with free service offerings such as those we provide. As users invest time and energy in ZapMe!'s services, they may become less inclined to switch to alternative services. In particular, we believe that our ZapPoints affinity marketing program will promote user loyalty by providing students incentives to participate, as well as incentives for schools to encourage their students to participate. We intend to promote repeat usage and user loyalty by maintaining and improving our range of no cost services, expanding the breadth and depth of our product offerings and remaining responsive to user trends and suggestions.

    INCREASE FUNDING FROM SPONSORS. We believe that the ZapMe! network will provide sponsors with an attractive means of offering their products and services to schools, students, teachers, administrators and parents. We intend to develop innovative sponsorship relationships with leading brand marketers which support broad marketing objectives, including brand promotion, awareness, product introductions and online research. We expect many of these sponsorship arrangements will involve longer-term contracts and higher dollar values than typical banner deals. We also intend to offer traditional banner advertising options for sponsors.

    BUILD STRONG BRAND RECOGNITION. We believe that establishing and leveraging the ZapMe! brand is important to our success. We have already benefited from positive news stories and from word-of-mouth marketing. We intend to increase our brand equity through the rapid introduction of the ZapMe! network into schools throughout the country. We believe that the attractive features, content and functionality of the ZapMe! Netspace will strengthen our brand and attract new students, teachers and parents to become users.

    LEVERAGE INSTALLED BASE OF SCHOOLS AND NUMBER OF USERS TO DRIVE USE AT HOME. As our installed base of schools and number of users grow, we intend to stimulate demand for, and use of, ZapMe! at home. As part of its agreement with participating schools, ZapMe! intends to send home to each student a quarterly CD-ROM that includes a home version of the ZapMe! Netspace. In order to stimulate home use of ZapMe!, we also intend to offer certain communication and entertainment features unique to the home version of the ZapMe! Netspace, as well as our ZapPoints program.

    PURSUE STRATEGIC ALLIANCES. We plan to increase usage of the network and grow our revenues through strategic alliances that offer opportunities to improve our technology, gain access to compelling content, add new features and functionality or generate sponsorship or e-commerce revenues. ZapMe! also intends to form alliances with other companies to leverage their brands, while incorporating content that is consistent with our educational mission. We may also expand our revenue opportunities through alliances with technology providers, providers of educational goods and services, online service and content providers, commerce providers and advertisers.

    LEVERAGE OUR NETWORK TO CREATE ADDITIONAL REVENUE STREAMS. Our ZapMe! network will enable us to create additional revenue streams through appropriate after-school use of the labs and e-commerce. For example, our agreement with Sylvan provides for Sylvan to use the ZapMe! labs outside of school hours for educational programs and services and we share in the revenue generated from those programs and services. Other opportunities to leverage our network include an alliance to establish computer summer camps utilizing ZapMe! labs and corporations using the labs after hours for training purposes. In addition, we believe that by building a large base of users, we will be able to enter into revenue sharing or other agreements with appropriate e-commerce partners interested in serving students, teachers and parents in both the school market and the home market.

THE ZAPME! NETWORK

    The ZapMe! network offers significant benefits not only to schools, but also to students, teachers, administrators, parents and sponsors.

    WHAT ZAPME! OFFERS TO SCHOOLS. We offer a free turnkey technology solution for schools by providing each school with a complete broadband interactive network with the following components. We will offer the following in the Fall of the 1999-2000 school year:

    - Hardware. An eligible school typically receives 15 high-end, multimedia PCs with 17-inch monitors, satellite communications hardware, and a laser printer, as well as access to broadband Internet connectivity through the ZapMe! Netspace, our proprietary, easy-to-use interface that provides access to over 10,000 pre-selected, indexed educational sites and other aggregated content and services;

    - Broadband Connectivity. Our network incorporates broadband Internet connectivity over a bi-directional satellite delivery system. This design permits us to simultaneously multicast data, including full motion video files, to schools. The speed afforded by broadband satellite-delivered multicast data allows ZapMe! to provide our users fast access to graphic-oriented Internet content and new bandwidth-intensive multimedia applications;

    - Software. The ZapMe! school network incorporates two categories of software: the ZapMe! Netspace and third-party software that is accessed directly through the ZapMe! Netspace. The ZapMe! Netspace is a proprietary, easy-to-use interface that uses standard Web browser commands and runs on top of Internet Explorer 4.0 and Windows NT. Microsoft Office applications such as Word, Excel and PowerPoint are also accessed directly through the ZapMe! Netspace; and

    - Services. An eligible school typically also receives installation, customer service and technical support, as well as teacher training.

       - Installation. To enable rapid and reliable deployment, we have agreements with third-parties to provide complete network installation services. These agreements provide for site inspection, installation and testing of both the satellite dish, which is typically installed on the roof of the school, and the balance of the computer lab, which is typically installed in a library or dedicated computer room. We believe that these relationships with third-parties enable us to provide high-quality, nationwide service, and to reach and sustain a much higher deployment scale than if we were to undertake all installation services ourselves. We currently rely on Gilat and Spacenet, and Inacom, for the majority of our installation needs.

       - Customer Service and Technical Support. We have developed a comprehensive approach for managing all customer service and technical support issues, intended to ensure that every interaction a user has with ZapMe! is a positive experience. Participating schools, therefore, are not required to have a dedicated network administrator. Specifically, we have established a four-level escalation process, which is balanced between a national call center partner and internal ZapMe! technical support representatives. Level 1 and 2 are handled through our national call center partner, while more complex problems are routed to our own technical personnel. We believe that we have developed customer support metrics which are directly correlated to the customer satisfaction experience. We intend to manage both our national call center partner and ourselves to achieve high standards for customer support.

       - Teacher Training. We intend to provide enabling training designed for both teachers and administrators, including systems administration, Internet fundamentals, and applications. This training will be delivered through a variety of media, including broadcast, computer-based, online and face-to-face channels.

    WHAT ZAPME! RECEIVES FROM K-12 SCHOOLS. According to the National Center for Education Statistics, during the 1998-1999 school year, there were over 110,000 K-12 schools in the U.S. Our initial focus is on middle and high schools. In order to have a ZapMe! lab installed at a school, a school board must approve and sign a standard three-year contract with us. This contract commits each school that receives a ZapMe! lab to use each PC an average of four hours per school day. Each school must also provide related items such as power, a dedicated phone line, lab space and insurance for the equipment. The standard contract also stipulates that each participating school provides us and our partners with access to the ZapMe! lab during non-school hours. As part of its agreement with participating schools, ZapMe! intends to send home to each student a quarterly CD-ROM that includes a home version of the ZapMe! Netspace.

    WHAT ZAPME! OFFERS TO USERS. The ZapMe! network provides our users a rich media computer experience that is easy to use and makes education more engaging and entertaining. We believe that we have designed the ZapMe! Netspace with attractive features, content and functionality, and that students and teachers will use the ZapMe! network in school and at home. We expect the following software features to be available by Fall of the 1999-2000 school year:

    - ZapMail. All ZapMe! users can email students, friends, teachers, and others with this standard feature. ZapMail is accessible through the Internet, so students can also use ZapMail to take their schoolwork home with them. Students can create documents at school and have access to them at home, on vacation or wherever they can connect to the Internet.

    - Message Boards. These message centers, which can be customized by class or topic, allow students to collaborate with peers and teachers, regardless of geographic location. Message boards are valuable tools for asynchronous discussions and collaboration between students. Message boards also enable teachers to build a stronger community, and are vehicles for students to become more involved in extracurricular activities.

    - ZapSearch. This feature allows students to find what they want on the ZapMe! network or the full Internet.

    - Microsoft Office. Microsoft Office applications such as Word, Excel and PowerPoint may be accessed directly through the ZapMe! Netspace.

    - ZapPoints. ZapPoints is an incentive-based program much like a frequent flyer program that rewards students for using the ZapMe! network. This "earn while you learn" program of rewards can also be extended to academic and athletic achievement, extracurricular activities, community fund raising efforts, ZapMe! network administration, and for purchasing sponsor's products and services. Schools receive matching ZapPoints for each of their students, which are redeemable through ZapMe!'s e-commerce programs.

    - My Bookmarks. Bookmarks are an option supplied with most browsers, but the ZapMe! network allows the students' bookmarks to travel with them to any computer on which the ZapMe! Netspace can be accessed. For example, students may work at a different computer each time they enter the lab. The bookmarks are delivered upon log in, and are stored on the ZapMe! network, so no matter where the students log in, their favorite web sites are easily accessible.

    - My Tools. The ZapMe! network allows students to launch their favorite software applications directly through the browser, not separately. Students can toggle back and forth between a web site, a Word document and their email. This allows for easier, quicker work and again provides them the security of knowing that all of their stuff, including homework, is just one click away.

    WHAT ZAPME! OFFERS TO SPONSORS. We believe that ZapMe! offers an appealing opportunity for sponsors because it provides the following:

    - access to students aged 13-19 who, prior to the ZapMe! network, have been difficult to reach during school hours or who may not otherwise have had access to the Internet;

    - our dynamic billboard is a fixed space on the PC screen that displays sponsorship messages. The dynamic billboard is larger than typical banner ads and is always on the left-hand side of the PC screen, regardless of which applications are used or where a user navigates. The dynamic billboard displays new sponsorship messages periodically, for example, every 15 seconds. The ZapMe! network is designed to allow users to click on the dynamic billboard and view the sponsor's message on a full-screen, rich media interactive display, with full motion video and high quality audio.

    - ability to deliver messages that meet the individual preferences of users;

    - ability to interact with users, conduct online surveys, product trials, online recruiting, provide product feedback and support product launches;

    - access to a quarterly take-home CD-ROM that sponsors can use to explain their programs or services; and

    - opportunity to underwrite public service messages that serve the local community.

STRATEGIC ALLIANCES

    We plan to enter into strategic alliances in order to capitalize on our infrastructure, improve our technology, gain access to compelling content, add new features and functionality, and generate sponsorship and e-commerce revenues. We may also expand our revenue opportunities through alliances with technology providers, providers of educational goods and services, online service and content providers, commerce providers and advertisers. ZapMe!'s current strategic alliances include:

    DELL COMPUTER CORPORATION. Dell has agreed to be a principal supplier of hardware for our labs. ZapMe! is installing Dell equipment, including PCs, monitors, and high-end servers in schools across the country. Dell has indicated that it plans to participate in our e-commerce and ZapPoints programs. Dell has also made an equity investment in ZapMe!.

    GILAT SATELLITE NETWORKS. Gilat supplies our satellite uplink equipment and two-way satellite receiver cards for each school installation. Gilat's wholly-owned subsidiary, Spacenet, provides us with our satellite space segment. Spacenet is also our primary contractor for the network installation process. Gilat has also made an equity investment in ZapMe!.

    MICROSOFT. Through an agreement with Microsoft, ZapMe! will provide Microsoft's Word, Excel and PowerPoint programs to the in-school users of our network. Microsoft's operating system products are the backbone of our network.

    NEW SUB SERVICES. We are currently planning to launch a network-based, Internet-delivered program for safe, effective deployment of school fundraising activities with New Sub Services, the world's largest provider of magazine subscriptions.

    SCHOOL SPECIALTY. ZapMe! and School Specialty, the largest supplier of non-textbook education products to educators in the U.S., have teamed up to offer e-commerce opportunities to schools, teachers and administrators. School Specialty intends to offer a range of school supplies over the ZapMe! Netspace for convenient ordering through the network.

    SYLVAN LEARNING SYSTEMS. We have entered into an agreement with Sylvan which permits Sylvan to offer educational programs and services in ZapMe! labs when not in use. In exchange, Sylvan pays us a percentage of the net profit it generates from those programs and services. Sylvan has also made an equity investment in ZapMe!.

    TOSHIBA. Toshiba is a sponsor of the ZapMe! network and a supplier of hardware for our labs.

    XEROX. Xerox has agreed to be a sponsor of our network and a principal supplier of state-of-the-art printers for our labs. Xerox participates in our ZapPoints program.

SPONSORSHIP

    We intend to fund the ZapMe! network through a combination of corporate sponsorships and e-commerce relationships. Participating sponsors have the opportunity to underwrite public service messages, as well as corporate sponsorship appropriate for ZapMe! network users, including students aged 13-19, teachers and administrators. The U.S. Army, for example, plans to use the ZapMe! network to communicate recruiting opportunities to graduating high school seniors. Other corporate sponsors scheduled for the Fall of the 1999-2000 school year include: Dell, General Electric, Johnson & Johnson, Labtech, Mercury Records, Microsoft, New Sub Services, Proctor & Gamble, Sylvan, Toshiba, the U.S. Navy and Xerox.

    Our sponsorship arrangements often differ from traditional banner advertising in that they are designed to achieve broad marketing objectives such as brand promotion. We believe the dynamic nature of our network will allow us to design sponsorships programs that cater to the specific goals of sponsors. These goals include delivery of a rich, interactive media experience (including full motion video with audio), impression frequency, ability to conduct online market research, supporting new product launches, product feedback information, online recruiting, new account openings, and fulfilling e-commerce transactions. In addition, we intend to develop educationally-appropriate content to support the marketing and e-commerce initiatives of sponsors. We believe that we will, in a limited number of cases, enter into exclusive sponsorship arrangements in key sponsor categories that may extend for a period of time. As a result of our sponsorship strategy, we believe that ZapMe! will be able to command effective sponsorship rates significantly above the industry average.

SALES AND MARKETING

    As of July 31, 1999, ZapMe! had a direct sales organization consisting of six sales professionals with an average of 11 years of experience, all of whom were hired since February 28, 1999. We intend to hire additional qualified sales professionals in the future. Our sales organization consults regularly with sponsors on design and placement of advertising, provides customers with advertising management analysis and focuses on providing a high level of customer satisfaction. We generally seek to hire individuals who possess significant experience in obtaining sponsorships and preexisting relationships with potential sponsors in a variety of media. In addition to our sponsorship sales organization, we have six internal and four dedicated external sales professionals (including four at a telemarketing firm) focused on marketing to school districts who are candidates for joining the ZapMe! network.

    We employ a variety of methods to promote the ZapMe! brand and to increase network usage by users, including the ZapPoints user rewards program, in-school promotions such as technology incentive programs co-branded with partners, and home CD-ROM co-marketing campaigns integrating student recreational interests such as video games, music videos, movie trailers and fashion. In the Fall of the 1999-2000 school year, ZapMe! will expand current programs and incentives to encourage network usage. In addition, ZapMe! engages in an ongoing public relations campaign which includes, among other things, speaking engagements, conference participation and press tour activities. Our marketing department, which consists of seven professionals, works in conjunction with our creative services department.

INSTALLED SCHOOL BASE AND USERS

    ZapMe! believes a large and active user base is critical to its success. ZapMe! has launched an aggressive user-acquisition campaign, which includes rapidly growing our installed base of schools and creating free services and support for our users. Registration is available to all students, teachers and administrators in participating schools at no cost to the students or school.

    Recognizing the importance of student privacy, ZapMe! has designed its registration process and created a policy to ensure the privacy of its users. Under our privacy policy, we collect only non-personally identifying information--including age, gender and location by zip code--from our student users. We use collected information internally in order to make appropriate materials available to our student users. Schools are solely responsible for maintaining any personally identifying information about their student users. We may in the future collect names and other personal information from users over 13 in conjunction with contests and other promotions, but will not distribute this information externally. We provide only aggregated versions of non-personally identifying information--such as what percentage of our users are a certain age--to third parties.

    ZapMe! also promotes the protection of students in their use of the network. Students sign on and are known to ZapMe! only by the anonymous user names that they choose. In addition, they pick a password to protect their accounts from use by others. We also provide schools the ability, at their discretion, to provide more or less access to the Internet. Schools can choose to allow access only to our selected 10,000 educational sites, or to sites one or two clicks from these sites. We plan to offer filtering software as well to help schools gain even more flexibility and control over the Internet. Finally, ZapMe! encourages schools to comply with all applicable requirements, including, for example, the collection of acceptable use policies signed by the students and their parents.

INFRASTRUCTURE AND TECHNOLOGY

    The ZapMe! network incorporates "always on" broadband Internet connectivity over a bi-directional satellite delivery system, application servers located in our network operations center, and a desktop interface and related applications. Our satellite delivery system permits us to simultaneously multicast data, including full motion video files, from our network operations center to each school server in the ZapMe! network. We believe that this is an efficient way of distributing files over a remote network in a school environment.

                            [DESCRIPTION OF DIAGRAM

    Diagram of the ZapMe! network with a satellite, PC computer labs and network operations center served by video encoder, data push server and audio encoder/server.]

    Our infrastructure is scalable, allowing us to quickly adjust to our rapidly expanding user base. Currently, we license commercially available technology whenever possible in lieu of dedicating our financial and human resources to developing technology solutions. We are in the process of implementing fail safe or redundant systems to promote high system availability and ease of maintenance.

    ZapMe! users access the Internet and ZapMe!-provided desktop applications (which typically has been previously multi-casted to the school server) using the ZapMe! Netspace. Users have access to the Internet, third-party applications such as Microsoft Office, and ZapMe! features, including email, search and bulletin boards. The ZapMe! Netspace also presents rich media sponsor messages which are generated at the local school server, within the dynamic billboard portion of the Netspace.

    Our public web site, user registration database, email server, and system backup functions are hosted at Frontier Global Center in California using a set of NT and Unix software systems. Frontier Global Center is manned 24 hours per day, seven days per week by systems administrators and network managers to ensure the highest level of support. Critical data from the servers are regularly archived off site by a third party service.

COMPETITION

    The market for the ZapMe! network is new and rapidly evolving, and we expect competition in and around the market to intensify in the future. We are not aware of any competitor that currently offers or is planning to offer a broadband interactive network for schools at minimal or no cost. However, we face competition from a number of companies such as America Online, Channel One,

Microsoft, Disney, and Hughes Electronics, which provide services and functionality similar to portions of the ZapMe! network, market products and services to a similar base of users, or both. For example:

    - America Online targets a similar base of users with its Kids Only section that derives most of its revenue from advertising. In addition, America Online can leverage its log in based network to better address the demographics of its user base.

    - Channel One owns and operates an advertising-supported educational television service for secondary school students in the U.S. It airs 12-minutes of news and current events each school day via satellite, generating revenues from the 2-minutes of advertising included in the program.

    Many of our competitors have significantly greater financial, technical, marketing and distribution resources than we do. Competition could reduce our revenues and otherwise harm our business. We therefore believe that we must rapidly deploy our network in order to achieve a leadership position relative to potential competitors or imitators.

    We believe that our success in competing with other potential competitors or imitators will depend on various factors, many of which are outside of our control. These factors include:

    - The quality of our network content;

    - The ease of use of our user interface;

    - The timing and market acceptance of new and enhanced services and features; and

    - The sales and marketing efforts by us and our competitors.

INTELLECTUAL PROPERTY

    We seek to protect our intellectual property through a combination of U.S. and international law regarding copyright, patents, trademarks and trade secrets as well as confidentiality agreements with employees, consultants, contractors and business partners. However, we cannot guarantee that we will succeed in obtaining, registering, policing or defeating challenges to our intellectual property rights, or that we will avoid claims that we are infringing the rights of others. In addition, the laws of many foreign countries do not protect intellectual property rights to the same extent as the United States, and intellectual property law in the United States is still uncertain and evolving as applied to Internet-related industries.

    We currently have five patent applications on file with the United States Patent and Trademark Office and are in the process of preparing four additional patent applications and two continuations of our existing applications. In addition, we have applied to register ZapMe! and other trademarks in the United States and in a number of foreign countries. We have given copyright notice on our Netspace and many other copyrightable materials by affixing a standard copyright notice in the appropriate places. ZapMe! controls access to our trade secrets and proprietary information by entering into confidentiality agreements with its employees, consultants, contractors and actual and potential business partners. We currently own the Internet domain name "zapme.com," from which we run our corporate web site.

GOVERNMENT REGULATION

    We expect to generate a significant portion of our revenue from advertising and e-commerce directed primarily at teens using ZapMe! labs in schools. This business model may prove controversial and lead to action by the government or private interests to restrict or stop our network. To date, some third parties that oppose corporate advertising in schools, including sponsorships on the ZapMe! network, have sought legislation to curb this practice. In particular, legislation has been introduced in California that, if it becomes law as expected, would impose additional procedural requirements before

ZapMe! or certain other entities may sign contracts with local school boards. Similar or more restrictive legislation is possible in other states and at the local and federal levels. Anti-school-advertising groups have had some successes in the past seeking regulation and boycotts of other companies that advertise in schools, such as Channel One. Restrictions on our advertising or e-commerce would seriously harm our business. Moreover, any new law or regulation pertaining to online media or advertising in schools, or the application or interpretation of existing laws, could decrease the demand for our service, increase our cost of doing business or otherwise have a negative effect on our business.

    The Internet is also the subject of an increasing number of laws and regulations. These laws and regulations may relate to liability for information retrieved from or transmitted over the Internet, online content regulation, user privacy, taxation and the quality of products and services. In particular, Congress has recently passed (and the President has signed into law):

    - Child Online Protection Act of 1998. The Act makes it unlawful for anyone to knowingly distribute material for commercial purposes over the Internet to minors that is harmful to minors. It imposes additional restrictions and obligations and establishes the Commission on Online Protection to study and report to Congress on methods to help reduce access to harmful information by minors.

    - Children's Online Privacy Protection Act of 1998. The Act makes it unlawful for an operator of a web site or online service directed to children under 13 to collect, use or distribute personal information from a child under 13 in a manner which violates regulations to be proscribed by the FTC. The FTC is in the process of issuing final regulations, which concern, among other things, the scope of the Act's parental consent requirements.

    - Protection of Children from Sexual Predators Act of 1998. This Act mandates that electronic communication service providers report facts or circumstances from which a violation of child pornography laws is apparent.

    - Digital Millennium Copyright Act of 1998. This Act establishes limited liability for online copyright infringement by online service providers for listing or linking to third-party web sites that include copyright-infringing materials.

    The courts have not yet interpreted these laws so their applicability and reach, therefore, are not defined. One federal court has, however, upheld a challenge to the constitutional validity of the Child Online Protection Act and ordered a preliminary injunction against enforcement or prosecution under the Act as of February 1, 1999. Nonetheless, these laws may impose significant additional costs on our business, require us to change our operating methods, or subject ZapMe! to additional liabilities. Moreover, the applicability to the Internet of existing laws governing issues such as intellectual property ownership, copyright, defamation, obscenity and personal privacy is uncertain and developing. ZapMe! may be subject to claims that our services violate such laws. Any new legislation or regulation in the United States or abroad or the application of existing laws and regulations to the Internet could damage our business and cause the price of our common stock to decline.

    The satellite industry is a highly regulated industry. In the United States, operation and use of satellites requires licenses from the FCC. As a lessee of satellite space, we could in the future be indirectly subject to new laws, policies or regulations or changes in the interpretation or application of existing laws, policies or regulations, any of which may modify the present regulatory environment in the United States. While we believe that our satellite access providers will be able to obtain all U.S. licenses and authorizations necessary to operate effectively, they may not continue to be successful in doing so. Our failure to indirectly obtain some or all necessary licenses or approvals could seriously harm our business.

LEGAL PROCEEDINGS

    On July 7, 1999, we filed a demand for arbitration with our former President and Director, Frank J. Vigil, related to his employment at and departure from ZapMe!. We assert that ZapMe! was induced by Mr. Vigil's fraudulent representations to enter into an employment agreement with him. We seek the rescission of the employment agreement, as well as the return of all benefits received by Mr. Vigil under the agreement, and costs and fees associated with the arbitration.

    On July 26, 1999, Mr. Vigil filed a response to our demand and a counterclaim. Mr. Vigil denied the allegations contained in our demand. Mr. Vigil's counterclaim alleges, among other claims, breach of contract, breach of implied covenant of good faith and fair dealing, fraud in the inducement of contract, intentional misrepresentation, defamation, and certain violations of the California Labor Code, all related to the circumstances of his employment at and departure from ZapMe!. Mr. Vigil seeks various damages which are set forth in "Risk Factors--We are currently in arbitration with one of our former officers."

    Each party to the arbitration has asserted various defenses to the claims and counterclaims. We cannot assure you that we will prevail in this arbitration, and any decision against us could result in an obligation to pay some or all of the damages Mr. Vigil has sought in his counterclaim. These damages could be substantial. Notably, under the terms of his employment agreement and related agreements, Mr. Vigil was permitted to purchase 1.35 million shares of common stock of ZapMe!. Certain of those shares were subject to a right of repurchase by ZapMe! at the time of Mr. Vigil's separation from ZapMe!. Mr. Vigil may claim that, under the terms of his employment agreement, the closing of this offering could result in the cancellation of the right of repurchase and the full vesting of his stock. A decision against us with regard to the validity of the employment contract and related agreements could therefore result in the complete vesting of Mr. Vigil's stock.

EMPLOYEES

    As of June 30, 1999, we had 88 employees. None of our employees is represented by a labor union or is the subject of a collective bargaining agreement. We have never experienced a work stoppage and believe that employee relations are good.

    ZapMe! believes that its future success will depend in part on its continued ability to attract, hire and retain qualified personnel. Competition for such personnel is intense, and we cannot guarantee that we will be able to identify, attract and retain such personnel in the future.

FACILITIES

    Our primary offices are located in approximately 12,000 square feet of office space in San Ramon, California, under a lease expiring in August 2002. We believe that our current facilities will not be adequate to sustain the anticipated increase in headcount during the 1999 fiscal year, and we are currently negotiating for additional office space in San Ramon.

                                   MANAGEMENT

EXECUTIVE OFFICERS, KEY EMPLOYEES AND DIRECTORS

    The executive officers, key employees and directors of the Company, and their ages as of June 30, 1999, are as follows:

NAME                                           AGE                                POSITION
------------------------------------------  ---------  --------------------------------------------------------------
Lance Mortensen...........................     46      Chairman of the Board and Chief Executive Officer
Robert A. Stoffregen......................     50      Chief Financial Officer
Don Kingsborough..........................     52      Senior Vice President, Sales and Marketing
Bruce Bower...............................     37      General Counsel, Vice President of Business Development and
                                                         Secretary
Dave Lundberg.............................     40      Chief Technical Officer
Robert Rudy...............................     44      Vice President of Operations
Royce Johnson.............................     50      Vice President of Vertical Markets
Darryl Deaton.............................     51      Vice President and Director
Michael Arnouse(1)(2).....................     43      Director
Douglas Becker(1)(2)......................     33      Director
Yoel Gat(1)...............................     47      Director
Tom Hitchner(2)...........................     47      Director
Jack Kemp.................................     64      Director

------------------------

(1) Member of Compensation Committee.

(2) Member of Audit Committee.

    MR. MORTENSEN is a founder of ZapMe! Corporation and has been our Chairman and Chief Executive Officer since our inception. Mr. Mortensen began the planning and preliminary organization of ZapMe! in 1996, and incorporated us in June 1997. Prior to founding ZapMe!, Mr. Mortensen was Chief Executive Officer of Monterey Pasta Company, a food service company, from January 1993 to October 1995. From 1981 to 1992 he was President of Morweg Construction Company, a California residential construction company.

    MR. STOFFREGEN has been our Chief Financial Officer since January 1999. Prior to joining us as an employee, Mr. Stoffregen was a consultant to the company. From January 1998 to October 1998, he served as Vice President and Chief Financial Officer of Radical Entertainment, a video game development company. Prior to that, from June 1996 to January 1998, he was Executive Vice President, Chief Financial Officer and Director of Corporate Development for the California Culinary Academy, a culinary arts school. From May 1995 to May 1996, he was providing financial consulting services. Mr. Stoffregen was Executive Vice President and Chief Financial Officer of YES! Entertainment Corporation, a children's product and entertainment company, from September 1994 to March 1995. From August 1991 to September 1994, he was Senior Vice President and Chief Financial Officer of The Sharper Image, a retailer of upscale gifts. Mr. Stoffregen was a partner with Deloitte & Touche from 1985 through August 1991.

    MR. KINGSBOROUGH joined us in April 1999 as Senior Vice President, Sales and Marketing. From July 1998 to April 1999, Mr. Kingsborough provided consulting services. Mr. Kingsborough served as the Chief Executive Officer of YES! Entertainment Corporation, a children's product and entertainment company, from December 1992 to July 1998. YES! Entertainment Corporation filed a petition pursuant to Chapter 11 of the Bankruptcy Code in February 1999. Mr. Kingsborough serves on the Board of Directors of Game Trader, Inc., a wholesaler of new and used video games and a publicly traded company.

    MR. BOWER has been our General Counsel, Vice President of Business Development and Secretary since November 1998. Prior to joining us, Mr. Bower was a founder and principal of i-80 Ventures, an investment and consulting firm, from November 1997 to November 1998. Mr. Bower was the principal of Bower Consulting Group from April 1997 to November 1998. From March 1995 to March 1997, he served as Executive Vice President, Business Development and General Counsel of YES! Entertainment Corporation, a children's product and entertainment company. From November 1989 to March 1995, Mr. Bower was an associate with Wilson Sonsini Goodrich & Rosati, a law firm.

    MR. LUNDBERG, our Chief Technical Officer, joined us in January 1999. Before that, he was with Computer Curriculum Corporation, an educational software development company, from June 1995 to January 1999, initially as Vice President of Engineering, and then as Vice President of Internet Technology. From December 1992 to June 1995, Mr. Lundberg was Vice President of Engineering for Kalieda Labs, a software development company.

    MR. RUDY has been Vice President of Operations since March 1999. From March 1998 to March 1999, he was Vice President of Corporate Quality and Development at Credence Systems Corporation, a semiconductor supplier. Mr. Rudy was Director of Account Management and Technology Transfer at SEMATECH, a nonprofit research and development consortium of U.S. semiconductor manufacturers, from November 1994 to March 1998.

    MR. JOHNSON, our Vice President of Vertical Markets, has been with us since September 1998. From April 1996 to September 1998, Mr. Johnson was Vice President, Marketing and a Director of Millennia Software, a software company. He was the owner and principal of Pioneer Business Consulting, a business and financial consulting firm from October 1994 to April 1996. Mr. Johnson worked from June 1976 to October 1994 for Intel Corporation, serving in a number of positions, including Controller and Assistant General Manager, Microprocessor Division.

    MR. DEATON is a Vice President and has been one of our directors since November 1997. One of our co-founders, he has been with us since our inception in June 1997, and has headed various departments, including Content Development, School Sales and Marketing and School Network Installation. From July 1994 until June 1997, Mr. Deaton was the owner and principal of Darryl Deaton Real Estate/Consulting.

    MR. ARNOUSE has been one of our directors since October 1998. Mr. Arnouse has spent the past 10 years as a business consultant and financier for private and publicly traded companies. During that period, he had financed more than fifty transactions totaling in excess of five hundred million dollars. Mr. Arnouse co-founded Sky Trek International Airlines and served as Chairman of the Board of Directors from January 1996 until June 1998 and continues to serve on its board. Mr. Arnouse is currently employed as Chairman and President of Wharton Capital Partners Ltd., a New York based investment banking and financial consulting firm. Mr. Arnouse also serves as president of State Capital Market Group Ltd., a privately owned investment and business consulting company.

    MR. BECKER has been one of our directors since April 1999. Mr. Becker has been President and Co-Chief Executive Officer of Sylvan Learning Systems, Inc., one of our shareholders, since April 1993. From February 1991 until April 1993, Mr. Becker was the Chief Executive Officer of the Sylvan Learning Center Division of Sylvan. He has been a Director of Sylvan since December 1986. Mr. Becker also serves as a director of Caliber Learning Network, Inc. and Constellation Energy Group. Mr. Becker was elected to our board pursuant to the terms of the Series D Preferred Stock Purchase Agreement.

    MR. GAT has been one of our directors since June 1999. Mr. Gat is a co-founder of Gilat Satellite Networks Ltd., a leading supplier of VSAT satellite earth stations, and one of our shareholders, and has served as Chief Executive Officer and a director of Gilat since 1987. Mr. Gat is a member of the Stock Option and Compensation Committees of Gilat Satellite Networks, and has also been Chairman of the Board since July 1995. Mr. Gat also serves as Chairman of the Board of Directors of KSAT, a joint venture with Keppel Communications, which provides satellite-based telecommunication services in China, as well as serving as a Director of Gilat Communications Ltd., a provider of satellite-based communications services. Mr. Gat is also the Chairman of the MOST consortium, an initiative for research relating to next-generation real-time, multimedia content delivery tools for the Internet, and a director of ILAN-GAT Engineering Ltd., a construction engineering company.

    MR. HITCHNER has been one of our directors since May 1999. Mr. Hitchner is a General Partner of QuestMark Partners, L.P., where he has been since January 1999. From 1988 to November 1998, he was with BT Alex. Brown, serving in a number of positions, including Managing Director and a founder and senior member of the Private Equity Group. Mr. Hitchner served as the senior private equity professional on 49 transactions while he was with the Private Equity Group of BT Alex. Brown, in which $973 million was invested. Mr. Hitchner was elected to the board pursuant to a voting agreement between QuestMark Partners, L.P., Lance Mortensen, and ZapMe!, entered into in connection with the Series D preferred stock financing.

    MR. KEMP has been one of our directors since July 1999. Mr. Kemp has been Co-Director of Empower America, a political policy organization, since 1993. Mr. Kemp served as the Secretary of Housing and Urban Development from February 1989 until January 1992 and, before that, for 18 years as a member of the United States House of Representatives. Mr. Kemp is also a director of Oracle Corporation, American Bankers Insurance Group, Inc., Carson Products, Inc., a manufacturer and marketer of personal care products, Everen Securities, Inc., a securities firm, Proxicom, Inc., an internet services provider, Speedway Motorsports, Inc., a promotor and sponsor of motorsports and The Sports Authority, Inc., a sporting goods retailer. Mr. Kemp also sits on the compensation committee of Everen Securities, Inc., and on the advisory board of Thomas Weisel Partners, LLC, one of the underwriters of this offering.

BOARD COMMITTEES

    The board of directors recently reconstituted the compensation and audit committees. The compensation committee evaluates and approves the compensation policies for the executive officers and administers our employee benefit plans. The members of the compensation committee are Michael Arnouse, Douglas Becker and Yoel Gat. The audit committee reviews the accounting practices and procedures, the results and scope of the audit and recommends the appointment of the independent auditors. The members of the audit committee are Michael Arnouse, Douglas Becker and Tom Hitchner.

DIRECTOR COMPENSATION

    We reimburse each member of our board of directors for out-of-pocket expenses incurred in connection with attending board meetings. No member of our board of directors currently receives any additional cash compensation.

    Our 1998 Plan provides that options will be granted to non-employee directors pursuant to an automatic nondiscretionary grant formula. Each non-employee director will be granted an option to purchase 7,500 shares of common stock on the date of each annual meeting of the shareholders of ZapMe!. Each option will be granted at the fair market value of the common stock on the date of grant. Options granted to non-employee directors under the Director Plan will be fully vested and exercisable on the date of grant. The options to be granted under the 1998 Plan will be nonqualified stock options. Nonqualified stock options are stock options which do not constitute "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code. Currently, all directors other than Mr. Mortensen and Mr. Deaton are eligible to participate in the 1998 Plan as non-employee directors. Mr. Mortensen and Mr. Deaton are eligible to participate in the 1998 Plan as employees. See "Incentive Stock Plans--1998 Stock Plan."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Prior to June 1999, the compensation committee was composed of Messrs. Arnouse and Mortensen. The committee is currently composed of Messrs. Arnouse, Becker and Gat. No interlocking relationship exists between the board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

EXECUTIVE COMPENSATION

    The following table sets forth summary information concerning the compensation we paid for services rendered to us during 1998 by our chief executive officer and our two most highly compensated executive officers who were serving as executive officers at the end of 1998 and whose salaries were more than $100,000 in 1998 and one individual who was not serving as an executive officer at the end of 1998, but who was otherwise qualified to be named in this table (the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                                         LONG-TERM
                                                                                       COMPENSATION
                                                                                          AWARDS
                                                                                       -------------
                                                                ANNUAL COMPENSATION     SECURITIES
                                                              -----------------------   UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION                                   SALARY ($)   BONUS ($)    OPTIONS (#)     COMPENSATION
------------------------------------------------------------  ----------  -----------  -------------  -----------------
Lance Mortensen, Chairman and Chief Executive Officer.......     273,052          --       300,000               --
Darryl Deaton, Vice President and Director..................     145,013          --        50,000               --
John Evleth, former Chief Financial Officer and
  Director(1)...............................................     137,607          --        50,000               --
Joshua Marks, former Chief Operating Officer/ Executive
  Producer(2)...............................................     120,000          --       158,730               --

------------------------

(1) Mr. Evleth resigned as Chief Financial Officer and Director in November
    1998.

(2) Mr. Marks resigned as Chief Operating Officer/Executive Producer in January 1999.

OPTION GRANTS IN FISCAL YEAR 1998

    The following table provides information relating to stock options awarded to each of the executive officers named in the summary compensation table during the fiscal year ended December 31, 1998, including the potential realizable value over the 10 year term of the options based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These assumed rates of appreciation comply with the rules of the SEC and do not represent our estimate of future stock prices. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock. In 1998, we granted options and rights to acquire up to an aggregate of 3,070,230 shares to employees, consultants, directors and other persons having a business relationship with us under the 1997 and 1998 Stock Option Plans and all at an exercise price equal to not less than the fair market value of our common stock on the date of grant as determined in good faith by the board of directors. Optionees may pay the exercise price by check, note, delivery of already-owned shares of our common stock or any other instrument the board will accept. Options granted under the 1997 and 1998 Stock Option

Plans generally vest at a rate of one-third per year. No stock appreciation rights were granted to these individuals during such year.

                                                              INDIVIDUAL GRANTS
                                             ----------------------------------------------------   POTENTIAL REALIZED
                                                           PERCENT OF                                VALUE AT ASSUMED
                                                              TOTAL                                  ANNUAL RATES OF
                                              NUMBER OF      OPTIONS                                   STOCK PRICE
                                             SECURITIES    GRANTED TO     EXERCISE                   APPRECIATION FOR
                                             UNDERLYING     EMPLOYEES     PRICE PER                    OPTIONS TERM
                                               OPTIONS      IN FISCAL       SHARE     EXPIRATION   --------------------
NAME                                           GRANTED      YEAR (%)         ($)         DATE        5%($)     10%($)
-------------------------------------------  -----------  -------------  -----------  -----------  ---------  ---------
Lance Mortensen............................      300,000          9.8          1.10       9/8/08     207,535    525,935
Darryl Deaton..............................       50,000          1.6          1.00       9/8/08      31,445     79,687
John Evleth................................       50,000(1)         1.6        1.00       9/8/08      31,445     79,687
Joshua Marks...............................      158,730(2)         5.2        0.09       1/6/08       8,984     22,768

------------------------

(1) 50,000 shares returned to 1998 Stock Plan on 11/23/98.

(2) 97,002 shares returned to 1997 Stock Plan on 1/8/99.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

    The following table sets forth information about the number and year-end value of exercisable and unexercisable options held by the executive officers named in the summary compensation table for the year ended December 31, 1998. The "Value of Unexercised In-the-Money Options at December 31, 1998" is based on our initial public offering price, minus the exercise price, multiplied by the number of shares underlying the option.

                                                                NUMBER OF SECURITIES
                                                                     UNDERLYING                 VALUE OF UNEXERCISED
                                                               UNEXERCISED OPTIONS AT     IN-THE-MONEY OPTIONS AT DECEMBER
                                                                 DECEMBER 31, 1998                    31, 1998
                               SHARES ACQUIRED     VALUE     --------------------------  ----------------------------------
NAME                             ON EXERCISE     REALIZED    EXERCISABLE  UNEXERCISABLE    EXERCISABLE      UNEXERCISABLE
-----------------------------  ---------------  -----------  -----------  -------------  ---------------  -----------------
Lance Mortensen..............       600,000                          --        300,000
Darryl Deaton................       200,000                          --         50,000
John Evleth..................       200,000                          --             --             --                --
Joshua Marks.................            --                      57,319        101,411

INCENTIVE STOCK PLANS

1997 EMPLOYEE STOCK OPTION PLAN.

    Our 1997 Employee Stock Option Plan was adopted by our board of directors and approved by our stockholders in October 1997. The 1997 Employee Stock Option Plan provides for the granting to our employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and for the granting to employees, directors and independent contractors of nonstatutory stock options. Our board of directors and our stockholders have authorized a total of 1,363,730 shares of common stock for issuance pursuant to the 1997 Employee Stock Option Plan. As of June 30, 1999, there were options to purchase 129,410 shares outstanding. No grants were made under this plan after the adoption of the 1998 Stock Plan.

1998 STOCK PLAN.

    The board of directors adopted the 1998 Plan and the stockholders initially approved the 1998 Plan in June 1998. In connection with this offering, the board of directors approved the amendment and restatement of the 1998 Plan in August 1999 and the stockholders approved the amendment and
restatement in       1999. The 1998 Plan provides for the grant of incentive
stock options within the meaning of Section 422 of the Internal Revenue Code (the "Code") to employees, and for the grant of nonstatutory stock options and stock purchase rights ("SPRs") to employees, directors and consultants.

NUMBER OF SHARES OF COMMON STOCK AVAILABLE UNDER THE 1998 PLAN

    As of June 30, 1999, a total of 4,036,270 shares of common stock were reserved for issuance pursuant to the 1998 Plan, of which options to acquire 2,383,447 shares were issued and outstanding as of that date. As part of the 1999 amendment and restatement of the 1998 Plan, the board of directors approved an increase of 1,500,000 shares reserved for issuance under the 1998 Plan. The 1998 Plan provides for annual increases in the number of shares available for issuance thereunder, on the first day of each new fiscal year of the Company, effective beginning with the Company's fiscal year 2000, equal to the lowest of 5% of the outstanding shares of common stock on the first day of the fiscal year, 2 million shares or such amount as the board may determine.

ADMINISTRATION OF THE 1998 PLAN

    The board of directors or a committee of the board (as applicable, the administrator) administers the 1998 Plan. In the case of options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the committee will consist of two or more "outside directors" within the meaning of Section 162(m) of the Code. The administrator has the power to determine the terms of the options or SPRs granted, including the exercise price, the number of shares subject to each option or SPR, the exercisability of the options and the form of consideration payable upon exercise.

OPTIONS

    The administrator determines the exercise price of nonstatutory stock options granted under the 1998 Plan, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the exercise price must at least be equal to the fair market value of the common stock on the date of grant. The exercise price of all incentive stock options granted under the 1998 Plan must be at least equal to the fair market value of the common stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of ZapMe!'s outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the term of such incentive stock option must not exceed five years. The term of all other options is determined by the administrator.

    An optionee generally must exercise an option granted under the 1998 Plan at the time set forth in the optionee's option agreement after termination of the optionee's status as an employee, director or consultant of ZapMe!, or within 12 months after the optionee's termination by death or disability, but in no event later than the expiration of the option's ten year term.

STOCK PURCHASE RIGHTS ("SPRS")

    The administrator determines the exercise price of SPRs granted under the 1998 Plan. In the case of SPRs, unless the administrator determines otherwise, the restricted stock purchase agreement entered into in connection with the exercise of the SPR shall grant ZapMe! a repurchase option that ZapMe! may exercise upon the voluntary or involuntary termination of the purchaser's service with ZapMe! for any reason (including death or disability). The purchase price for shares ZapMe! repurchases pursuant to restricted stock purchase agreements shall generally be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to ZapMe!. The repurchase option shall lapse at a rate that the administrator determines.

OUTSIDE DIRECTOR OPTIONS

    The 1998 Plan also provides for the automatic grant to each nonemployee director of a nonstatutory stock option for 7,500 shares of common stock on the date of each annual stockholder's meeting of ZapMe!. Each option shall have a term of 10 years and the shares subject to these options shall be fully vested and exercisable on the date of grant. The exercise price of each option shall be 100% of the fair market value per share of common stock on the date of grant.

TRANSFERABILITY OF OPTIONS AND SPRS

    An optionee generally may not transfer options and SPRs granted under the 1998 Plan and only the optionee may exercise an option and SPR during his or her lifetime.

ADJUSTMENTS UPON MERGER OR ASSET SALE

    The 1998 Plan provides that in the event of a merger of ZapMe! with or into another corporation or a sale of substantially all of ZapMe!'s assets, the successor corporation shall assume or substitute each option or SPR. If the outstanding options or SPRs are not assumed or substituted, the administrator shall provide notice to the optionee that he or she has the right to exercise the option or SPR as to all of the shares subject to the option or SPR, including shares which would not otherwise be exercisable, for a period of fifteen days from the date of the notice. The option or SPR will terminate upon the expiration of the fifteen-day period.

AMENDMENT AND TERMINATION OF THE 1998 PLAN

    Unless terminated sooner, the 1998 Plan will terminate automatically in 2008. In addition, the administrator has the authority to amend, suspend or terminate the 1998 Plan, provided that no such action may affect any share of common stock previously issued and sold or any option previously granted under the 1998 Plan.

1999 EMPLOYEE STOCK PURCHASE PLAN

    The board of directors adopted ZapMe!'s Purchase Plan in August 1999.
ZapMe!'s stockholders approved the Purchase Plan in      1999.

NUMBER OF SHARES OF COMMON STOCK AVAILABLE UNDER THE PURCHASE PLAN

    A total of 500,000 shares of common stock has been reserved for issuance under the Purchase Plan. In addition, the Purchase Plan provides for automatic annual increases in the number of shares available for issuance under the Purchase Plan on the first day of each fiscal year, beginning with the Company's fiscal year 2000, equal to the lowest of 2% of the outstanding shares of common stock on the first day of the fiscal year, one million shares or such other amount as may be determined by the board.

ADMINISTRATION OF THE PURCHASE PLAN

    The board of directors or a committee appointed by the board administers the Purchase Plan. The board of directors or its committee has full and exclusive authority to interpret the terms of the Purchase Plan and determine eligibility.

ELIGIBILITY TO PARTICIPATE

    Employees are eligible to participate if they are customarily employed by ZapMe! or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year.

However, an employee may not be granted an option to purchase stock under the Purchase Plan if such employee:

    - immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of the capital stock of ZapMe!; or

    - whose rights to purchase stock under all employee stock purchase plans of ZapMe! accrues at a rate that exceeds $25,000 worth of stock for each calendar year.

OFFERING PERIODS AND CONTRIBUTIONS

    The Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code, contains consecutive, 6-month offering periods. The
offering periods generally start on the first trading day on or after       and
      of each year, except for the first such offering period which will commence on the first trading day on or after the effective date of this
offering and will end on the last trading day on or before       .

    The Purchase Plan permits participants to purchase common stock through payroll deductions of up to 10% of the participant's "compensation." Compensation is defined as the participant's base straight time gross earnings and commissions but excludes payments for overtime, shift premium payments, incentive compensation, incentive payments, bonuses and other compensation. The maximum number of shares a participant may purchase during a single offering period is 5,000 shares.

PURCHASE OF SHARES

    Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each offering period. The price of stock purchased under the Purchase Plan is 85% of the lower of the fair market value of the common stock at the beginning or end of the offering period. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with ZapMe!.

TRANSFERABILITY OF RIGHTS

    A participant may not transfer rights granted under the Purchase Plan other than by will, the laws of descent and distribution or as otherwise provided under the Purchase Plan.

ADJUSTMENTS UPON MERGER OR ASSET SALE

    The Purchase Plan provides that, in the event of a merger of ZapMe! with or into another corporation or a sale of substantially all of ZapMe!'s assets, a successor corporation may assume or substitute for each outstanding option. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened, and a new exercise date will be set.

AMENDMENT AND TERMINATION OF THE PURCHASE PLAN

    The 1999 Purchase Plan will terminate in 2009. However, the board of directors has the authority to amend or terminate the Purchase Plan, except that, subject to certain exceptions described in the Purchase Plan, no such action may adversely affect any outstanding rights to purchase stock under the Purchase Plan.

401(k) PLAN

    ZapMe! recently adopted a 401(k) plan which is scheduled to go into effect in September 1999. ZapMe!'s 401(k) plan covers its eligible employees located in the United States. The 401(k) plan is intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code. Consequently, contributions to the 401(k) plan by employees or by ZapMe!, and the investment earnings thereon, will not be taxable to employees until withdrawn from the 401(k) plan. Further, contributions by ZapMe!, if any, will be deductible by ZapMe! when made. Employees may elect to contribute up to 15% of their current compensation to the 401(k) plan up to the statutorily prescribed annual limit, which was $10,000 in 1999.

    ZapMe! does not currently intend to make any contributions to the 401(k) plan. However, since this is a new plan participation in the plan by non-highly compensated employees may be insufficient to meet certain statutory minimums. In such a case, ZapMe! may be required to make contributions, and the ability of highly compensated employees to participate may be limited.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

    We have entered into agreements with certain of our officers providing for payments upon termination of their employment. Our agreement with Mr. Deaton provides that he will receive a minimum compensation level of $10,000 per month, paid through December 31, 1999 regardless of whether either he or ZapMe! terminates his employment voluntarily or with cause. Our agreement with Mr. Kingsborough provides that in the event that he terminates his employment for good reason, or if ZapMe! terminates his employment without cause, he will receive nine months of base salary, if the termination occurs prior to the first anniversary of his employment at ZapMe!, or six months of base salary, if the termination occurs prior to the third anniversary of his employment. Mr. Kingsborough is also entitled to a pro rata portion of the cash bonus otherwise payable to him under these circumstances. Our agreement with Mr. Rudy provides that, in the event he terminates his employment for good reason, or if ZapMe! terminates his employment without cause, he will receive six months of base salary, six months of non-cash benefits, a pro rata share of the cash bonus otherwise payable to him, and accelerated vesting of his options, to the lesser of 30,000 shares or the balance of the unvested shares under Mr. Rudy's initial grant of options.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS

    Our bylaws provide that we will indemnify our directors and executive officers and may indemnify our other officers, employees and other agents to the fullest extent permitted by the General Corporations Law of the State of Delaware, as amended. We are also empowered under our bylaws to enter into indemnification agreements with our directors and officers and to purchase insurance on behalf of any person whom we are required or permitted to indemnify. We have entered into indemnification agreements with each of our directors and executive officers and intend to obtain a policy of directors' and officers' liability insurance that insures such persons against the cost of defense, settlement or payment of a judgment under certain circumstances.

    We have entered into agreements with our directors and executive officers regarding indemnification. Under these agreements we are required to indemnify them against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with an actual, or a threatened, proceeding if any of them may be made a party because he or she is or was one of our directors or officers. We are obligated to pay these amounts only if the officer or director acted in good faith and in a manner that he or she reasonably believed to be in (or not opposed to) our best interests. With respect to any criminal proceeding, we are obligated to pay these amounts only if the officer or director had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification thereunder.

    In addition, our amended and restated certificate of incorporation filed in connection with this offering provides that the liability of our directors for monetary damages shall be eliminated to the fullest extent permissible under the General Corporation Law of the State of Delaware, as amended. This provision in our amended and restated certificate of incorporation does not eliminate a director's duty of care, and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available. Each director will continue to be subject to liability for breach of the director's duty of loyalty to us, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for acts or omissions that the director believes to be contrary to our best interests or our stockholders, for any transaction from which the director derived an improper personal benefit, for improper transactions between the director and us and for improper distributions to stockholders and loans to directors and officers. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    There is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

                              CERTAIN TRANSACTIONS

EQUITY TRANSACTIONS

    On June 25, 1997, we issued and sold 10,000,000 shares of common stock to Lance Mortensen, our Chief Executive Officer and Chairman of the Board, for an aggregate purchase price of $50,000. On September 3, 1997, we issued 1,486,984 shares of common stock to Darryl Deaton, one of our directors and officers, and 371,746 shares of common stock to John Evleth, a former officer and director, in lieu of wages owed.

    In August 1998, Mr. Mortensen, Mr. Deaton, and Mr. Evleth exercised options to purchase 600,000, 200,000 and 200,000 shares of our common stock, respectively, at an aggregate purchase price of approximately $10,000, $3,000 and $3,000, respectively.

    In January 1999, Joshua Marks, a former officer, exercised options to purchase 57,319 shares of our common stock, for an aggregate purchase price of approximately $5,000.

    On August 1, 1997, October 17, 1997, December 22, 1997, January 22, 1998,
March 23, 1998, and June 9, 1998, we issued convertible promissory notes for an aggregate amount of $900,000. On August 5, 1998, the principal of the notes and interest which had accrued converted into 9,097,671 shares of our Series A preferred stock. Michael Arnouse, one of our directors, and his affiliates were holders of $800,000 of these promissory notes, which, at a rate of 6.50% per annum, had accrued approximately $23,000 in interest. This principal and accrued interest was converted into 7,986,560 shares of Series A preferred stock. All of the Series A preferred stock will convert into 9,097,671 shares of common stock upon the consummation of this offering.

    On December 3, 1998, March 31, 1999 and May 28, 1999, we issued and sold an aggregate of 5,894,110 shares of our Series D preferred stock at a purchase price of $5.00 per share, including:

    - 2,026,070 shares to QuestMark Partners, L.P., a major shareholder and an entity with which Thomas Hitchner, one of our directors, is affiliated;

    - 600,000 shares to Sylvan Learning Systems, Inc., an entity with which Douglas Becker, one of our directors, is affiliated;

    - 600,000 shares to Gilat Satellite Networks, Ltd. and Phoenix Worldwide Limited, a related party, entities with which Yoel Gat, one of our directors, is affiliated; and

    - other private investors.

    All of the Series D preferred stock will convert into           shares of
common stock upon the consummation of this offering.

    On August 4, 1999, we issued and sold an aggregate of 2,030,000 shares of our Series E preferred stock at a purchase price of $5.00 per share, including:

    - 2,000,000 shares to Dell Computer Corporation, a major shareholder; and

    - 30,000 shares to another private investor.

    On May 7, 1998, we issued a convertible promissory note to Wharton Capital Partners, L.P., an entity with which Mr. Arnouse, one of our directors, is affiliated. In August 1998, the promissory note was converted into 160,000 shares of Series B preferred stock and we paid approximately $8,000 in accrued interest. In February 1999, the shares were transferred to another private investor.

    On March 9, 1999, we issued a warrant to Mr. Becker's affiliate, Sylvan Learning Systems, Inc., to purchase up to 150,000 shares of common stock at an exercise price of $5.00 per share.

    Since inception, we have granted the following options to officers, directors and stockholders who beneficially own five percent of our securities:

    - In October 1997 and September 1998, Mr. Mortensen was granted options to purchase 600,000 and 300,000 shares, respectively, of our common stock;

    - In October 1997 and September 1998, Mr. Evleth was granted options to purchase 200,000 and 50,000 shares, respectively, of our common stock;

    - In October 1997 and September 1998, Mr. Deaton was granted options to purchase 200,000 and 50,000 shares, respectively, of our common stock;

    - In January 1998, Mr. Marks was granted options to purchase 158,730 shares of ZapMe!'s common stock;

    - In December 1998 and June 1999, Robert A. Stoffregen, one of our officers, was granted options to purchase 110,000 and 40,000 shares, respectively, of our common stock;

    - In January 1999, April 1999 and April 1999, Don Kingsborough, one of our officers, was granted options to purchase 30,000, 120,000 and 180,000 shares, respectively, of our common stock;

    - In November 1998 and June 1999, Bruce Bower, one of our officers, was granted options to purchase 150,000 and 30,000 shares, respectively, of our common stock;

    - In December 1998, April 1999 and June 1999, Dave Lundberg, one of our officers, was granted options to purchase 40,000, 25,000 and 85,000 shares, respectively, of our common stock;

    - In April 1999, Robert Rudy, one of our officers, was granted options to purchase 180,000 shares of our common stock;

    - In October 1998 and December 1998, Royce Johnson, one of our officers, was granted options to purchase 60,000 and 20,000 shares, respectively, of our common stock;

    - In June 1999, Mr. Arnouse, Mr. Becker and Mr. Gat were each granted options to purchase 20,000 shares of our common stock;

    - In June 1999, QuestMark Partners, L.P. was granted options to purchase 20,000 shares of our common stock, in lieu of granting Mr. Hitchner such options; and

    - In August 1999, Jack Kemp, one of our directors, was granted options to purchase 20,000 shares of our common stock.

    On August 2, 1999, a majority of ZapMe!'s directors, excluding Lance Mortensen, approved the issuance of an immediately exercisable non-statutory option to purchase 300,000 shares of our common stock to Mr. Mortensen at an exercise price of $5.00 per share. The shares are subject to a right of repurchase in favor of ZapMe!, which will expire at a rate of one third on each anniversary of the date of grant. ZapMe! has agreed to loan Mr. Mortensen, at his request, the amount necessary to pay for the aggregate exercise price of the option, which loan will be secured by the shares purchased on exercise of the option.

    We believe that the shares issued in the above described transactions were sold at the then fair market value and that the terms of all the above described transactions were no less favorable than we could have obtained from unaffiliated third parties.

OTHER TRANSACTIONS

    Between June 1997 and October 1997, we issued promissory notes to Mr. Mortensen aggregating approximately $156,000 bearing an interest rate of 12.0% per annum. In September 1998, the principal and approximately $11,000 in accrued interest was paid.

    We have paid Aquatic Innovations, Inc. approximately $10,000 and $130,000 for office equipment rental and other expenses incurred on behalf of ZapMe! in 1997 and 1998, respectively. Mr. Mortensen is the owner of Aquatic Innovations, Inc.

    In March 1999, ZapMe! entered into a "Products and Services Agreement" with Sylvan Learning Systems, Inc. The Agreement grants Sylvan an exclusive right to deliver products and services on the ZapMe! systems in schools. The products and services include student tutoring, information training services, test preparation programs and other computer based tests. We will earn fees based upon the number of eligible schools and the length of time eligible schools have been operational. The initial term of the agreement will expire on December 31, 2003 with a five year renewal option subject to our earning certain minimum fees from the agreement. Mr. Becker is an affiliate of Sylvan.

    As consideration to enter into the agreement, Sylvan was issued a warrant for 150,000 shares of ZapMe!'s common stock at $5.00 per share. The warrant is exercisable in whole after Sylvan issues its release of audited financial statements for the year ended December 31, 2003 and subject to ZapMe! earning a minimum fee per eligible school during the year ended December 31, 2003.

    We purchase VSAT data communications equipment from Gilat Satellite Networks, Ltd. Through June 1999, ZapMe! has paid approximately $1.8 million to Gilat and its subsidiary, Spacenet, for equipment, consulting services and software license fees. In June 1999, ZapMe! and Spacenet, entered into an agreement whereby Spacenet will provide us with equipment, installation and space segment for a fixed fee per school installation. Mr. Gat is an affiliate of Gilat.

    In September 1998, we paid Wharton Capital Partners, L.P. $180,000 in consulting fees in connection with the issuance of ZapMe!'s Series C preferred stock. Mr. Arnouse is an affiliate of Wharton.

    In January 1999, we issued a promissory note in the amount of $500,000 to Mr. Arnouse bearing an interest rate of 12.0% per annum. The note and approximately $12,000 of interest was paid in April 1999.

    We have entered into agreements with certain of our officers providing for payments upon termination of their employment. Our agreement with Mr. Deaton provides that he will receive a minimum compensation level of $10,000 per month, paid through December 31, 1999 regardless of whether either he or ZapMe! terminates his employment voluntarily or with cause. Our agreement with Mr. Kingsborough provides that in the event that he terminates his employment for good reason, or if ZapMe! terminates his employment without cause, he will receive nine months of base salary, if the termination occurs prior to the first anniversary of his employment at ZapMe!, or six months of base salary, if the termination occurs prior to the third anniversary of his employment. Mr. Kingsborough is also entitled to a pro rata portion of the cash bonus otherwise payable to him under these circumstances. Our agreement with Mr. Rudy provides that, in the event he terminates his employment for good reason, or if ZapMe! terminates his employment without cause, he will receive six months of base salary, six months of non-cash benefits, a pro rata share of the cash bonus otherwise payable to him, and accelerated vesting of his options, to the lesser of 30,000 shares or the balance of the unvested shares under Mr. Rudy's initial grant of options.

                            ------------------------

    ZapMe! believes that all of the transactions set forth above were made on terms no less favorable to ZapMe! than could have been otherwise obtained from unaffiliated third parties. All future transactions, including loans, if any, between ZapMe! and its officers, directors and principal stockholders and their affiliates and any transactions between ZapMe! and any entity with which its officers, directors or 5% shareholders are affiliated will be approved by a majority of the board of directors, including a majority of the independent and disinterested outside directors of the board of directors and will be on terms no less favorable to ZapMe! than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding to the beneficial ownership of our common stock as of June 30, 1999, and as adjusted to reflect the sale of the shares of common stock offered in this offering, by (i) each person or entity who is known by ZapMe! to own beneficially 5% or more of ZapMe!'s outstanding common stock; (ii) each director of ZapMe!; (iii) each of the executive officers and (iv) all directors and executive officers of ZapMe! as a group. The address of all the beneficial owners, unless otherwise noted, is 3000 Executive Parkway, San Ramon CA 94583. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them.

    The percentage ownership in the table below is based on 30,111,161 shares of
common stock outstanding as of June 30, 1999 and       shares immediately
following the completion of this offering (assuming no exercise of the Underwriters' over-allotment option), together with applicable options and/or warrants for such shareholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities, subject to community property laws, where applicable. Shares of common stock subject to options or warrants that are presently exercisable or exercisable within 60 days of the date of this prospectus are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person. To the extent that any shares are issued upon exercise of options, warrants or other rights to acquire our capital stock that are presently outstanding or granted in the future or reserved for future issuance under our stock plans, there will be further dilution to new public investors.

    The number of shares includes 15,751,781 shares of common stock issuable upon conversion of our convertible preferred stock upon consummation of this offering. These figures do not include 2,030,000 shares of Series E preferred stock issued August 4, 1999. For purposes of this table, we have assumed that the preferred stock converts to common stock at a ratio of one-to-one. The percentage of shares outstanding after the offering assumes the underwriter's over-allotment is not exercised.

                                                    NUMBER OF SHARES
                                                      BENEFICIALLY
                                                  OWNED AS A RESULT OF
                                                        OPTIONS          PERCENTAGE OF SHARES
                                                      AND WARRANTS           OUTSTANDING
                                      NUMBER OF       EXERCISABLE        --------------------
                                       SHARES    WITHIN 60 DAYS OF THE    BEFORE
                                      BENEFICIALLY        DATE OF           THE     AFTER THE
NAME OF BENEFICIAL OWNER                OWNED       THIS PROSPECTUS      OFFERING   OFFERING
------------------------------------  ---------  ----------------------  ---------  ---------
QuestMark Partners, L.P.(1).........  2,026,070         2,046,070
Dell Computer Corporation(2)........  2,000,000         2,000,000
Mortensen Irrevocable Family
  Trust(3)..........................  2,000,000         2,000,000
MCA Irrevocable Family Trust(4).....  2,000,000         2,000,000
Marianne Schmitt Hellauer(5)........  4,000,000         4,000,000
Lance Mortensen(6)..................  10,600,000       11,000,000
Michael Arnouse(7)..................  7,976,560         7,996,560
Robert A. Stoffregen................         --                --
Don Kingsborough....................         --                --
Bruce Bower.........................         --            50,000
Dave Lundberg.......................         --                --
Bob Rudy............................         --                --
John Evleth.........................    541,046           541,046
Joshua Marks........................     57,319            61,728
Royce Johnson.......................         --            64,000
Darryl Deaton.......................  1,636,984         1,653,651
Douglas Becker(8)...................    600,000           770,000
Yoel Gat(9).........................    600,000           620,000
Thomas Hitchner(10).................  2,026,070         2,046,070
Jack Kemp...........................         --            20,000
All executives officers and
  directors as a group (15
  persons)..........................  24,037,979       24,523,055

------------------------

*   Less than 1%.

(1) One South Street, Suite 800, Baltimore, MD 21202.

(2) Dell Computer Corporation purchased 2,000,000 shares of Series E preferred stock on August 4, 1999. Dell Computer Corporation owns these shares through Dell USA L.P., an indirect wholly-owned subsidiary.

(3) Trust established for the benefit of Lance Mortensen, Marianne Schmitt Hellauer, Trustee, 3712 Valerie Carol Ct., Ellicott City, MD 21042.

(4) Trust established for the benefit of Michael Arnouse, Marianne Schmitt Hellauer, Trustee, 3712 Valerie Carol Ct., Ellicott City, MD 21042.

(5) Includes 2,000,000 shares held by Ms. Hellauer as trustee of the MCA Irrevocable Family Trust and 2,000,000 shares held by Ms. Hellauer as trustee of the Mortensen Family Trust. Ms. Hellauer disclaims beneficial ownership of these shares.

(6) Includes 2,000,000 shares held by the Mortensen Irrevocable Family Trust, a trust established for the benefit of Mr. Mortensen.

(7) Includes 2,000,000 shares held by the MCA Irrevocable Family Trust, a trust established for the benefit of Mr. Arnouse, and 700,000 shares held by the MC Investment Trust, a trust established for the benefit of Mr. Arnouse.

(8) Includes 600,000 shares and a warrant for 150,000 shares held by Sylvan Learning Systems, Inc. Mr. Becker is the President and Co-Chief Executive Officer of Sylvan Learning System, Inc., and disclaims beneficial ownership of the shares and warrant held by Sylvan, except to the extent of his pecuniary interest therein.

(9) Includes 500,000 shares held by Gilat Satellite Networks, Ltd., a company of which Mr. Gat is Chief Executive Officer. Mr. Gat disclaims beneficial ownership of the shares held by Gilat Satellite Networks, Ltd., except to the extent of his pecuniary interest therein. Also includes 100,000 shares held by Phoenix Worldwide Limited, an entity associated with Gilat Satellite Networks, Ltd. Mr. Gat disclaims beneficial ownership of the shares held by Phoenix Worldwide Limited.

(10) Includes 2,026,070 shares and options for 20,000 shares held by QuestMark Partners, L.P., an entity with which Mr. Hitchner is affiliated. Mr. Hitchner disclaims beneficial ownership of the shares held by QuestMark Partners, L.P., except to the extent of his general partnership interest therein.

                          DESCRIPTION OF CAPITAL STOCK

    The following description of our capital stock and the provisions of our articles of incorporation and bylaws are only summaries and are qualified by reference to our articles of incorporation and bylaws filed as exhibits to the registration statement of which this prospectus is a part. Our authorized capital stock consists of 50,000,000 shares of common stock, $.01 par value per share, and 16,357,671 shares of preferred stock, $.01 par value per share. As of June 30, 1999, there were 14,359,380 shares of common stock outstanding held of record by 28 shareholders, 9,097,671 shares of Series A preferred stock outstanding held of record by four shareholders, 160,000 shares of Series B preferred stock outstanding held of record by one shareholder, 600,000 shares of Series C preferred stock outstanding held of record by five shareholders and 5,894,110 shares of Series D preferred stock held of record by 47 shareholders. These figures do not include 2,030,000 shares of Series E preferred stock authorized and outstanding held of record by two shareholders, issued August 4, 1999. Each of the shares of preferred stock outstanding prior to this offering
will automatically convert into   share of common stock upon consummation of
this offering.

COMMON STOCK

    Holders of the common stock are entitled to receive, when and if declared by the board of directors, dividends and other distributions in cash, stock or property from our assets or funds legally available for those purposes subject to any dividend preferences that may be attributable to preferred stock. Holders of common stock are entitled to one vote for each share held of record on all matters on which shareholders may vote. Holders of common stock are not entitled to cumulative voting for the election of directors.

    There are no preemptive, conversion, redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in the assets available for distribution.

    After this offering there will be       shares of common stock outstanding.
This number consists of 14,359,380 shares of common stock currently outstanding,
      shares to be issued in this offering and           shares issuable upon
conversion of our preferred stock, assuming an initial public offering price of
$     per share and that the closing of the offering occurs on            ,
1999.

PREFERRED STOCK

    Before this offering, there were 17,781,781 shares of preferred stock outstanding, including 2,030,000 shares of Series E preferred stock. Each of these shares will be converted into common stock upon consummation of the offering. After this conversion, our board of directors, without further action by the shareholders, is authorized to issue an aggregate of 5,000,000 shares of preferred stock. Currently, we have no plans to issue a new series of preferred stock. Our board of directors may, without shareholder approval, issue preferred stock with dividend rates, redemption prices, preferences on liquidation or dissolution, conversion rights, voting rights and any other preferences, which rights and preferences could adversely affect the voting power of the holders of common stock. Issuance of preferred stock could make it harder for a third party to acquire, or could discourage or delay a third party from acquiring, a majority of our outstanding stock.

    The 17,781,781 shares of preferred stock currently outstanding have preemptive rights.

RIGHTS OF CERTAIN PREFERRED STOCK HOLDERS

    On August 27, 1998, we sold 600,000 shares of Series C preferred stock. On December 3, 1998, February 1, 1999, March 31, 1999 and May 28, 1999 we sold an aggregate of 5,894,110 shares of

Series D preferred stock. On August 4, 1999 we sold 2,030,000 shares of Series E preferred stock. Generally, the shares of Series C, Series D and Series E preferred stock will convert to common stock on a greater than one-to-one basis. In addition, rights granted to the holders of the Series C and Series D preferred stock under our Certificate of Incorporation may require us to issue additional shares of common stock under certain circumstances.

    STOCK DIVIDEND

    The holders of our Series C, Series D and Series E preferred stock are entitled to a per annum dividend equal to ten percent, fifteen percent and seven and one-half percent, respectively, of the liquidation value of the preferred stock, which value is initially set at $5 per share, the purchase price of the stock. The dividend will be paid by increasing the liquidation value of the preferred stock by the amount equal to the dividend obligation. Upon the closing of the offering, the number of shares of common stock that the preferred stock converts into equals the quotient obtained by dividing (1) the liquidation value of the preferred stock then in effect by (2) the purchase price of the preferred stock.

    Assuming that the closing of the offering occurs on                  , the
600,000 shares of Series C preferred stock outstanding will convert into shares of our common stock, the 5,894,110 shares of Series D preferred stock
will convert into       shares of our common stock and the 2,030,000 shares of
Series E preferred stock will convert into       shares of our common stock.

    ADDITIONAL SHARES OF COMMON WHICH MUST BE ISSUED UPON CONVERSION

    The holders of our Series C preferred stock and Series D preferred stock will also be entitled to receive additional newly issued shares of common stock upon the closing of this offering if the offering price does not exceed $15 per share in the case of the Series C preferred stock and $10 per share in the case of the Series D preferred stock. The number of additional shares of common stock to be issued can be calculated using the following formula:

             (MP - X)Y
      AS =       X

    where

    - AS is the number of additional shares of common stock to be issued to a holder upon conversion of their shares of Series C or Series D preferred stock;

    - MP is the minimum price ($15 per share in the case of the Series C preferred and $10 per share in the case of the Series D preferred);

    - X is the public offering price; and

    - Y is the number of shares of common into which the holder's Series C or Series D preferred stock were convertible pursuant to our certificate of incorporation.

    The following table sets forth at several example offering prices, and
assuming that the closing of the offering occurs on           , the approximate
number of additional shares of common stock that we will be obligated to issue to the holders of Series C or Series D preferred stock:

                                                        ADDITIONAL SHARES  ADDITIONAL SHARES
                                                           TO SERIES C        TO SERIES D
ASSUMED OFFERING PRICE PER SHARE                             HOLDERS            HOLDERS
------------------------------------------------------  -----------------  ------------------

    If such issuance of additional shares were to occur, current and prospective stockholders would suffer additional dilution with a resulting proportionate decrease in our earnings per share. This dilution could be substantial.

WARRANTS

    As of June 30, 1999, giving effect to the conversion of all preferred stock into common stock, we had outstanding warrants to purchase an aggregate of
        shares of common stock,         of which are immediately exercisable and
150,000 of which are exercisable for 30 days after Sylvan releases its audited financial statements for the year ended December 31, 2003, if Sylvan achieves certain milestones. Of these, warrants to purchase 5,890 shares of preferred stock expire immediately prior to the closing of this offering. The remaining warrants expire at various dates through April 2004.

    The following table sets forth warrants outstanding as of June 30, 1999:

                                                                    AVERAGE
                                                      NUMBER OF    EXERCISE
DATE OF ISSUANCE                      TYPE            WARRANTS       PRICE          EXPIRES
----------------------------  ---------------------  -----------  -----------  ------------------
May 1998....................  Series B preferred        500,000    $    3.25        May 2003
November 1998...............  Series D preferred          5,500    $    5.00     November 2005
February 1999...............  Series D preferred            390    $    5.00     February 2006
March 1999..................  Common                    150,000    $    5.00       April 2004

    We have agreed to issue warrants to a number of lease financing companies. As of June 30, 1999, we are obligated to issue warrants for 100,000 shares of Series D preferred stock and 140,000 shares of common stock.

    Some of the warrants have a net exercise provision under which the holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares, based on the fair market value of our stock at the time of the exercise of the warrant, after deducting the aggregate exercise price.

    The holders of warrants for Series B and Series D preferred shares have the right, subject to some limitations, to require us to include their securities in future registration statements we file under the Securities Act of 1933.

REGISTRATION RIGHTS

    After the consummation of the offering, the holders of         shares of
common stock issuable upon conversion of the preferred stock will have registration rights with respect to those securities, assuming an initial public
offering price of $     per share and that the closing of the offering occurs on
           , 1999. These rights are described in a shareholders agreement between us and the holders of those securities. The agreement provides for registration upon the demand of the holders of not less than 25% of the outstanding shares of Series C and Series D preferred stock, upon the demand of the holders of not less than 50% of the outstanding Series C preferred stock, and upon the demand of certain specified holders of Series D preferred stock. In addition, pursuant to that agreement, the holders of our preferred stock and warrants for our preferred stock are entitled, subject to some limitations, to require us to include their securities in future registration statements we file under the Securities Act of 1933, referred to as piggyback registration rights. The holders of those securities also are entitled, subject to some limitations, to require us to register their securities on a registration statement on Form S-3 once we are eligible to use a Form S-3 in connection with registrations. However, holders of these shares will be restricted from exercising these rights until 180 days after the date of this prospectus. Registration of shares of common stock by the exercise of these demand registration rights, piggyback registration rights or S-3 registration rights under the Securities Act of 1933 would result in these shares becoming freely tradable without restriction under the Securities Act of 1933 immediately upon the effectiveness of such registration. Please see "Risk Factors--Substantial future sales of our common stock in the public market could cause our stock price to fall" and "Shares Eligible for Future Sale."

SHAREHOLDER ACTION; SPECIAL MEETING OF SHAREHOLDERS

    The Delaware Certificate of Incorporation that will become effective immediately prior to the effectiveness of this offering state that shareholders may not take action by written consent, but only at duly called annual or special meetings of shareholders. The Delaware Certificate of Incorporation also provide that special meetings of shareholders may be called only by the chairman of the board of directors or by a majority of the board of directors.

ADVANCE NOTICE REQUIREMENTS FOR SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

    The bylaws provide that shareholders must provide timely notice in writing to bring business before an annual meeting of shareholders or to nominate candidates for election as directors at an annual meeting of shareholders. To be timely notice for an annual meeting, a shareholder's notice must be delivered to or mailed and received at our principal executive offices at least 120 days before the first anniversary of the date our notice of annual meeting was provided for the previous year's annual meeting of shareholders. If no annual meeting of shareholders was held in the previous year or the date of the annual meeting of shareholders has been changed to be more than 30 calendar days earlier than or 60 calendar days after that anniversary, notice by the shareholder, to be timely, must be received at least 60 days but no more than 90 days before the annual meeting of shareholders or the close of business on the 10th day following the date on which notice of the date of the meeting is given to shareholders or made public, whichever first occurs. To be timely notice for a special meeting, a shareholder's notice must be delivered to us by the close of business 10 days after notice of the meeting is given to shareholders. The bylaws also specify requirements as to the form and content of a shareholders' notice. These provisions may keep shareholders from bringing matters before an annual meeting of shareholders or from making nominations for directors at an annual meeting of shareholders.

AUTHORIZED BUT UNISSUED SHARES

    The authorized but unissued shares of common stock and preferred stock are available for future issuances without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could make it harder or discourage an attempt to obtain control of us by a proxy contest, tender offer, merger or otherwise.

CHANGE OF CONTROL PROVISIONS IN EMPLOYEE BENEFIT PLANS

    The 1998 Plan provides that in the event of a merger of ZapMe! with or into another corporation or a sale of substantially all of ZapMe!'s assets, the successor corporation shall assume or substitute each option or SPR. If the outstanding options or SPRs are not assumed or substituted, the administrator shall provide notice to the optionee that he or she has the right to exercise the option or SPR as to all of the shares subject to the option or SPR, including shares which would not otherwise be exercisable, for a period of fifteen days from the date of the notice. The option or SPR will terminate upon the expiration of the fifteen-day period.

DELAWARE ANTI-TAKEOVER LAW AND CHARTER PROVISIONS

    After our reincorporation in Delaware, we will be subject to Section 203 of the Delaware General Corporation Law which generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder.
Section 203 applies unless:

    - prior to the date such stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

    - upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding certain shares; or

    - on or after such date the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

    Provisions of our certificate of incorporation and Delaware law may delay, defer or prevent a change in our control and may adversely affect the voting and other rights of holders of common stock. In particular, our certificate of incorporation provides for a classified board of directors and the inability of stockholders to vote cumulatively for directors.

LIMITATION ON DIRECTORS' LIABILITY AND INDEMNIFICATION MATTERS

    Our certificate of incorporation provides that, except to the extent provided by Delaware law, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty while serving as directors. This provision also does not affect the directors' responsibilities under Delaware corporate law or any other laws, such as the Federal securities laws or state or Federal environmental laws. Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to our directors or officers, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

    We have entered into indemnity agreements to indemnify our executive officers and directors in addition to the indemnification provided for in our certificate of incorporation and bylaws. These agreements, among other things, indemnify our directors and executive officers for expenses, judgments and fines and amounts paid in settlement, actually and reasonably incurred by any such person in any action, suit or proceeding arising out of such person's services as a director or executive officer on our behalf. We believe that these provisions and agreements are necessary to attract and retain qualified directors and officers.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Common Stock is BankBoston N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Sales of substantial amounts of our common stock in the public market after the offering could adversely affect the market price of our common stock and our ability to raise equity capital in the future on terms favorable to us.

    After the offering,       shares of our common stock will be outstanding,
assuming an initial public offering price of $     per share and that the
closing of the offering occurs on            , 1999 and that the underwriters do
not exercise the over-allotment option. Of these shares, all of the       shares
sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless these shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining shares of common stock held by existing shareholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which rules are summarized below.

    The following table shows approximately when the           shares of our
common stock that are not being sold in this offering but which will be outstanding when this offering is complete will be eligible for sale in the public market:

         ELIGIBILITY OF RESTRICTED SHARES FOR SALE IN THE PUBLIC MARKET

180 days after the effective date................................................
                                                                                   ----------

    Resale of most of the restricted shares that will become available for sale in the public market starting 180 days after the effective date will be limited by volume and other resale restrictions under Rule 144 because the holders are our affiliates.

RULE 144

    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year is entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

    - 1% of the number of shares of common stock then outstanding, which will
      equal approximately       shares immediately after this offering; or

    - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks before a notice of the sale on Form 144 is filed.

    Sales under Rule 144 must also comply with manner of sale provisions and notice requirements and to the availability of current public information about us.

RULE 144(k)

    Under Rule 144(k), a person who has not been one of our affiliates at any time during the 90 days before a sale, and who has beneficially owned the restricted shares for at least two years, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

RULE 701

    In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchase shares from us under a stock option plan or other written agreement can resell those shares 90 days after the effective date of this offering in reliance on Rule 144, but without complying with some of the restrictions, including the holding period, contained in Rule 144.

LOCK-UP AGREEMENTS

    Executive officers, directors, shareholders and optionees who will hold an
aggregate of       shares of our common stock after this offering, assuming an
initial public offering price of $     per share and that the closing of the
offering occurs on            , 1999, will sign or are subject to existing
lock-up agreements under which they will agree not to transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock, for a period of 180 days after the date of this prospectus. Transfers or dispositions can be made sooner with the prior written consent of Merrill Lynch & Co.

REGISTRATION RIGHTS

    Upon completion of this offering, assuming an initial public offering price
of $     per share and that the closing of the offering occurs on            ,
1999, the holders of           shares of our common stock will be entitled to
rights with respect to the registration of their shares under the Securities Act. Please see "Description of Capital Stock--Registration Rights" for a more detailed description of these registration rights. After registration, these shares will become freely tradable without restriction under the Securities Act. Any sales of securities by these shareholders could have a material adverse effect on the trading price of our common stock.

STOCK OPTIONS

    Immediately after this offering we intend to file a registration statement under the Securities Act covering 4,899,350 shares of common stock reserved for issuance under our stock option plans. Each year as the number of shares reserved for issuance under our 1998 Stock Plan increases, we will file an amendment to the registration statement covering the additional shares. As of June 30, 1999, options to purchase 2,512,857 shares of common stock were issued and outstanding. Of these options to purchase shares of common stock, 493,567 will be vested and exercisable within 60 days of the date of this offering. When the lock-up agreements described above expire, these vested options will become freely tradable. This registration statement is expected to be filed and become effective as soon as practicable after the effective date of this offering. Accordingly, shares registered under that registration statement will, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately after the 180 day lock-up agreements expire.

                                  UNDERWRITING

GENERAL

    Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Thomas Weisel Partners LLC, and Wit Capital Corporation are acting as representatives of each of the underwriters named below. Subject to the terms and conditions stated in the Purchase Agreement among us and the underwriters, we have agreed to sell to each of underwriters, and each of the underwriters, severally and not jointly, has agreed to purchase from us the number of shares of common stock stated opposite its name below.

                                                                    NUMBER
          UNDERWRITER                                              OF SHARES
                                                                   ---------
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated...........................................
Deutsche Bank Securities Inc.....................................
Thomas Weisel Partners LLC.......................................
Wit Capital Corporation..........................................
                                                                   ---------
          Total..................................................
                                                                   ---------
                                                                   ---------

    Subject to the terms and conditions stated in the Purchase Agreement, the several underwriters have agreed to purchase all of the shares of common stock being sold pursuant to the Purchase Agreement if any shares of common stock are purchased. Under the terms of the Purchase Agreement, the commitments of the non-defaulting Underwriters may in some circumstances be increased or the Purchase Agreement may be terminated.

    We have agreed to indemnify the several underwriters against some liabilities, including some liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect thereof.

    The underwriters offer the shares of common stock, subject to prior sale, when as and if issued to and accepted by them, subject to approval of some legal matters by counsel for the underwriters and some other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject order in whole or in part.

    A prospectus in electronic format is being made available on a web site maintained by Wit Capital. In addition, all dealers purchasing shares from Wit Capital in this offering have agreed to make a prospectus in electronic format available on web sites maintained by each of these dealers.

COMMISSIONS AND DISCOUNTS

    The representatives have advised us that they propose initially to offer the shares of common stock to the public at the public offering price stated on the cover page of this prospectus, and to some dealers at such price less a
concession not in excess of $      per share. The underwriters may allow, and
such dealers may reallow, a discount not in excess of $      per share on sales
to some other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

    The following table shows the per share and total underwriting discounts that we will pay to the underwriters. This information is presented assuming either no exercise or full exercise by the underwriters of their over-allotment options.

                                                                                  WITHOUT
                                                                     PER SHARE    OPTION    WITH OPTION
                                                                    -----------  ---------  -----------
Public offering price.............................................      $            $          $
Underwriting discount.............................................      $            $          $
Proceeds, before expenses, to ZapMe!..............................      $            $          $

    We will pay the expenses of the offering, estimated at $  .

RESERVED SHARES

    At our request, the underwriters have reserved for sale, at the initial
public offering price, up to    percent of the shares offered hereby to be sold
to people associated with us or our directors, officers or employees, such as vendors, suppliers, existing stockholders and other persons that have relationships with or are interested in us. Shares may also be reserved for our directors, officers or employees. The number of shares of our common stock available for sale to the general public will be reduced to the extent that those persons purchase the reserved shares. Any reserved shares which are not orally confirmed for purchase within one day of the pricing of this offering will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

OVER-ALLOTMENT OPTION

    We have granted to the underwriters an option exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of an
additional      shares of common stock at the public offering price stated on the cover of this prospectus, less the underwriting discount. The underwriters may exercise this option solely to cover over-allotments, if any, made on the sale of the common stock offered hereby. To the extent that the underwriters exercise this option, each underwriter will be obligated, subject to some conditions, to purchase a number of additional shares of common stock proportionate to such underwriter's initial amount reflected to the table above.

NO SALES OF SIMILAR SECURITIES

    We and our executive officers and directors have agreed, for a period of 180 days after the date of this prospectus, subject to exceptions, not to directly or indirectly issue, sell, or otherwise dispose of or transfer any shares of common stock or securities convertible into or exchangeable or exercisable for common stock, without the prior written consent of Merrill Lynch on behalf of the underwriters. See "Shares Eligible for Future Sale."

PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

    Until the distribution of the common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters and some selling group members to bid for and purchase the common stock. As an exception to these rules, the representatives are permitted to engage in some transactions that stabilize the price of the common stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock.

    If the underwriters create a short position in the common stock in connection with this offering, i.e., if they sell more shares of common stock than are stated on the cover page of this prospectus, the representatives may reduce that short position by purchasing common stock in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

    Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the representation that the representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

NEW UNDERWRITERS

    Wit Capital, a member of the National Association of Securities Dealers, Inc., will participate in this offering as one of the underwriters. The National Association of Securities Dealers, Inc. approved the membership of Wit Capital on September 4, 1997. Since that time, Wit Capital has acted as an underwriter or co-manager in over 75 public offerings.

    Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has been named as a lead or co-manager on 52 filed public offerings of equity securities, of which 31 have been completed, and has acted as a syndicate member in an additional 21 public offerings of equity securities. Jack Kemp, one of our directors, sits on the Advisory Board of Thomas Weisel Partners. Other than Mr. Kemp's affiliation, Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

OTHER RELATIONSHIPS

    Certain of the underwriters and their affiliates engage in transactions with, and perform services for, our company in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and investment banking transactions with our company, for which they have received or may receive customary compensation.

                                 LEGAL MATTERS

    The validity of the common stock offered hereby is being passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Brobeck, Phleger & Harrison LLP, San Francisco, California. As of the date of this prospectus, an investment partnership composed of certain current and former members of and persons associated with Wilson Sonsini Goodrich & Rosati, Professional Corporation, as well as certain individual attorneys of this firm, beneficially own an aggregate of 21,400 shares of ZapMe!'s Series D preferred stock, which, assuming an
initial public offering price of $     per share and that the closing of the
offering occurs on            , 1999 , will convert into       shares of common
stock.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited our financial statements as of December 31, 1997 and 1998, and for the period June 25, 1997 (inception) through December 31, 1997 and for the year ended December 31, 1998, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filing are also available over the Internet at the Securities and Exchange Commission's web site at http://www.sec.gov. You may also read and copy any document we file at the Securities and Exchange Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect our Commission reports and other information at the Nasdaq National Market, Inc., 1735 K Street, N.W., Washington, D.C. 20606-1500.

                               ZAPME! CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                                                           PAGE
                                                                                           -----
Report of Ernst & Young LLP, Independent Auditors.....................................         F-2

Balance Sheets........................................................................         F-3

Statements of Operations..............................................................         F-4

Statements of Redeemable Convertible Preferred Stock and Stockholders' Equity
  (Deficit)...........................................................................         F-5

Statements of Cash Flows..............................................................         F-6

Notes to Financial Statements.........................................................         F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
ZapMe! Corporation

    We have audited the accompanying balance sheets of ZapMe! Corporation (a development stage company) as of December 31, 1997 and 1998, and the related statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit) and cash flows for the period June 25, 1997 (inception) through December 31, 1997 and for the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ZapMe! Corporation (a development stage company) at December 31, 1997 and 1998, and the results of its operations and its cash flows for the period June 25, 1997 (inception) through December 31, 1997 and for the year ended December 31, 1998 in conformity with generally accepted accounting principles.

Walnut Creek, California
April 2, 1999,
except for Note 8, as to which the date is
August   , 1999

--------------------------------------------------------------------------------

The foregoing report is in the form that will be signed upon final computation of the number of common shares which may be received by holders of Series C and D preferred stock and computation of an additional dividend amount, if any, as described in Note 3 to the financial statements, the effect on pro forma weighted average shares as described in Note 1 to the financial statements, and approval of the certificate of incorporation in the state of Delaware as described in Note 8 to the financial statements.

                                                           /s/ ERNST & YOUNG LLP

Walnut Creek, California
August 4, 1999

                               ZAPME! CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                                                   PRO FORMA
                                                                                                                 STOCKHOLDERS'
                                                                                                                    EQUITY
                                                                                  DECEMBER 31,       JUNE 30,      JUNE 30,
                                                                                1997       1998        1999          1999
                                                                              ---------  ---------  -----------  -------------
                                                                                                    (UNAUDITED)   (UNAUDITED)
                                                            ASSETS
Current assets:
  Cash and cash equivalents.................................................  $     275  $     815   $  19,855
  Restricted cash...........................................................         --         --         560
  Accounts receivable.......................................................         --         --          14
  Other receivables.........................................................         --        105       1,168
  Notes receivable from stockholder.........................................         --        127         131
  Prepaid expenses and other current assets.................................         13         45         362
                                                                              ---------  ---------  -----------
Total current assets........................................................        288      1,092      22,090

Equipment, net..............................................................         43      2,471       9,781
Other assets................................................................         18         40         275
                                                                              ---------  ---------  -----------
Total assets................................................................  $     349  $   3,603   $  32,146
                                                                              ---------  ---------  -----------
                                                                              ---------  ---------  -----------

                                        LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable and accrued expenses.....................................  $     157  $   1,541   $   3,217
  Accrued compensation and related expenses.................................        242        446         882
  Deferred revenue..........................................................         --         --         302
  Current portion of capital lease obligations..............................         --        118       2,092
                                                                              ---------  ---------  -----------
Total current liabilities...................................................        399      2,105       6,493

Capital lease obligations...................................................         --        269       4,613
Notes payable to stockholders...............................................        462         --          --
                                                                              ---------  ---------  -----------
Total liabilities...........................................................        861      2,374      11,106

Commitments
Redeemable convertible preferred stock, $0.01 par value, issuable in series:
  Authorized shares--600,000 (none pro forma)
    Issued and outstanding shares--600,000 in 1998, and 1999 and none pro
    forma (liquidation preference at June 30, 1999--$4,542).................         --      3,352       4,288     $      --

Stockholders' equity (deficit):
  Convertible preferred stock, $0.01 par value:
    Authorized shares--12,857,671 in 1998 and 16,357,671 in 1999 (including
      600,000 shares designated as redeemable convertible preferred stock)
      (5,000,000 pro forma)
    Issued and outstanding shares--9,557,671 in 1998 and 15,151,781 in 1999, and none pro forma (liquidation preference at June 30,
      1999--$30,893)........................................................         --      2,783      29,112            --
  Common stock, $0.01 par value:
    Authorized shares--50,000,000 (200,000,000 pro forma)
    Issued and outstanding shares--11,858,730 in 1997, 14,208,730 in 1998,
      14,359,380 in 1999, and 30,111,161 pro forma..........................         69        800       2,026        35,426
  Deferred stock compensation...............................................         --       (474)     (1,122)       (1,122)
  Accumulated deficit during the development stage..........................       (581)    (5,232)    (13,264)      (13,264)
                                                                              ---------  ---------  -----------  -------------
Total stockholders' equity (deficit)........................................       (512)    (2,123)     16,752     $  21,040
                                                                              ---------  ---------  -----------  -------------
                                                                                                                 -------------
Total liabilities, redeemable convertible preferred stock and stockholders'
  equity (deficit)..........................................................  $     349  $   3,603   $  32,146
                                                                              ---------  ---------  -----------
                                                                              ---------  ---------  -----------

                            SEE ACCOMPANYING NOTES.

                               ZAPME! CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                           PERIOD FROM JUNE                                            PERIOD FROM JUNE
                                               25, 1997                      SIX MONTHS ENDED JUNE         25, 1997
                                             (INCEPTION)       YEAR ENDED             30,                (INCEPTION)
                                           THROUGH DECEMBER   DECEMBER 31,  ------------------------   THROUGH JUNE 30,
                                               31, 1997           1998         1998         1999             1999
                                          ------------------  ------------  -----------  -----------  ------------------
                                                                            (UNAUDITED)  (UNAUDITED)     (UNAUDITED)
Revenue.................................      $       --       $       --    $      --    $     147       $      147

Costs and expenses:
  Cost of services......................              --              135            8        1,247            1,382
  Research and development..............             231            1,140          429        1,034            2,405
  Sales and marketing...................              40            1,197          176        2,456            3,693
  General and administrative............             299            1,458          415        1,975            3,732
  Amortization of deferred stock
    compensation........................              --               79           --          560              639
                                                 -------      ------------  -----------  -----------        --------
Total costs and expenses................             570            4,009        1,028        7,272           11,851
                                                 -------      ------------  -----------  -----------        --------
Loss from operations....................            (570)          (4,009)      (1,028)      (7,125)         (11,704)
Interest income (expense), net..........             (11)             (36)         (35)          29              (18)
                                                 -------      ------------  -----------  -----------        --------
Net loss................................            (581)          (4,045)      (1,063)      (7,096)         (11,722)
Accretion and dividend on redeemable
  convertible preferred stock...........              --             (606)          --         (936)          (1,542)
                                                 -------      ------------  -----------  -----------        --------
Net loss applicable to common
  stockholders..........................      $     (581)      $   (4,651)   $  (1,063)   $  (8,032)      $  (13,264)
                                                 -------      ------------  -----------  -----------        --------
                                                 -------      ------------  -----------  -----------        --------
Net loss per share:
  Basic and diluted.....................      $    (0.05)      $    (0.40)   $   (0.09)   $   (0.59)
                                                 -------      ------------  -----------  -----------
                                                 -------      ------------  -----------  -----------
  Pro forma basic and diluted
    (unaudited).........................                       $    (0.26)                $   (0.28)
                                                              ------------               -----------
                                                              ------------               -----------
Shares used in calculation of net loss
  per share:
  Basic and diluted.....................          11,183           11,685       11,859       13,517
                                                 -------      ------------  -----------  -----------
                                                 -------      ------------  -----------  -----------
  Pro forma basic and diluted
    (unaudited).........................                           15,993                    25,462
                                                              ------------               -----------
                                                              ------------               -----------

                            SEE ACCOMPANYING NOTES.

                               ZAPME! CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)
 STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
                                   (DEFICIT)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                           STOCKHOLDERS' EQUITY (DEFICIT)
                                                           ---------------------------------------------------------------
                                         REDEEMABLE
                                        CONVERTIBLE             CONVERTIBLE
                                      PREFERRED STOCK         PREFERRED STOCK           COMMON STOCK          DEFERRED
                                   ----------------------  ----------------------  ----------------------       STOCK
                                    SHARES      AMOUNT      SHARES      AMOUNT      SHARES      AMOUNT      COMPENSATION
                                   ---------  -----------  ---------  -----------  ---------  -----------  ---------------
  Issuance of common stock to
    founders at $0.005 per
    share........................         --   $      --          --   $      --   10,000,000  $      50      $      --
  Issuance of common stock for
    services at $0.10 per
    share........................         --          --          --          --   1,858,730          19             --
  Net loss and comprehensive
    loss.........................         --          --          --          --          --          --             --
                                   ---------  -----------  ---------  -----------  ---------  -----------       -------
Balances at December 31, 1997....         --          --          --          --   11,858,730         69             --
  Issuance of Series A preferred
    stock at $0.10 per share for
    conversion of notes payable,
    net of issuance cost of
    $11..........................         --          --   9,097,671         899          --          --             --
  Issuance of Series B preferred
    stock at $2.50 per share for
    conversion of notes payable,
    net of issuance costs of
    $4...........................         --          --     160,000         396          --          --             --
  Issuance of Series C redeemable
    convertible preferred stock
    at $5.00 per share, net of
    issuance costs of $254.......    600,000       2,746          --          --          --          --             --
  Issuance of Series D preferred
    stock at $5.00 per share, net
    of issuance costs of $12.....         --          --     300,000       1,488          --          --             --
  Issuance of common stock upon
    exercise of stock options at
    prices ranging from $0.015 to
    $0.0165 per share............         --          --          --          --   1,000,000          16             --
  Issuance of common stock at
    $0.25 per share for services
    for note receivable..........         --          --          --          --   1,350,000         334           (172)
  Deferred stock compensation....         --          --          --          --          --         381           (381)
  Amortization of deferred stock
    compensation.................         --          --          --          --          --          --             79
  Accretion of redeemable
    convertible preferred
    stock........................         --         531          --          --          --          --             --
  Accrued Series C dividends.....         --          75          --          --          --          --             --
  Net loss and comprehensive
    loss.........................         --          --          --          --          --          --             --
                                   ---------  -----------  ---------  -----------  ---------  -----------       -------
Balances at December 31, 1998....    600,000       3,352   9,557,671       2,783   14,208,730        800           (474)
  Issuance of common stock at
    prices ranging from $0.02 to
    $0.25 per share upon exercise
    of stock options
    (unaudited)..................         --          --          --          --     150,650          18             --
  Issuance of Series D preferred
    stock at $5.00 per share, net
    of issuance costs of $1,811
    (unaudited)..................         --          --   5,554,110      25,960          --          --             --
  Issuance of Series D preferred
    stock at $5.00 per share for
    conversion of note payable
    (unaudited)..................         --          --      40,000         200          --          --             --
  Issuance of common stock
    options to non-employees in
    consideration for services
    rendered (unaudited).........         --          --          --          --          --         362            (70)
  Warrants issued in connection
    with lease financing
    (unaudited)..................         --          --          --         169          --          --             --
  Deferred stock compensation
    (unaudited)..................         --          --          --          --          --         846           (846)
  Amortization of deferred stock
    compensation (unaudited).....         --          --          --          --          --          --            268
  Accretion of redeemable
    convertible preferred stock
    (unaudited)..................         --         780          --          --          --          --             --
  Accrued Series C dividends
    (unaudited)..................         --         156          --          --          --          --             --
  Net loss and comprehensive loss
    (unaudited)..................         --          --          --          --          --          --             --
                                   ---------  -----------  ---------  -----------  ---------  -----------       -------
Balances at June 30, 1999
  (unaudited)....................    600,000   $   4,288   15,151,781  $  29,112   14,359,380  $   2,026      $  (1,122)
                                   ---------  -----------  ---------  -----------  ---------  -----------       -------
                                   ---------  -----------  ---------  -----------  ---------  -----------       -------

                                      STOCKHOLDERS' EQUITY
                                            (DEFICIT)
                                   ---------------------------
                                   ACCUMULATED
                                     DEFICIT         TOTAL
                                    DURING THE   STOCKHOLDERS'
                                   DEVELOPMENT      EQUITY
                                      STAGE        (DEFICIT)
                                   ------------  -------------
  Issuance of common stock to
    founders at $0.005 per
    share........................   $       --     $      50
  Issuance of common stock for
    services at $0.10 per
    share........................           --            19
  Net loss and comprehensive
    loss.........................         (581)         (581)
                                   ------------  -------------
Balances at December 31, 1997....         (581)         (512)
  Issuance of Series A preferred
    stock at $0.10 per share for
    conversion of notes payable,
    net of issuance cost of
    $11..........................           --           899
  Issuance of Series B preferred
    stock at $2.50 per share for
    conversion of notes payable,
    net of issuance costs of
    $4...........................           --           396
  Issuance of Series C redeemable
    convertible preferred stock
    at $5.00 per share, net of
    issuance costs of $254.......           --            --
  Issuance of Series D preferred
    stock at $5.00 per share, net
    of issuance costs of $12.....           --         1,488
  Issuance of common stock upon
    exercise of stock options at
    prices ranging from $0.015 to
    $0.0165 per share............           --            16
  Issuance of common stock at
    $0.25 per share for services
    for note receivable..........           --           162
  Deferred stock compensation....           --            --
  Amortization of deferred stock
    compensation.................           --            79
  Accretion of redeemable
    convertible preferred
    stock........................         (531)         (531)
  Accrued Series C dividends.....          (75)          (75)
  Net loss and comprehensive
    loss.........................       (4,045)       (4,045)
                                   ------------  -------------
Balances at December 31, 1998....       (5,232)       (2,123)
  Issuance of common stock at
    prices ranging from $0.02 to
    $0.25 per share upon exercise
    of stock options
    (unaudited)..................           --            18
  Issuance of Series D preferred
    stock at $5.00 per share, net
    of issuance costs of $1,811
    (unaudited)..................           --        25,960
  Issuance of Series D preferred
    stock at $5.00 per share for
    conversion of note payable
    (unaudited)..................           --           200
  Issuance of common stock
    options to non-employees in
    consideration for services
    rendered (unaudited).........           --           292
  Warrants issued in connection
    with lease financing
    (unaudited)..................           --           169
  Deferred stock compensation
    (unaudited)..................           --            --
  Amortization of deferred stock
    compensation (unaudited).....           --           268
  Accretion of redeemable
    convertible preferred stock
    (unaudited)..................         (780)         (780)
  Accrued Series C dividends
    (unaudited)..................         (156)         (156)
  Net loss and comprehensive loss
    (unaudited)..................       (7,096)       (7,096)
                                   ------------  -------------
Balances at June 30, 1999
  (unaudited)....................   $  (13,264)    $  16,752
                                   ------------  -------------
                                   ------------  -------------

                            SEE ACCOMPANYING NOTES.

                               ZAPME! CORPORATION

                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                           PERIOD FROM
                                                          JUNE 25, 1997                                             PERIOD FROM
                                                           (INCEPTION)                    SIX MONTHS ENDED JUNE    JUNE 25, 1997
                                                             THROUGH       YEAR ENDED              30,              (INCEPTION)
                                                          DECEMBER 31,    DECEMBER 31,   ------------------------  THROUGH JUNE
                                                              1997            1998          1998         1999        30, 1999
                                                         ---------------  -------------  -----------  -----------  -------------
                                                                                         (UNAUDITED)  (UNAUDITED)   (UNAUDITED)
OPERATING ACTIVITIES
Net loss...............................................     $    (581)      $  (4,045)    $  (1,063)   $  (7,096)   $   (11,722)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Amortization of deferred stock compensation..........            --              79            --          268            347
  Depreciation and amortization........................            10             205            27          770            985
  Common stock issued for services.....................            19              --            --          292            311
  Changes in operating assets and liabilities:
    Restricted cash....................................            --              --            --         (560)          (560)
    Accounts receivable................................            --              --            --          (14)           (14)
    Other receivables..................................            --            (105)           --       (1,063)        (1,168)
    Prepaid expenses and other current assets..........           (13)            (32)          (36)        (317)          (362)
    Other assets.......................................           (18)            (22)           --          (75)          (115)
    Accounts payable and accrued expenses..............           157           1,384           155        1,676          3,217
    Accrued compensation and related expenses..........           242             204           256          436            882
    Deferred revenue...................................            --              --            --          302            302
                                                                -----     -------------  -----------  -----------  -------------
Net cash used in operating activities..................          (184)         (2,332)         (661)      (5,381)        (7,897)

INVESTING ACTIVITIES
Purchase of equipment, net.............................           (53)         (2,243)         (378)      (1,303)        (3,599)
Notes receivable from stockholder......................            --            (127)           --           (4)          (131)
                                                                -----     -------------  -----------  -----------  -------------
Net cash used in investing activities..................           (53)         (2,370)         (378)      (1,307)        (3,730)

FINANCING ACTIVITIES
Proceeds from issuance of preferred stock, net.........            --           4,229            --       25,960         30,189
Proceeds from issuance of common stock.................            50             178            --           18            246
Proceeds from borrowings on notes payable..............           462           1,000         1,026          700          2,162
Payments on notes payable..............................            --            (162)           --         (500)          (662)
Payments on lease obligations..........................            --              (3)           --         (450)          (453)
                                                                -----     -------------  -----------  -----------  -------------
Net cash provided by financing activities..............           512           5,242         1,026       25,728         31,482
                                                                -----     -------------  -----------  -----------  -------------
Increase (decrease) in cash and cash equivalents.......           275             540           (13)      19,040         19,855
Cash and cash equivalents at beginning of period.......            --             275           275          815             --
                                                                -----     -------------  -----------  -----------  -------------
Cash and cash equivalents at end of period.............     $     275       $     815     $     262    $  19,855    $    19,855
                                                                -----     -------------  -----------  -----------  -------------
                                                                -----     -------------  -----------  -----------  -------------
SUPPLEMENTAL DISCLOSURES:
Conversion of notes payable to stockholders to
  preferred stock......................................     $      --       $   1,300     $      --    $     200    $     1,500
                                                                -----     -------------  -----------  -----------  -------------
                                                                -----     -------------  -----------  -----------  -------------
Issuance of common stock for notes receivable..........     $      --       $     162     $      --    $      --    $       162
                                                                -----     -------------  -----------  -----------  -------------
                                                                -----     -------------  -----------  -----------  -------------
Accretion and dividends of redeemable preferred stock..     $      --       $     606     $      --    $     936    $     1,542
                                                                -----     -------------  -----------  -----------  -------------
                                                                -----     -------------  -----------  -----------  -------------
Capital lease obligations incurred.....................     $      --       $     390     $      --    $   6,768    $     7,158
                                                                -----     -------------  -----------  -----------  -------------
                                                                -----     -------------  -----------  -----------  -------------
Warrants issued in connection with lease financing.....     $      --       $      --     $      --    $     169    $       169
                                                                -----     -------------  -----------  -----------  -------------
                                                                -----     -------------  -----------  -----------  -------------
Cash paid for interest.................................     $      --       $      26     $      10    $     110    $       136
                                                                -----     -------------  -----------  -----------  -------------
                                                                -----     -------------  -----------  -----------  -------------

                            See accompanying notes.

                               ZAPME! CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

           (INFORMATION AT JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1998 AND 1999 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF THE COMPANY

    ZapMe! Corporation (the "Company") was incorporated, under the name Satellite Online Solutions Corporation, on June 25, 1997 in California for the purpose of building a broadband interactive network that brings technology tools and educational resources to schools at no cost. The Company changed its name to ZapMe! Corporation in October 1998. The Company is planning to generate revenue from corporate sponsorships on its network. The Company is in the development stage, devoting its efforts to developing products and raising capital.

    The Company has incurred operating losses since inception during the development stage. Its activities to date have been financed primarily through private placements of equity securities, including preferred stock issuances of $10 million in March 1999 and $16 million in May 1999. The Company may seek to raise additional capital through the issuance of debt or equity securities. However, there can be no assurance that additional funding will be available to the Company on acceptable terms, if at all.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

INTERIM FINANCIAL INFORMATION

    The interim financial information as of June 30, 1999 and for the six months ended June 30, 1998 and 1999 is unaudited, but includes all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of its financial position at such date and its results of operations and cash flows for those periods. Operating results for the six months ended June 30, 1999 are not necessarily indicative of results that may be expected for any future periods.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of demand deposits and money market accounts held with two financial institutions with insignificant interest rate risk and original maturities of three months or less from the date of purchase.

EQUIPMENT

    Equipment is stated at cost and depreciated using the straight-line method over estimated useful lives of three to seven years.

DEPENDENCE ON THIRD PARTIES

    The Company has relationships with three parties, one which installs the Company's software on the computers, one which installs the Company's lab in each school site and one which serves as the

                               ZAPME! CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

           (INFORMATION AT JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1998 AND 1999 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) general contractor to oversee the installation process. In addition, the Company relies on third parties to provide the majority of support necessary to maintain the network and labs once installed and are also dependent on transmissions from the satellite to customer sites. The inability of any of these parties to fulfill their obligations with the Company could negatively impact the Company's future results.

SOFTWARE DEVELOPMENT COSTS

    The Company accounts for software development costs in accordance with Statement of Financial Accounting Standards Board ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," under which certain software development costs incurred subsequent to the establishment of technological feasibility are capitalized and amortized over the estimated lives of the related products. Technological feasibility is established upon completion of a working model. To date, costs incurred subsequent to the establishment of technological feasibility have not been significant, and all software development costs have been charged to research and development expense in the accompanying statements of operations.

REVENUE RECOGNITION

    The Company earns revenue from sponsorship agreements, which include content and public service announcement sponsorships, banner advertising and full screen interactive ads, upon delivery of messages over the Company's network. Provided that collectibility is probable, revenue is recognized ratably over the time periods that the advertisement is delivered or sponsorship is acknowledged unless such sponsorship is based on delivery of a minimum number of impressions, in which case revenue is recognized as the impressions are delivered.

    Deferred revenue consists of prepaid sponsorship fees.

STOCK-BASED COMPENSATION

    The Company accounts for employee stock options using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25 and has adopted the disclosure-only alternative of SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123").

INCOME TAXES

    The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes," which requires the use of the liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse.

                               ZAPME! CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

           (INFORMATION AT JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1998 AND 1999 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
NET LOSS PER SHARE

    Basic and diluted net loss per share information for all periods is presented under the requirement of SFAS No. 128, "Earnings per Share". Basic loss per share has been computed using net loss applicable to common stockholders divided by the weighted-average number of common shares outstanding during the period, less shares subject to repurchase, and excludes stock options, warrants, and convertible securities. Such securities have also been excluded from the computation of diluted net loss per share as their inclusion would be antidilutive.

    Pro forma net loss per share has been computed using net loss as adjusted for accrued redeemable convertible preferred stock dividends divided by the weighted-average number of shares outstanding and also gives effect, under Securities and Exchange Commission guidance, to the conversion of preferred shares not included above that will automatically convert upon completion of the Company's initial offering, using the if-converted method. The conversion assumes a one-for-one conversion of the preferred stock into common stock. Such conversion is subject to adjustment based on the final pricing of the Company's common stock in an initial public offering. The accretion of the redeemable convertible preferred stock is excluded from the pro forma net loss per share calculation as such accretion may also be adjusted based on the final pricing of the Company's common stock in an initial public offering.

                               ZAPME! CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

           (INFORMATION AT JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1998 AND 1999 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The calculation of historical and pro forma basic and diluted net loss per share is as follows (in thousands, expect per share amounts):

                                                              PERIOD FROM
                                                             JUNE 25, 1997
                                                              (INCEPTION)                  SIX MONTHS ENDED JUNE
                                                                THROUGH      YEAR ENDED             30,
                                                             DECEMBER 31,   DECEMBER 31,  ------------------------
                                                                 1997           1998         1998         1999
                                                             -------------  ------------  -----------  -----------
                                                                                          (UNAUDITED)  (UNAUDITED)
Historical:
  Net loss.................................................   $      (581)   $   (4,045)   $  (1,063)   $  (7,096)
  Accretion and dividend on redeemable convertible
    preferred stock........................................            --          (606)          --         (936)
                                                             -------------  ------------  -----------  -----------
  Net loss applicable to common stockholders...............   $      (581)   $   (4,651)   $  (1,063)   $  (8,032)
                                                             -------------  ------------  -----------  -----------
                                                             -------------  ------------  -----------  -----------
  Weighted average shares of common stock outstanding......        11,183        12,739       11,859       14,311
  Less: weighted average shares subject to repurchase......            --         1,054           --          794
                                                             -------------  ------------  -----------  -----------
  Weighted average shares of common stock outstanding used
    in computing basic and diluted net loss per share......        11,183        11,685       11,859       13,517
                                                             -------------  ------------  -----------  -----------
                                                             -------------  ------------  -----------  -----------
  Basic and diluted net loss per share.....................   $     (0.05)   $    (0.40)   $   (0.09)   $   (0.59)
                                                             -------------  ------------  -----------  -----------
                                                             -------------  ------------  -----------  -----------
Pro forma (Unaudited):
  Net loss applicable to common stockholders (from
    above).................................................                  $   (4,651)                $  (8,032)
  Accretion on redeemable convertible preferred stock......                         531                       780
                                                                            ------------               -----------
  Pro forma net loss.......................................                  $   (4,120)                $  (7,252)
                                                                            ------------               -----------
                                                                            ------------               -----------
  Weighted average shares used in computing basic and
    diluted net loss per share (from above)................                      11,685                    13,517
  Adjustment to reflect the effect of the assumed
    conversion of preferred stock from the date of
    issuance...............................................                       4,308                    11,945
                                                                            ------------               -----------
  Weighted average shares used in computing pro forma basic
    and diluted net loss per share.........................                      15,993                    25,462
                                                                            ------------               -----------
                                                                            ------------               -----------
  Pro forma basic and diluted net loss per share...........                  $    (0.26)                $   (0.28)
                                                                            ------------               -----------
                                                                            ------------               -----------

    If the Company had reported net income, the calculation of historical and pro forma diluted earnings per share would have included approximately an additional 86,000, 938,000, 979,000 and

                               ZAPME! CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

           (INFORMATION AT JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1998 AND 1999 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
1,258,000 common equivalent shares related to the outstanding stock options and warrants not included above (determined using the treasury stock method at the estimated fair value) for the period from June 25, 1997 (inception) through December 31, 1997, the year ended December 31, 1998, and for the six months ended June 30, 1998 and 1999, respectively.

EFFECT OF NEW ACCOUNTING STANDARDS

    The FASB issued Statement No. 131 ("SFAS 131"), "Disclosure about Segments of an Enterprise and Related Information," which establishes standards for the way public business enterprises report information in annual statements and interim financial reports regarding operating segments, products and services, geographic areas, and major customers. This statement is effective for financial statements for periods beginning after December 15, 1997. The Company adopted SFAS 131 in the year ended December 31, 1998, and operates in one business segment which is building a broadband interactive network that brings technology tools and educational resources to schools at no cost.

2. EQUIPMENT

    Equipment consists of the following (in thousands):

                                                                                   DECEMBER 31,
                                                                               --------------------
                                                                                 1997       1998
                                                                               ---------  ---------
Computer and office equipment................................................  $      43  $   2,510
Furniture and fixtures.......................................................         10        176
                                                                                     ---  ---------
                                                                                      53      2,686
Less accumulated depreciation and amortization...............................        (10)      (215)
                                                                                     ---  ---------
                                                                               $      43  $   2,471
                                                                                     ---  ---------
                                                                                     ---  ---------

3. STOCKHOLDERS' EQUITY

PREFERRED STOCK

    Preferred stock consists of the following by series:

                                                                                     SHARES ISSUED AND OUTSTANDING
                                                                                ---------------------------------------
                                                        AUTHORIZED SHARES
                                                    --------------------------        DECEMBER 31,
                                                    DECEMBER 31,    JUNE 30,    -------------------------    JUNE 30,
SERIES                                                  1998          1999         1997          1998          1999
--------------------------------------------------  ------------  ------------     -----     ------------  ------------
                                                                  (UNAUDITED)                              (UNAUDITED)
A convertible.....................................    9,097,671      9,097,671          --      9,097,671     9,097,671
B convertible.....................................      660,000        660,000          --        160,000       160,000
C redeemable convertible..........................      600,000        600,000          --        600,000       600,000
D convertible.....................................    2,500,000      6,000,000          --        300,000     5,894,110
                                                    ------------  ------------         ---   ------------  ------------
                                                     12,857,671     16,357,671          --     10,157,671    15,751,781
                                                    ------------  ------------         ---   ------------  ------------
                                                    ------------  ------------         ---   ------------  ------------

                               ZAPME! CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

           (INFORMATION AT JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1998 AND 1999 IS UNAUDITED)

3. STOCKHOLDERS' EQUITY (CONTINUED)
    The holders of Series A, Series B and Series D convertible preferred stock are entitled to dividends when and if they are declared by the Board of Directors prior to and in preference to any dividend on common stock. No dividend or distribution can be declared or paid on any shares of Series A, B or D convertible preferred stock unless all accrued but unpaid dividends on the Series C redeemable convertible preferred stock have been paid. The holders of Series C redeemable convertible preferred stock are entitled to a mandatory dividend payable quarterly at the rate of 10% per annum of the liquidation preference. In the event the corporation does not pay a dividend in cash, the preferred liquidation value of each such share is automatically increased by an amount equal to the unpaid dividend amount. The holders of Series D convertible preferred stock are entitled to a mandatory rate increase of 15% per annum of the liquidation preference, compounded quarterly. In the event of an initial public offering of the Company's common stock, the liquidation value per share will be issued in shares of the Company's common stock at a conversion price of $5.00 per share.

    Each share of preferred stock is convertible, at the option of the holder, into one share of the Company's common stock, subject to certain anti-dilution provisions. Each share of preferred stock will be automatically converted into common stock upon completion of an initial public offering of the Company's common stock with proceeds to the Company of a minimum of $25,000,000 at a minimum offering price of $8.00 per share of common stock. The holders of preferred stock are entitled to the number of votes equal to the number of shares of common stock into which their preferred stock is convertible.

    The Series C redeemable convertible preferred stock is redeemable in the event that the Company has not consummated a public offering or merger event on or before August 27, 2000. The redemption price per share will equal twice the preferred liquidation amount for each such share, together with accrued but unpaid dividends on such shares. The carrying value of Series C redeemable convertible preferred stock is being accreted to its redemption value by charges to accumulated deficit during the development stage. In the event of any liquidation, dissolution, or winding up of the Company, the holders of the Series A, Series B, Series C and Series D preferred stock have a liquidation preference of $0.10, $2.50, $5.00 and $5.00 per share, respectively, over holders of common stock plus any declared but unpaid dividends. If the assets and funds of the Company are insufficient to pay the aforesaid potential amounts, the holders of Series C redeemable convertible preferred stock have preference to the holders of Series A, Series B and Series D convertible preferred stock.

    In the event of an initial public offering of the Company's common stock with an offering price of less than $15.00 or $10.00 per share, as adjusted for stock splits or reverse splits, each holder of Series C redeemable convertible and Series D convertible preferred stock, respectively, will be immediately issued or deemed to hold additional shares of Series C and Series D preferred stock which is convertible into shares of common stock at the closing of a public offering using a conversion price pursuant to a pre-determined formula which will compensate the holders for the lower offering price.

                               ZAPME! CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

3. STOCKHOLDERS' EQUITY (CONTINUED)

BRIDGE FINANCINGS

    Between August 1997 and June 1998, the Company issued notes payable with aggregate principal totaling $900,000 and interest rates of 5.87% to 6.50% per annum. The principal amount of these notes was converted into 9,097,671 shares of Series A convertible preferred stock in August 1998.

    In May 1998, the Company issued notes payable with aggregate principal totaling $400,000 and an interest rate of 8.5% per annum together with warrants to purchase 500,000 shares of Series B convertible preferred stock. The principal amount of these notes was converted into 160,000 shares of Series B convertible preferred stock in August 1998.

    In February 1999, the Company issued a $200,000 note payable with an interest rate of 10% per annum. The principal amount was converted into 40,000 shares of Series D preferred stock in April 1999.

STOCK PLANS

    The Company has two stock plans which provide for the granting of stock options or shares of common stock to employees, directors and consultants. Stock options are exercisable immediately upon issuance (subject to vesting requirements) and generally have a term of 10 years. The Company typically reserves the right of first refusal to purchase all shares held by the participant upon termination of employment. Unvested options are canceled upon termination of employment. Fully vested shares may be repurchased by the Company at the higher of the original purchase price or the fair market value of the shares as determined by the Board of Directors. The vesting schedule is determined by the Board of Directors at the time of issuance. Stock options generally vest over a period of between three and four years. The repurchase right for vested shares expires upon the completion of an initial public offering of the Company's common stock. The Company has reserved 4,400,000 shares of common stock for issuance under the plans. In January 1999, the Company reserved an additional 1,000,000 shares of common stock for issuance under the Plan.

                               ZAPME! CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

3. STOCKHOLDERS' EQUITY (CONTINUED)
    A summary of activity under the Company's stock option plans is as follows:

                                                                       OPTIONS OUTSTANDING
                                                                    --------------------------
                                                                                  WEIGHTED-
                                                                                   AVERAGE
                                                                    NUMBER OF     EXERCISE
                                                                     SHARES    PRICE PER SHARE
                                                                    ---------  ---------------
  Options granted.................................................  1,120,000     $    0.02
                                                                    ---------         -----
Outstanding at December 31, 1997..................................  1,120,000          0.02
  Options granted.................................................  1,720,230          0.84
  Options exercised...............................................  (1,000,000)         0.02
  Options canceled................................................    (91,000)         0.59
                                                                    ---------         -----
Outstanding at December 31, 1998..................................  1,749,230          0.80
  Options granted (unaudited).....................................  1,192,946          2.94
  Options exercised (unaudited)...................................   (150,650)         0.12
  Options canceled (unaudited)....................................   (278,669)         0.55
                                                                    ---------         -----
Outstanding at June 30, 1999 (unaudited)..........................  2,512,857     $    1.87
                                                                    ---------         -----
                                                                    ---------         -----
Vested and exercisable at December 31, 1998.......................    152,742     $    0.42
                                                                    ---------         -----
                                                                    ---------         -----
Vested and exercisable at June 30, 1999 (unaudited)...............    167,773     $    2.34
                                                                    ---------         -----
                                                                    ---------         -----
Outstanding shares of common stock that may be repurchased at
  December 31, 1998...............................................    977,684
                                                                    ---------
                                                                    ---------
Outstanding shares of common stock that may be repurchased at June
  30, 1999 (unaudited)............................................    624,215
                                                                    ---------
                                                                    ---------

                                                                     OPTIONS VESTED AND
                                OPTIONS OUTSTANDING                     EXERCISABLE
                    -------------------------------------------  --------------------------
                                 WEIGHTED-        WEIGHTED-                     WEIGHTED-
                                  AVERAGE          AVERAGE                       AVERAGE
                                 EXERCISE         REMAINING                     EXERCISE
                     NUMBER        PRICE      CONTRACTUAL LIFE     NUMBER         PRICE
EXERCISE PRICES     OF SHARES    PER SHARE         (YEARS)        OF SHARES     PER SHARE
------------------  ---------  -------------  -----------------  -----------  -------------
$0.02 - $0.275....    699,730    $    0.16             9.23         118,742     $    0.11
$1.00 - $1.10.....    628,500    $    1.05             9.74              --            --
$1.50.............    421,000    $    1.50             9.95          34,000     $    1.50
                    ---------                                    -----------
                    1,749,230                                       152,742
                    ---------                                    -----------
                    ---------                                    -----------

                               ZAPME! CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

3. STOCKHOLDERS' EQUITY (CONTINUED)

    During the year ended December 31, 1998, the Company also granted 1,350,000 shares of common stock to an officer of the Company (Note 6) under the 1998 Stock Plan at a price below the deemed fair market value at the date of grant. As a result, the Company recorded deferred compensation of $172,000 during the year ended December 31, 1998 representing the difference between the price paid per share and the deemed fair value of the Company's common stock. These amounts are being amortized by charges to operations over the vesting period of the stock resulting in amortization of approximately $40,000 for the year ended December 31, 1998 and $47,000 for the six months ended June 30, 1999.

    The Company recorded deferred stock compensation of approximately $381,000 during the year ended December 31, 1998 and $846,000 during the six months ended June 30, 1999 representing the difference between the exercise price and the deemed fair value of the Company's common stock on the grant date for certain of the Company's stock options granted to employees. In the absence of a public market for the Company's common stock, the deemed fair value was based on the price per share of recent preferred stock financings, less a discount to give effect to the superior rights of the preferred stock. These amounts are being amortized by charges to operations over the vesting periods of the individual stock options using a graded vesting method. Such amortization amounted to approximately $39,000 for the year ended December 31, 1998 and approximately $221,000 for the six months ended June 30, 1999.

PRO FORMA DISCLOSURES OF THE EFFECT OF STOCK-BASED COMPENSATION

    Pro forma information regarding results of operations and net loss per share is required by SFAS 123, which also requires that the information be determined as if the Company had accounted for its employee stock options under the fair value method of SFAS 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option valuation model with the following weighted average assumptions: a risk-free interest rate of 5.5% for the period from June 25, 1997 (inception) through December 31, 1997 and the year ended December 31, 1998, no dividend yield or volatility factors of the expected market price of the Company's common stock, and a weight-average expected life of the option of three and one-half years.

    The option valuation models were developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected life of the option. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

    Had compensation cost for the Company's stock-based compensation plans been determined using the fair value at the grant dates for awards under those plans calculated using the minimum value

                               ZAPME! CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

3. STOCKHOLDERS' EQUITY (CONTINUED)
method of SFAS 123, the Company's net loss (in thousands) and pro forma basic and diluted net loss per share would have been increased to the pro forma amounts indicated below:

                                                                    PERIOD FROM
                                                                   JUNE 25, 1997
                                                                    (INCEPTION)
                                                                      THROUGH      YEAR ENDED
                                                                   DECEMBER 31,   DECEMBER 31,
                                                                       1997           1998
                                                                   -------------  ------------
Net loss--pro forma..............................................    $    (584)    $   (4,060)
                                                                        ------    ------------
                                                                        ------    ------------
Net loss per share--pro forma....................................    $   (0.05)    $    (0.35)
                                                                        ------    ------------
                                                                        ------    ------------

    The weighted-average fair value of options granted for the period from inception to December 31, 1997 and during the year ended December 31, 1998 was $0.01 and $0.16, respectively.

    The effect on pro forma net loss is not necessarily indicative of the effect on pro forma net loss in future years, as future years will include the effects of additional years of stock option grants.

SHARES RESERVED FOR FUTURE ISSUANCE

    At December 31, 1998, the Company reserved shares of capital stock for future issuance as follows:

                                                                                 PREFERRED
                                                                COMMON STOCK       STOCK
                                                               --------------  --------------
Convertible preferred stock, including effect of preferred
  stock warrants.............................................     10,663,171      10,157,671
Warrants to purchase stock...................................             --         505,500
Stock options outstanding....................................      1,749,230              --
Stock options and shares available for grant.................        300,770              --
                                                               --------------  --------------
                                                                  12,713,171      10,663,171
                                                               --------------  --------------
                                                               --------------  --------------

WARRANTS

    The Company had the following warrants outstanding at December 31, 1998 to purchase shares of stock:

                   PREFERRED   EXERCISE PRICE
NUMBER OF SHARES     STOCK        PER SHARE                           EXPIRATION OF WARRANTS
-----------------  ----------  ---------------  -------------------------------------------------------------------
       250,000      Series B      $    3.00     May 2003
       250,000      Series B           3.50     May 2003
         5,500      Series D           5.00     Earlier of November 2005 or close of an initial public offering
       -------
       505,500
       -------
       -------

                               ZAPME! CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

4. INCOME TAXES

    Significant components of the Company's deferred tax assets are as follows (in thousands):

                                                                                 DECEMBER 31,
                                                                               1997       1998
                                                                             ---------  ---------
Net operating loss carryforwards...........................................  $     138  $   1,633
Accrued compensation.......................................................         82        101
Other......................................................................         --        118
                                                                             ---------  ---------
Total deferred tax assets..................................................        220      1,852
Valuation allowance........................................................       (220)    (1,852)
                                                                             ---------  ---------
Net deferred tax assets....................................................  $      --  $      --
                                                                             ---------  ---------
                                                                             ---------  ---------

    Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by approximately $220,000 and $1,632,000 in the years ended December 31, 1997 and 1998, respectively.

    At December 31, 1997 and 1998, the Company had net operating loss carryforwards for federal income tax purposes of approximately $344,000 and $4,082,000, respectively, which expire in tax years 2012 through 2018. Utilization of the net operating losses may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986. The annual limitation may result in the expiration of net operating losses before utilization.

5. COMMITMENTS AND CONTINGENCIES

    The Company leases its office facility and certain office equipment under non-cancelable lease agreements, which require the Company to pay a portion of operating costs, including property taxes, insurance, and normal maintenance. Rent expense amounted to approximately $41,000 and $206,000 for the period from June 25, 1997 (inception) through December 31, 1997 and the year ended December 31, 1998, respectively.

    Capital lease obligations represent the present value of future rental payments under capital lease agreements for equipment. The original cost of the equipment under capital leases is $390,000 at December 31, 1998 (none in 1997) . The related amortization is included with depreciation expense.

                               ZAPME! CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

5. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Future minimum payments under capital and operating leases are as follows (in thousands):

                                                                             CAPITAL     OPERATING
YEAR ENDING DECEMBER 31:                                                     LEASES       LEASES
-------------------------------------------------------------------------  -----------  -----------
  1999...................................................................   $     142    $     244
  2000...................................................................         149          244
  2001...................................................................         146          240
  2002...................................................................           1          156
                                                                                -----        -----
Total minimum lease payments.............................................         438    $     884
                                                                                             -----
                                                                                             -----
Less amount representing interest........................................         (51)
                                                                                -----
Present value of minimum lease payments..................................         387
Less current portion of capital lease obligations........................        (118)
                                                                                -----
                                                                            $     269
                                                                                -----
                                                                                -----

    As of June 30, 1999, the Company has obtained credit lines from a number of lease finance companies for the purpose of acquiring computer and network equipment in schools. In aggregate, the Company has entered into lease finance agreements which allow for borrowings of up to approximately $20,145,000, bear per annum interest rates from 10.5% to 18%, and have terms ranging from 24 to 36 months. In addition, the Company has issued a letter of credit to two companies as security against the leases. As of June 30, 1999, the Company has drawn down approximately $6,768,000 from these credit lines. One of the Company's loan agreements prohibits the payment of dividends.

    The Company is a party to an arbitration and related counterclaim with a former officer of the Company relating to this officer's employment with the Company. Management believes the Company is adequately covered by insurance, or that the ultimate liability, if any, would not have a materially adverse effect on the Company's results of operations or financial position. However, depending on the amount and timing, an unfavorable resolution of these matters could materially affect the Company's future results of operations or cash flows in a particular period.

6. NOTES RECEIVABLE FROM STOCKHOLDER

    During the year ended December 31, 1998, the Company loaned an officer $125,000 in exchange for a promissory note. The unsecured note bears interest at 5.35% per annum, with interest and principal due December 31, 1999.

7. RELATED PARTY TRANSACTIONS

    An officer of the Company owns other businesses which engage in financing transactions with the Company. Amounts paid to these related entities were approximately $12,000 and $163,000 for the period from June 25, 1997 (inception) through December 31, 1997 and during the year ended December 31, 1998, respectively.

                               ZAPME! CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

7. RELATED PARTY TRANSACTIONS (CONTINUED)
    Between June and October 1997, the Company issued promissory notes to an officer of the Company aggregating approximately $156,000, which bore interest at 12.0% per annum and was repaid, along with accrued interest, in September 1998.

    In March 1999, the Company entered into an agreement with a stockholder in which the Company has granted the stockholder an exclusive right to deliver certain products and services on the Company's systems in schools. The Company will earn fees based upon the achievement of certain milestones. The initial term of the agreement will expire on December 31, 2003 with a five year renewal option subject to the Company earning certain minimum fees from the agreement. As consideration for the agreement, the Company issued the stockholder a warrant to purchase 150,000 shares of the Company's common stock at $5.00 per share. The warrant is exercisable in whole if the stockholder achieves certain milestones by December 31, 2003. The Company will recognize a charge to operations based on the value of the warrant at the time the milestones are achieved.

    The Company purchases certain data communications equipment from one of its stockholders. Through June 30, 1999, the Company has paid approximately $1.8 million to the stockholder for equipment, consulting services, and software license fees.

8. SUBSEQUENT EVENTS

PROPOSED PUBLIC OFFERING OF COMMON STOCK

    In August 1999, the Board of Directors authorized the Company to proceed with an initial public offering of its common stock. If the offering is consummated as presently anticipated, all of the outstanding preferred stock will automatically convert into common stock. The unaudited pro forma stockholders' equity at June 30, 1999 gives effect to the conversion of all
outstanding shares of convertible preferred stock at that date into       shares
of common stock upon the completion of the offering.

REINCORPORATION

    In connection with the Company's reincorporation in the state of Delaware, the Board of Directors authorized an increase in the number of authorized shares of common stock to 200,000,000 and an increase in the number of authorized shares of preferred stock to 23,357,671 shares, subject to stockholder approval. Effective immediately prior to the closing of the initial public offering of its common stock, the Board of Directors authorized, subject to stockholder approval, a decrease in the number of authorized shares of preferred stock to 5,000,000.

OPTION PLAN

    In August 1999, the Company's Board of Directors approved, subject to stockholder approval, the amended and restated 1998 Stock Plan. The plan allows for the addition of 1,500,000 shares of common stock to be offered under the plan as well as an annual increase commencing January 1, 2000 equal to the lowest of 2,000,000, 5% of the outstanding shares of the Company's common stock on the first day of the fiscal year, or such other amount as determined by the Board of Directors.

                               ZAPME! CORPORATION
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

8. SUBSEQUENT EVENTS (CONTINUED)
1999 EMPLOYEE STOCK PURCHASE PLAN

    The Company's 1999 Employee Stock Purchase Plan was adopted by the Board of Directors in August 1999 to be effective upon the completion of the Company's initial public offering of its common stock, subject to stockholders' approval. The Company has reserved a total of 500,000 shares of common stock for issuance under this plan. Eligible employees may purchase common stock at 15% of the lesser of the fair market value of the Company's common stock on the first day of the applicable six-month offering period at the date of purchase. In addition, the plan provides for automatic annual increases in the number of shares available for issuance on the first day of each fiscal year equal to the lowest of 1,000,000, 2% of the outstanding shares of the Company's common stock on the first day of the fiscal year, or such other amount as determined by the Board of Directors.

SERIES E PREFERRED STOCK

    In August 1999, the Board of Directors authorized 2,030,000 shares of Series E preferred stock. The holders of Series E preferred stock are entitled to dividends when and if they are declared by the Board of Directors prior to and in preference to any dividend or common stock. In the event of any liquidation, dissolution, or winding up of the Company, the holders of the Series E preferred stock have a liquidation preference of $5.00 over holders of common stock plus any declared but unpaid dividends. The holders of Series E preferred stock are entitled to a mandatory rate increase of 7.5% per annum of the liquidation preference, compounded quarterly. In the event of an initial public offering of the Company's common stock, the liquidation value per share will be issued in shares of common stock at a conversion price of $5.00. In August 1999, the Company issued 2,030,000 shares of Series E preferred stock, with gross proceeds to the Company of approximately $10,150,000.

WARRANTS

    The Company has agreed to issue warrants to a number of lease financing companies. As of June 30, 1999, the Company is obligated to issue warrants for 100,000 shares of Series D convertible preferred stock and 140,000 shares of common stock. The value of the warrants, if any, will be determined by management at the issuance date.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    THROUGH AND INCLUDING       , 1999, (THE 25(TH) DAY AFTER THE DATE OF THIS
PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                              [           ] SHARES

                                     [LOGO]

                                  COMMON STOCK

                                 --------------

                              P R O S P E C T U S

                                 --------------

                              MERRILL LYNCH & CO.
                           DEUTSCHE BANC ALEX. BROWN
                           THOMAS WEISEL PARTNERS LLC
                            WIT CAPITAL CORPORATION

                                           , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts, commissions and certain accountable expenses, payable by the Registrant in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market Initial Listing Fee.

SEC Registration Fee...............................................  $  27,800
NASD Filing Fee....................................................     10,500
Nasdaq National Market Initial Listing Fee.........................      1,000
Printing Fees and Expenses.........................................
Legal Fees and Expenses............................................
Accounting Fees and Expenses.......................................
Blue Sky Fees and Expenses.........................................
Transfer Agent and Registrar Fees..................................
Miscellaneous......................................................
                                                                     ---------
  Total............................................................  $
                                                                     ---------
                                                                     ---------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Our bylaws provide that we will indemnify our directors and executive officers and may indemnify our other officers, employees and other agents to the fullest extent permitted by the General Corporations Law of the State of Delaware, as amended. We are also empowered under our bylaws to enter into indemnification agreements with our directors and officers and to purchase insurance on behalf of any person whom we are required or permitted to indemnify. We have entered into indemnification agreements with each of our directors and executive officers and intend to obtain a policy of directors' and officers' liability insurance that insures such persons against the cost of defense, settlement or payment of a judgment under certain circumstances.

    We have entered into agreements with our directors and executive officers regarding indemnification. Under these agreements we are required to indemnify them against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with an actual, or a threatened, proceeding if any of them may be made a party because he or she is or was one of our directors or officers. We are obligated to pay these amounts only if the officer or director acted in good faith and in a manner that he or she reasonably believed to be in (or not opposed to) our best interests. With respect to any criminal proceeding, we are obligated to pay these amounts only if the officer or director had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification thereunder.

    In addition, our amended and restated certificate of incorporation filed in connection with this offering provides that the liability of our directors for monetary damages shall be eliminated to the fullest extent permissible under the General Corporation Law of the State of Delaware, as amended. This provision in our amended and restated certificate of incorporation does not eliminate a director's duty of care, and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief would remain available. Each director will continue to be subject to liability for breach of the director's duty of loyalty to us, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for acts or omissions that the director believes to be contrary to our best interests or our stockholders, for any transaction from which the director derived an improper personal benefit, for improper transactions between the director and us and for improper distributions to stockholders and loans to directors and officers. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    There is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Since June 1997 (inception), we issued and sold the following unregistered securities:

          1. On June 25, 1997 we issued and sold an aggregate of 5,000,000 shares of common stock to Lance Mortensen for an aggregate purchase price of $50,000. On September 3, 1998, we issued an aggregate of 929,365 shares of common stock to two additional persons in lieu of wages owed. On June 1, 1998 these shares were split two-for-one pursuant to a stock dividend.

          2. On August 1, 1997, October 17, 1997, December 22, 1997, January 22, 1998, March 23, 1998 and June 9, 1998, we issued convertible promissory notes for an aggregate amount of $900,000. On August 5, 1998, the principal of the notes and the interest which had accrued converted into 9,097,671 shares of our Series A preferred stock.

          3. On May 7, 1998 we issued a warrant to Wharton Capital Partners, Ltd. to purchase up to 500,000 shares of our Series B preferred stock, 250,000 of which at an exercise price of $3.00 per share and 250,000 of which at an exercise price of $3.50 per share.

          4. On August 5, 1998, we issued and sold 160,000 shares of our Series B preferred stock for an aggregate purchase price of $400,000.

          5. On August 27, 1998, we issued and sold 600,000 shares of our Series C preferred stock for an aggregate purchase price of $3,000,000.

          6. On December 3, 1998, February 1, 1999, March 31, 1999 and May 28, 1999, we issued and sold an aggregate of 5,894,110 shares of our Series D preferred stock for an aggregate purchase price of $29,470,550.

          7. On November 30, 1998 and March 9, 1999, in connection with the execution of an equipment financing agreement, we issued warrants to FirstCorp to purchase up to an aggregate of 5,890 shares of Series D preferred stock at an exercise price of $5.00 per share.

          8. On March 9, 1999, we issued a warrant to Sylvan Learning Systems, Inc., a corporate partner, to purchase up to 150,000 shares of common stock at an exercise price of $5.00 per share.

          9. On August 4, 1999, we issued and sold an aggregate of 2,030,000 shares of our Series E preferred stock for an aggregate purchase price of $10,150,000.

         10. From October 15, 1997 to June 30, 1999 we granted options and rights under our 1997 Stock Option Plan and 1998 Stock Plan to purchase an aggregate of 5,383,176 shares of our common stock at exercise prices ranging from $0.015 to $4.00 to employees, directors and consultants.

         11. From August 6, 1998 through June 30, 1999 an aggregate of 2,500,650 shares of common stock were issued pursuant to option and right exercises at exercise prices ranging from $0.015 to $0.25 to employees, directors and consultants.

    The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

        (a) Exhibits

 EXHIBIT NUMBER
    --------
         1.1(*)  Form of Underwriting Agreement.

         2.1(*)  Agreement and Plan of Merger dated       , 1999 of ZapMe! Delaware Corporation, a Delaware corporation, and
                   ZapMe! Corporation, a California corporation.

         3.1     Amended and Restated Articles of Incorporation effective prior to reincorporation of the Company in Delaware.

         3.2(*)  Bylaws effective prior to reincorporation of the Company in Delaware.

         3.3(*)  Form of Amended and Restated Certificate of Incorporation to be filed and become effective prior to effectiveness of this Registration Statement.

         3.4(*)  Form of Bylaws to become effective prior to effectiveness of this Registration Statement.

         3.5(*)  Form of Second Amended and Restated Certificate of Incorporation to be filed and become effective upon the closing of this offering.

         4.1     Reference is made to Exhibits 3.1, 3.2, 3.3, 3.4 and 3.5.

         4.2     Specimen Stock Certificate of Registrant.

         5.1(*)  Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, with respect to the securities being issued.

        10.1     Fourth Amended and Restated Investors' Rights Agreement.

        10.2     ZapMe! Corporation f.k.a. Satellite Online Solutions Corporation, 1997 Employee Stock Option Plan and form of
                   Agreement.

        10.3     ZapMe! Corporation 1998 Stock Plan, as amended and restated August 2, 1999, and forms of Agreement.

        10.4     ZapMe! Corporation 1999 Employee Stock Purchase Plan and form of Agreement.

        10.5     Common Stock Purchase Agreement dated September 1, 1997 by and between the Company and John Evleth.

        10.6     Common Stock Purchase Agreement dated September 1, 1997 by and between the Company and Darryl Deaton.

 EXHIBIT NUMBER
    --------
        10.7     Employment Agreement dated June 1, 1997 by and between the Company and Darryl N. Deaton.

        10.8     Employment Offer Letter dated March 24, 1999 between the Company and Robert J. Rudy.

        10.9     Employment Offer Letter dated April 7, 1999 between the Company and Donald D. Kingsborough.

        10.10    Settlement Agreement and Mutual Release dated January 29, 1999 between the Company and Joshua K. Marks.

        10.11    Warrant Agreement between the Company and FirstCorp, dated as of November 30, 1998.

        10.12    Warrant Agreement between the Company and Sylvan Learning Systems dated as of March 3, 1999.

        10.13    Warrant Agreement between the Company and FirstCorp, dated as of February 23, 1999.

        10.14    Warrant Agreement between the Company and Barry R. Minsky, dated as of May 7, 1998.

        10.15    Office Lease between the Company and Alexander Properties Company, dated August 6, 1997, and Addendums dated
                   August 7, 1998, September 15, 1998, October 14, 1998, October 22, 1998 and April 16, 1999.

        10.16    Form of School Subscription Agreement.

        10.17    Form of Indemnification Agreement entered into between the Registrant and its directors and officers.

       +10.18    Letter Services Agreement between the Company and Spacenet, Inc., dated February 10, 1999, Service Agreement dated June 11, 1999 and Amendment No. 1 to Services Agreement dated July 19, 1999.

       +10.19    Products and Services Agreement between the Company and Sylvan Learning Systems, Inc., dated March 3, 1999.

       +10.20    Letter of Understanding between the Company and Microsoft Corporation, dated November 13, 1998.

       +10.21    Marketing Agreement between the Company and New Sub Services, dated August 3, 1999.

       +10.22    Memorandum of Understanding between the Company and School Specialty, Inc.

        10.23    Advertising Pilot Agreement between the Company and Xerox Channels Group, dated June 30, 1999.

        10.24(*) Voting Agreement among the Company, Lance Mortensen and QuestMark Partners, L.P., dated May 28, 1999.

        21.1(*)  Subsidiaries of the Registrant.

        23.1     Consent of Ernst & Young LLP, Independent Auditors.

        23.2     Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

        24.1     Power of Attorney (see Page II-6).

        27.1     Financial Data Schedule.

------------------------

+ Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

(*) To be filed by amendment.

        (b) Financial Statement Schedules

    Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Ramon, State of California, on the 4th day of August, 1999.

                                ZAPME! CORPORATION

                                By              /s/ LANCE MORTENSEN
                                     -----------------------------------------
                                               Name: Lance Mortensen
                                        Title: CHAIRMAN AND CHIEF EXECUTIVE
                                                      OFFICER

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Lance Mortensen and Robert Stoffregen and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him in his name, place and stead, in any and all capacity, in connection with this Registration Statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the Registrant (i) any and all amendments or supplements (including any and all stickers and post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, and (ii) any and all additional registration statements, and any and all amendments thereto, relating to the same offering of securities as those that are covered by this Registration Statement that are filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorney-in-fact and agents, and each of them full power and authority to do and perform each and every act and things requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS ON AUGUST 4, 1999 IN THE CAPACITIES INDICATED:

          SIGNATURE                       TITLE
------------------------------  --------------------------

     /s/ LANCE MORTENSEN        Chairman and Chief
------------------------------    Executive Officer,
       Lance Mortensen            Director

    /s/ ROBERT STOFFREGEN
------------------------------  Chief Financial Officer
      Robert Stoffregen           and Assistant Secretary

      /s/ DARRYL DEATON
------------------------------  Vice President and
        Darryl Deaton             Director

     /s/ MICHAEL ARNOUSE
------------------------------  Director
       Michael Arnouse

          SIGNATURE                       TITLE
------------------------------  --------------------------

      /s/ DOUGLAS BECKER
------------------------------  Director
        Douglas Becker

         /s/ YOEL GAT
------------------------------  Director
           Yoel Gat

     /s/ THOMAS HITCHNER
------------------------------  Director
       Thomas Hitchner

        /s/ JACK KEMP
------------------------------  Director
          Jack Kemp

                                 EXHIBIT INDEX

 EXHIBIT NUMBER
    --------
         1.1(*)  Form of Underwriting Agreement.

         2.1(*)  Agreement and Plan of Merger dated       , 1999 of ZapMe! Delaware Corporation, a Delaware corporation, and
                   ZapMe! Corporation, a California corporation.

         3.1     Amended and Restated Articles of Incorporation effective prior to reincorporation of the Company in Delaware.

         3.2(*)  Bylaws effective prior to reincorporation of the Company in Delaware.

         3.3(*)  Form of Amended and Restated Certificate of Incorporation to be filed and become effective prior to effectiveness of this Registration Statement.

         3.4(*)  Form of Bylaws to become effective prior to effectiveness of this Registration Statement.

         3.5(*)  Form of Second Amended and Restated Certificate of Incorporation to be filed and become effective upon the closing of this offering.

         4.1     Reference is made to Exhibits 3.1, 3.2, 3.3, 3.4 and 3.5.

         4.2     Specimen Stock Certificate of Registrant.

         5.1(*)  Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, with respect to the securities being issued.

        10.1     Fourth Amended and Restated Investors' Rights Agreement.

        10.2     ZapMe! Corporation f.k.a. Satellite Online Solutions Corporation, 1997 Employee Stock Option Plan and form of
                   Agreement.

        10.3     ZapMe! Corporation 1998 Stock Plan, as amended and restated August 2, 1999, and forms of Agreement.

        10.4     ZapMe! Corporation 1999 Employee Stock Purchase Plan and form of Agreement.

        10.5     Common Stock Purchase Agreement dated September 1, 1997 by and between the Company and John Evleth.

        10.6     Common Stock Purchase Agreement dated September 1, 1997 by and between the Company and Darryl Deaton.

        10.7     Employment Agreement dated June 1, 1997 by and between the Company and Darryl N. Deaton.

        10.8     Employment Offer Letter dated March 24, 1999 between the Company and Robert J. Rudy.

        10.9     Employment Offer Letter dated April 7, 1999 between the Company and Donald D. Kingsborough.

        10.10    Settlement Agreement and Mutual Release dated January 29, 1999 between the Company and Joshua K. Marks.

        10.11    Warrant Agreement between the Company and FirstCorp, dated as of November 30, 1998.

        10.12    Warrant Agreement between the Company and Sylvan Learning Systems dated as of March 3, 1999.

        10.13    Warrant Agreement between the Company and FirstCorp, dated as of February 23, 1999.

        10.14    Warrant Agreement between the Company and Barry R. Minsky, dated as of May 7, 1998.

        10.15    Office Lease between the Company and Alexander Properties Company, dated August 6, 1997, and Addendums dated
                   August 7, 1998, September 15, 1998, October 14, 1998, October 22, 1998 and April 16, 1999.

 EXHIBIT NUMBER
    --------
        10.16    Form of School Subscription Agreement.

        10.17    Form of Indemnification Agreement entered into between the Registrant and its directors and officers.

       +10.18    Letter Services Agreement between the Company and Spacenet, Inc., dated February 10, 1999, Service Agreement dated June 11, 1999 and Amendment No. 1 to Services Agreement dated July 19, 1999.

       +10.19    Products and Services Agreement between the Company and Sylvan Learning Systems, Inc., dated March 3, 1999.

       +10.20    Letter of Understanding between the Company and Microsoft Corporation, dated November 13, 1998.

       +10.21    Marketing Agreement between the Company and New Sub Services, dated August 3, 1999.

       +10.22    Memorandum of Understanding between the Company and School Specialty, Inc.

        10.23    Advertising Pilot Agreement between the Company and Xerox Channels Group, dated June 30, 1999.

        10.24(*) Voting Agreement among the Company, Lance Mortensen and QuestMark Partners, L.P., dated May 28, 1999.

        21.1(*)  Subsidiaries of the Registrant.

        23.1     Consent of Ernst & Young LLP, Independent Auditors.

        23.2     Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

        24.1     Power of Attorney (see Page II-6).

        27.1     Financial Data Schedule.

------------------------

+ Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

(*) To be filed by amendment.